As filed with the U.S. Securities and Exchange Commission on February 2, 2026.

Registration Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________________

SALSPERA, INC.
(Exact Name of Registrant as Specified in its Charter)

_______________________________

Delaware	2834	87-4698872
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Salspera, Inc.
45 Prospect Street
Cambridge, Massachusetts 02139
(652) 402-5587
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

_______________________________

Eddie Moradian, PhD
Chief Executive Officer
45 Prospect Street
Cambridge, Massachusetts 02139
(652) 402-5587
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

_______________________________

with Copies to:

Barry I. Grossman, Esq. Justin Grossman, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Phone: (212) 370-1300 Fax: (212) 370-7889	David Huberman, Esq. Win Rutherfurd, Esq. Adam Snukal, Esq. Greenberg Traurig LLP One Vanderbilt Avenue New York, NY 10017 Phone: (212) 801-9200

_______________________________

Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 2, 2026

Salspera Inc.

[•] Shares of Common Stock

This is a firm commitment underwritten public offering by Salspera, Inc. a Delaware corporation (the “Company”) of [•] shares of the Company’s common stock, par value $0.0001 per share. Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price of our shares will be between $[•] and $[•] and the number of shares of common stock offered hereby is based upon an assumed offering price of $[•] per share, the midpoint of such estimated price range

We have applied to have our common stock listed on the Nasdaq Stock Market under the symbol “TKVA.” No assurance can be given that our application will be approved. If our common stock is not approved for listing on Nasdaq, we will not consummate this offering.

[___], our principal stockholders, currently controls approximately [___]% of the voting power of our capital stock (based on shares of common stock outstanding as of [___], 2025) and will control approximately [___]% of the combined voting power of our capital stock upon completion of this offering, and we are therefore a “controlled company” as defined under Nasdaq Marketplace Rules. We do not intend to rely on the controlled company exemptions provided under Nasdaq Marketplace Rules.

We are an emerging growth company under the Jumpstart our Business Startups Act of 2012, or JOBS Act, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Summary — Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

____________

(1)      We refer you to “Underwriting” beginning on page 106 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to Kingswood Capital Partners, LLC the representative of the underwriters to purchase up to [•] additional shares of common stock solely to cover over-allotments, if any. If the representative of the underwriters exercises the option in full, the total underwriting discounts and commissions will be $            and the additional proceeds to us, before expenses, from the over-allotment option exercise will be $            .

The underwriters expect to deliver the shares to purchasers on or about            , 2026.

Sole Book-Running Manager

Kingswood Capital Partners, LLC

The date of this prospectus is            , 2026

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About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction. See “Underwriting” for additional information on these restrictions.

Industry and Market Data

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. Although we are responsible for all of the disclosures contained in this prospectus and we believe the data from these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

ii

Prospectus Summary

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 13 and the financial statements and related notes included in this prospectus.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “our company” “Salspera” and “our business” refer to Salspera, Inc. and its consolidated subsidiaries.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Our Company

Our company is focused on the development and commercialization of a new class of immunotherapeutics for the treatment of solid tumors. This new class of drugs, sometimes referred to as “live biopharmaceuticals” are genetically modified biological agents which have the capability of expressing select anti-tumoral agents within the tumor’s microenvironment. Our lead program, Saltikva, is an attenuated strain of Salmonella Typhimurium that is non-toxic and orally administered. This strain of Salmonella Typhimurium is engineered to express the human gene interleukin-2, or Salmonella-IL2. The natural activity of IL-2 is to increase populations of NK and CD8+ cytotoxic T cells in tumor microenvironments as well as in the peripheral blood. Both of these cell types have the unique property of indiscriminately killing cancer cells.

Saltikva is being developed for the treatment of multiple oncology indications, including pancreatic cancer and osteosarcoma. To examine the therapeutic potential of Saltikva in pancreatic cancer and osteosarcoma, a prospective phase 1 study in humans to evaluate safety of an orally administered Saltikva (hereinafter referred to as the “Saltikva Phase 1 Study”) was conducted. We conducted a Phase 2 clinical trial in humans for Saltikva for Stage IV metastatic pancreatic cancer, where we observed lower tumor burden and increase Progression Free Survival (“PFS”) and Overall Survival (“OS”) in patients when administered in conjunction with modified chemotherapy, FOLFIRINOX. Our Company is entering into pivotal Phase 3 clinical trials for our Saltikva product in the treatment of Stage IV metastatic pancreatic cancer patients. To date, the median overall survival in stage IV PC patients on standard of care is 10-12 months. Therefore, we believe Saltikva provides a promising therapeutic approach to helping extend the lives of stage IV metastatic pancreatic patients.

In May 2022, we were granted Orphan Drug Designation and the Fast Track Designation by the FDA for Saltikva for Stage IV Pancreatic Cancer. In November 2025, Saltikva was granted Orphan Drug Designation by the FDA for Osteosarcoma. Our intellectual property patent estate for Saltikva consists of three patent families. A first patent family, “Methods of Synergistic Treatment of Cancer,” consists of (1) United States patents issued in February 2023 and September 2024 covering anti-tumor agents (and methods of use) comprised of at least one chemotherapy agent and an attenuated Salmonella typhimurium, (2) a Japanese patent granted in March 2023 covering an antineoplastic agent for treating breast cancer comprising doxorubicin and an attenuated Salmonella typhimurium, (3) a pending European patent application published in 2019 relating to anti-tumor agents (and methods of use) comprised of at least one chemotherapy agent and an attenuated Salmonella typhimurium, and (4) a pending U.S. patent application published in 2024 relating to the same technology.

As part of the business, our company also aims to expand its offerings by developing other products in its pipeline to secure its position as a segment leader. Specifically, we plan to study Saltikva in other solid tumor indications including rare tumors such as osteosarcoma and metastatic colorectal cancer.

SALTIKVA for Metastatic Pancreatic Cancer

Pancreatic Cancer (PC) is a rare, aggressive, and lethal form of cancer mainly affecting the pancreatic tissues. This cancer is typically clinically silent in early stages; however indicators of PC may include vague and non-specific symptoms (i.e., nausea, pain, early satiety, dyspepsia, and fatigue), which can be attributed to other causes and delay proper diagnosis and treatment. Commonly recognized symptoms of PC at diagnosis include abdominal pain, abnormal liver function tests (LFTs), jaundice, new-onset diabetes, dyspepsia, nausea or vomiting, back pain, and weight loss. Other symptoms may include abdominal bloating, pancreatitis, fat malabsorption, steatorrhea, and venous thrombosis. Once PC is suspected, diagnosis relies upon imaging modalities (i.e., computed tomography (CT), endoscopic ultrasound (EUS), magnetic resonance imaging (MRI), or positron emission tomography (PET)) in addition to a confirmatory tissue biopsy. The lack of effective screening makes early detection of PC extremely challenging and contributes to the high mortality rate. Following diagnosis, determining the extent of the cancer’s spread is an important process to identify the stage. There are 4 different stages of PC which demonstrate its progression. There are an estimated 64,000 new cases of pancreatic cancer in the United States every year, and 500,000 new cases of pancreatic cancer globally. In 2025, an estimated 67,440 cases of pancreatic cancer (and 51,980 deaths) occurred in the United States.

In recent years, microbial-based cancer therapeutics have become attractive adjuncts for cancer therapy because of their intrinsic immune-enhancing and cancer-targeting properties. Salspera has developed an attenuated strain of Salmonella Typhimurium that is non-toxic, orally administered, and specifically engineered to carry the human gene for IL-2 (renamed Salmonella-IL2 or Saltikva). Salmonella-IL2 triggers immunologically mediated tumor cell killing within tumor microenvironments.

With the completed Saltikva Phase 1 Study, to determine whether adjunctive administration of Salmonella-IL2 is beneficial in patients receiving standard of care chemotherapy for stage IV pancreatic adenocarcinoma, a first of its kind phase 2 non-randomized clinical trial was performed where an orally administered bacterium was used with intent to treat. The primary outcome variables in this phase 2 study were overall survival and progression free survival. Secondary outcome data were obtained using biomarker analyses, radiologic studies and safety profile detection.

Study Drug: Salmonella-IL2

Salmonella-IL2 is an attenuated strain of S. enterica Typhimurium that is rendered avirulent by deletion of cya and crp genes required for cyclic-AMP maintenance of virulence. In addition, this strain lacks the enzyme aspartate semialdehyde dehydrogenase (asd). Bacteria that lack this enzyme cannot synthesize diaminopimelic acid (DAP), an essential component of the bacterial cell wall, and thus cannot survive unless they carry a plasmid with the asd gene. We have constructed a plasmid (pIL2) by incorporating the cDNA sequence for C-terminally truncated human IL-2 into plasmid pYA292, which also contains the asd gene and is therefore capable of rescuing this attenuated strain of S. enterica. Thus, if this engineered organism were to lose the plasmid, it would not be able to construct its bacterial cell wall and would quickly die. These circumstances result in stable plasmid maintenance without the need for antibiotic selection. In sum, our study agent is attenuated S. enterica with the pIL2 plasmid also known as Salmonella-IL2 (Saltikva).

Stimulation of both a NK cell and CD8+T cell population surge, both within the tumor microenvironment and in the peripheral blood, were observed in preclinical studies of Salmonella-IL2. Both of these cell types are thought to impart a direct cancer cell kill and aid in the development of long-term anti-tumor memory. This has been observed experimentally. During investigations in nearly 4,000 mice administered Salmonella-IL2 using tumor models of metastatic colorectal cancer, primary breast cancer, primary neuroblastoma, metastatic osteosarcoma, or primary pancreatic cancer, no untoward effects of the drug were observed in treated mice.

The 109 colony forming units (cfu) dosing of Salmonella-IL2 was selected based on the outcomes of the Phase 1 trial where there were no adverse events at any dosing level. Thus, the highest dose was utilized for this Phase 2 trial. Moreover, the timing of administration of Salmonella-IL2 was based on extensive preclinical observation which demonstrated that maximal solid tumor colonization by Salmonella occurred when Salmonella-IL2 was administered 3 days after systemic chemotherapy was given. In addition, the dosing frequency of every 2 weeks was based on the preclinical observation that intratumoral bacterial cfu’s peak at 2 weeks in solid tumors and are nearly eliminated within 6 weeks. In the first patient with metastatic pancreas cancer treated with FOLFIRINOX plus Salmonella-IL-2, peripheral immune cellular populations were studied. Profiling of circulating immune cells demonstrated a significant elevation in CD56bright NK cells in the peripheral blood upon administration of Salmonella-IL2 when compared to pre-administration levels. These findings were similar to what was observed in numerous preclinical experiments using various murine tumor models. The COVID pandemic restricted our ability to perform additional sampling and analyses in the present study.

Saltikva for the Treatment of Pancreatic Cancer

When comparing GEM/nab-PTX, FOLFIRINOX or NALIRIFOX regimens, patients with stage IV metastatic PC have a median overall survival of 10.4, 11.7 or 11.7 months, respectively. A recent meta-analysis of these first line chemotherapeutic strategies evaluated seven trials using data for 2,581 patients that accumulated during more than a decade of clinical trials. This analysis revealed that median PFS and OS for the FOLFIRINOX and NALIRIFOX regimens were 7.3 or 7.4 months, and 11.7 or 11.1 months, respectively. For patients treated with GEM/nab-PTX, median PFS was 5.7 months, and median OS was 10.4 months. Notably, once chemoresistance occurs, palliative care is the primary focus of disease treatment.

Following first-line treatment, targeted therapies for specific patients are also available. The Standard of Care (“SOC”) for patients with BRCA and other HR deficiency gene mutations consist of GEM in combination with cisplatin since patients have an increased sensitivity for platinum-based regimens. Additionally, the PARP inhibitor (“PARPi”) Olaparib is FDA approved for first-line maintenance therapy for metastatic BRCA positive Pancreatic Ductal Adenocarcinoma (“PDAC”) with no disease progression after 4-6 months of platinum-based chemotherapy. Olaparib was approved based on PFS benefit compared with placebo observed in the Pancreas Olaparib Ongoing (“POLO”) trial. However, interim analysis of overall survival (data maturity of 46%) indicated that there was no difference in OS between the placebo and olaparib groups in the POLO trial. Other PARPis are currently in clinical trials, either as monotherapy or as combination therapy with SOC, but in some cases the benefits are counteracted by PARPi resistance. For patients harboring NTRK fusions, treatment with Larotrectinib or Entrectinib is recommended, and in those with mismatch repair deficiency or high microsatellite instability, pembrolizumab, a programmed death-1 (“PD-1”) immune checkpoint inhibitor, is recommended as a second-line option. A recent survey of clinical trials of novel approaches to treating metastatic PC, such as targeted therapies, revealed most trials have been either terminated, suspended, withdrawn, or simply are not presently recruiting. Furthermore, based on our review of the publicly available data, these targeted therapies are only indicated for select metastatic pancreatic cancer (“PC”) populations and used as maintenance therapy, rather than first-line, which demonstrate their limitations.

Overall, considering there have been no clinically significant improvements of metastatic PC therapies over the last 15 years, the critical need for innovation in therapeutic strategies is evident. Thus, due to the poor outcomes associated with SOC chemotherapy and a lack of promising new treatment regimens on the horizon, a novel strategy to treat metastatic PC is needed to improve outcomes among this patient population.

In 2025, an estimated 67,440 cases of pancreatic cancer (and 51,980 deaths) occurred in the United States. At diagnosis, approximately 51% of PC cases are metastatic (stage IV), which indicates the cancer has spread to distant sites such as the liver, peritoneum, lungs, or bones. The two main tumor types of PC are adenocarcinoma and pancreatic endocrine tumors, with adenocarcinomas accounting for the majority of cases (~85%). Metastatic disease precludes surgical treatment (i.e., surgical resection), the only real curative option. Despite treatment with either a GEM/nab-PTX based regimen, or a FOLFIRINOX or NALIRIFOX regimen, patients with stage IV metastatic PC have a median survival of 6.8-9.2 months or 11.1 months, respectively.

Clinical Activity

Salmonella-IL2 with FOLFIRINOX

For patients who received five or more doses of Salmonella-IL2 plus FOLFIRINOX (n=20), an increase in median progression free survival (mPFS) was observed (15.0 months vs. 5.8 months, 95% CI, HR 0.3, Concordance Index 0.64) when compared to patients who received FOLFIRINOX alone (p<0.001). In addition, a significant increase in median overall survival (mOS) of 20.3 months was also observed when compared to mOS of SOC-FFX control patients alone of 11.5 months (p<0.1, 95% CI. HR 0.59, Concordance Index 0.59). The hazard ratio was 0.59 for overall survival and for progression-free survival, it was 0.34.

A Type C meeting with the FDA provided Salspera with an initial framework for its Phase 3 study of Saltikva in patients with Stage IV, metastatic pancreatic cancer. The Phase 3 study design is currently being completed and is expected to be a randomized, placebo-controlled trial. Recruitment is planned to be primarily U.S.-based, with additional recruitment in the European Union. Australia and Israel. The Company anticipates that patient recruitment could be completed within two years following initiation of the study. Interim results may become available as early as two years after the study commences.

Our company has a robust, advanced pipeline of drug candidates in various stages of development for the treatment of pancreatic cancer, osteosarcoma cancers, gastrointestinal cancers and other early-stage programs/non-oncology diseases. Our pipeline of product candidates, programs and anticipated milestones are reflected in the chart below:

Saltikva for the Treatment of Osteosarcoma Cancer

Osteosarcoma is the most common malignant bone tumor that occurs in adolescents and young adults. There are approximately 1,000 new cases of osteosarcoma cancer in the United States per year, and approximately 26,000 new cases globally. This cancer tends to occur in the metaphysis of long bones such as the femur and humerus. The current standard of care treatment for osteosarcoma is neoadjuvant chemotherapy followed by surgical resection of the bone tumor and subsequent additional chemotherapy. This treatment regimen has a 5-year survival rate of 60-70%. The usual site for metastases is the lung and the 5-year survival of those patients who present with metastatic disease or who relapse during treatment is only 20%. Immune based therapies have been extensively studied but have been met with limited or no success either because of dose limiting toxicities of available treatments or a limited or lack of therapeutic effect on the metastatic bone tumors themselves by these immune agents.

With the completed Saltikva Phase 1 Study and preclinical support for anti-tumor activity against osteosarcoma in both murine studies and in a large mammal model, Salspera has engaged a clinical consultant who is a pediatric oncologist and will work with the Osteosarcoma Institute to develop a Phase 2/3 clinical study for patients with relapsed osteosarcoma and those patients who present with metastatic osteosarcoma.

Saltikva for the Treatment of Colorectal Cancer

There are approximately 150,000 new cases of Colorectal Cancer (CRC) in the United States per year. The most frequent sites of metastases include lymph nodes, liver, lungs and peritoneum. About 15-30% present with metastatic disease and another 20-50% who presented with localized disease will develop metastases thus, approximately 60,000-90,000 people a year will need treatment for mCRC. Given this large unmet need and compelling preclinical evidence of strong anti-cancer activity of Saltikva against metastatic colorectal cancer, Salspera plans to develop a pathway to approval for Saltikva against mCRC.

With the completed Saltikva Phase 1 Study, Salspera plans to engage consultants and CROs to develop a clinical protocol and IND for mCRC, with the goal of initiating a Phase 2/3 clinical trial for mCRC that would lead to BLA approval from the FDA.

Management

Our products, pipeline and company strategy were originated and are supported by a management team with extensive experience and expertise in clinical research and development, business development and commercialization. Our co-founder, current Executive Chairman and Chief Executive Officer, Eddie Moradian, PhD has founded or co-founded numerous biotech companies. He is an experienced investor and operational chief executive of biotech companies involved in the life science research and early-stage drug development sectors. Our co-founder and Chief Medical Officer, Daniel Saltzman, M.D. and PhD, was the originator of our company’s technology platform and has extensive leadership and experience in treating patients facing terminal illnesses. He has held numerous roles, including as the Chief of Pediatric Surgery at the University of Minnesota.

Our Strategy

Our focus is primarily on advancing Saltikva through the Phase 3 clinical studies for Stage IV metastatic pancreatic cancer to gain regulatory approval. We aim to expeditiously advance our drug to approval by optimizing design of our Phase 3 study, close interaction and collaboration with the FDA and other regulatory bodies, and collaboration with carefully selected contract research organizations and area experts. We aim to commercialize our drug following approval by partnering with regional or international pharmaceutical companies with a presence in their local oncology markets. Our focus would be to support, train and supplement their efforts by providing supporting data and sharing experiences from other markets worldwide.

Our secondary focus is the advancement of our Phase 2 programs, namely osteosarcoma and metastatic colorectal cancer. Osteosarcoma is a sudden cancer with recurrence in young adults. Osteosarcoma is a cancer which has not seen any significant improvement in therapy in four decades. Our large animal studies in dogs have shown potential for the use of our therapeutic agent in the treatment and amelioration of human osteosarcoma. Osteosarcoma, along with metastatic colorectal cancer, are the next focus areas of our program. Our strategy would be to partner these two programs for next steps including Phase 3 trials and commercialization.

Our preclinical, pre-IND programs will be carried out on a continuous basis to generate new areas of application and new treatment modalities. We do not consider our company as being focused on the preclinical program given our primary focus on the clinical objectives. However, we see the preclinical program as a vital activity to keep the company as the leader of the field.

As part of our strategy, we may also consider opportunistic acquisitions of assets that would enhance, support or augment our franchise in the solid tumor market arena. Such ancillary products may support our strategy of becoming a dominant player addressing the needs of oncologists and patients fighting rare or other solid tumors.

Sales and Marketing

Our strategic market expansion plan for our Saltikva drug product consists of focus on the Stage IV, metastatic pancreatic cancer patients and expanding to other solid tumor indications. The treatment of pancreatic cancer currently follows the same paradigm in all major markets with the administration of the FOLFIRINOX chemotherapy cocktail or the alternative approach with Gemcitabine/Abraxane (nab-paclitaxel) for patients who cannot tolerate FOLFIRINOX. This uniformity of treatment provides an opportunity for our company to rapidly introduce our therapy, leverage existing results and implement best practices. We anticipate the use of different sales channels to rapidly reach the market. We may collaborate in partnership with regional pharmaceutical partners, large pharmaceutic companies with international market presence, and or establish our own in-house sales management capability. As part of our efforts, we may also work with contract sales organizations. We intend to maintain control of messaging, patient and oncologist experience, flow back of information on potential applications and best practices.

We intend to initiate discussions with potential strategic partners upon release of mid-term results from Phase 3 study. The objective of any such discussions would be to reach global and/or regional pharmaceutical markets. Our market outreach efforts would be supported by outreach to key opinion leaders at centers of excellence in the treatment of pancreatic cancer, participation in and presentation at major and specialized oncology conferences, publication of our emerging results, and close contact with the oncology community.

In a Phase 2 clinical study of Saltikva in patients with metastatic pancreatic ductal adenocarcinoma (mPDAC), no aedverse events were attributed to Saltikva, and observed toxicities were consistent with the known safety profile of the background chemotherapy regimen. In this study, Saltikva in combination with chemotherapy demonstrated an objective response rate (ORR) of 70%, which compares favorably to historical ORRs of approximately 23-32% reported for standard first-line regiments in MPDAC. Furthermore, the drug is administered orally providing ease of use. We anticipate that our drug can command a premium, but fair pricing from public and private payors. Our internal premium pricing assessment of Saltikva places the cost to patients at approximately $100,000 per year per patient. Our robust reimbursement and payer strategy aims for optimal coverage and reimbursement value from public and private payers based on robust safety and efficacy data with the goal of making Saltikva the treatment of choice. We also anticipate that patients using Saltikva will continue to use our therapeutic agent for significantly longer periods than other therapeutic modes such as chemotherapeutic agents. Expansion of our indications to other solid tumors will accordingly and significantly expand our market and revenue potential.

Summary of Risk Factors

Our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors” in this prospectus:

Risks Relating to Our Business

We are a late-stage biopharmaceutical company, and our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to invest in our common stock. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors:”

•        We are a late-stage biopharmaceutical company with no products approved for sale and we have not generated any product revenue to date. We have incurred significant losses since our inception, and we anticipate that we will continue to incur losses for the foreseeable future, which makes it difficult to assess our future viability.

•        To achieve our goals we will require substantial additional funding, for which capital may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our clinical trials or operations.

•        Product development and regulatory approval involve a lengthy and expensive process with uncertain outcomes. We cannot be certain Saltikva or any of our other product candidates will receive or maintain regulatory approval and, without regulatory approval, we and our collaborators will not be able to market our product candidates.

•        Due to the significant resources required for the development and commercialization of our product candidates, we must prioritize development of certain product candidates and/or certain disease indications.

We may expend our limited resources on product candidates or indications that do not yield a successful product and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

•        Our business currently depends substantially on the commercial success of Saltikva, if approved. Our business will be materially harmed if we are unable to successfully commercialize Saltikva.

•        Our existing collaborations as well as additional collaboration arrangements that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our product candidates.

•        It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. If our patent position and potential regulatory exclusivity do not adequately protect our product candidates, others could compete against us more directly, which would harm our business, possibly materially.

Corporate Information

We were formed as Salspera, LLC, a Minnesota limited liability company, in July 2017. In November 2021, we converted to a Delaware corporation and changed our name to Salspera, Inc., by filing with the Secretary of State of Delaware a Certificate of Conversion from a limited liability company to a corporation. Our principal executive office is located at 45 Prospect Street, Cambridge, MA 02139. We maintain a website at salspera.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus and investors should not rely on such information in deciding whether to purchase shares of our common stock.

The Company jointly owns Salspera Technologies, Inc., a Delaware corporation (“STI”), with the University of Minnesota. STI owns the license from the University of Minnesota to develop new and innovative Salmonella-based constructs. STI’s intellectual property consists of a novel platform strain of salmonella and plasmids with different combinations of expressed cytokines. The cytokines covered by STI’s intellectual property do not include interleukin-2 and are intravenous rather than orally administered. Given this and the different genetic modifications than those covered by Saltikva, STI does not own any of the intellectual property rights pertaining to Saltikva. STI is owned 92% by Salspera and 8% by the University of Minnesota.

Controlled Company

[___], our principal stockholder, currently controls approximately [___]% of the voting power of our capital stock (based on shares of common stock outstanding as of [___], 2025) and will control approximately [___]% of the combined voting power of our capital stock upon completion of this offering, and we are therefore a “controlled company” as defined under Nasdaq Marketplace Rules. We do not intend to rely on the controlled company exemptions provided under Nasdaq Marketplace Rules.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.235 billion or more in annual gross revenues; (ii) the end of fiscal year 2031; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million on the last business day of our second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

The Offering

Common stock offered by us	[•] shares
Common stock to be outstanding after this offering	[•] shares (or [•] shares if the underwriters exercise their over-allotment option in full).
Over-allotment option	We have granted the underwriters a 45-day option to purchase up to an additional [•] shares of our common stock at the initial public offering price to cover over-allotments, if any.
Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $[•] million, based on the assumed initial public offering price of $[•] per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

We intend to use the net proceeds from this offering primarily to fund our Phase 3 study for Saltikva, to fund Phase 2 programs for osteosarcoma and colorectal cancer, and for working capital and general corporate purposes. See “Use of Proceeds.”

Concentration of ownership	Upon completion of this offering, our executive officers and directors will beneficially own, in the aggregate, approximately [•]% of the outstanding shares of our common stock.
Proposed Nasdaq symbol	“TKVA”
Risk Factors

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our common stock.

Lock-Up

Our executive officers and directors have agreed with the underwriters not to sell, transfer or dispose of any shares or similar securities for 180 days following the effective date of the registration statement for this offering without the prior written consent of the Representative. Any other holders of 7% or more of the outstanding shares of our common stock (and all holders of securities exercisable for or convertible into shares of common stock) have also agreed with the underwriters not to sell, transfer or dispose of any shares or similar securities for 180 days following the effective date of the registration statement for this offering without the prior written consent of the representative. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Representative’s Warrants

We will issue to Kingswood Capital Partners, LLC, as the representative of the underwriters, upon closing of this offering compensation warrants entitling the underwriters or their designees to purchase up to three percent (3%) of the aggregate number of shares of our common stock that we issue to investors in this offering. The warrants are exercisable for a four-and-one-half year period commencing 180 days following the commencement of sales of the common stock in this offering. The warrants will have an exercise price per share equal to 125% of the public offering price of our shares of Common Stock offered hereby. See “Underwriting — Representative’s Warrants.”

The number of shares of our common stock to be outstanding upon completion of this offering is based on [•] shares of our common stock outstanding as of [•], 2025, and excludes:

•        [•] shares of our common stock (which is equal to [•]% of our issued and outstanding common stock immediately after the consummation this offering) reserved for future issuance under our Equity Incentive Plan, which will become effective as of the closing of this offering.

Unless otherwise indicated, this prospectus reflects and assumes the following:

•        No exercise by the underwriters of its over-allotment option; and

•        No exercise of the Representative’s warrants.

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, and that involve significant risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These forward-looking statements include, but are not limited to:

•        the potential benefits, activity, effectiveness and safety of Saltikva and our other product candidates;

•        the success and timing of our preclinical studies and clinical trials, including the timing and availability of data from such clinical trials;

•        the primary endpoints to be utilized in our clinical trials;

•        our ability to obtain and maintain regulatory approval of Saltikva and any other product candidates we may develop, and the labeling under any approval we may obtain;

•        our ability to effectively compete in our industry;

•        the scope, progress, expansion and costs of developing and commercializing our product candidates;

•        our relationship with vendors, suppliers and distributors we will rely on;

•        our ability to maintain our corporate culture as we grow and change in consumer recognition of our brand;

•        the size and growth of the potential markets for our product candidates and the ability to serve those markets;

•        our expectations regarding our expenses and revenue, the sufficiency of our cash resources, and the needs for additional financing;

•        changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel;

•        regulatory developments in the United States and other countries;

•        the rate and degree of market acceptance of any future products;

•        the implementation of our business model and strategic plans for our business and product candidates, including additional indications for which we may pursue products;

•        our anticipated growth strategies;

•        the performance of third-party manufacturers;

•        our ability to establish and maintain development partnerships;

•        our expectations regarding federal, state and foreign regulatory requirements;

•        our ability to obtain and maintain intellectual property protection for our product candidates;

•        the successful development for our sales and marketing capabilities;

•        the hiring and retention of key scientific or management personnel; and

•        the anticipated trends and challenges in our business and the market in which we operate.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above under “Risk Factors” and elsewhere in this prospectus. The factors set forth above under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

Risk Factors

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this prospectus, before you make a decision to invest in our shares of common stock. Please note that the risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the following events occur or any additional risks presently unknown to us actually occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Business, Strategy and Industry

We are early in our development efforts. Our business is dependent on the successful development of our current and future product candidates. If we are unable to advance our current or future product candidates through clinical trials, obtain marketing approval and ultimately commercialize any product candidates we develop, or experience significant delays in doing so, our business will be materially harmed.

We are early in our development efforts. Only our most advanced product candidate, Saltikva for Stage 4 Metastatic Pancreatic Cancer has completed Phase II trials. We submitted an Investigational New Drug Application, or IND, to the FDA for Saltikva, and the associated clinical study has been authorized to proceed. Our other programs and drug candidates for osteo-sarcoma cancers, gastro-intestinal cancers and non-oncology diseases are in various stages, from the preclinical stage to Phase I trials.

The success of our business, including our ability to finance our company and generate revenue from products in the future, which we do not expect will occur for several years, if ever, will depend heavily on the successful development and eventual commercialization of the product candidates we develop, which may never occur. Our current product candidates, and any future product candidates we develop, will require additional preclinical and clinical development, management of clinical, preclinical and manufacturing activities, marketing approval in the United States and other markets, demonstrating effectiveness to pricing and reimbursement authorities, obtaining sufficient manufacturing supply for both clinical development and commercial production, building of a commercial organization, and substantial investment and significant marketing efforts before we generate any revenues from product sales.

A new drug application, or NDA or other relevant regulatory filing must include extensive preclinical and clinical data and supporting information to establish that the product candidate is safe and effective for each desired indication. The NDA or other relevant regulatory filing must also include significant information regarding the chemistry, manufacturing and controls for the product. We cannot be certain that our current or future product candidates will be successful in clinical trials or receive regulatory approval. Further, even if they are successful in clinical trials, our product candidates or any future product candidates may not receive regulatory approval. If we do not receive regulatory approvals for current or future product candidates, we may not be able to continue our operations. Even if we successfully obtain regulatory approval to market a product candidate, our revenue will depend, in part, upon the size of the markets in the territories for which we gain regulatory approval and have commercial rights, as well as the availability of competitive products, whether there is sufficient third-party reimbursement and adoption by physicians.

We plan to seek regulatory approval to commercialize our product candidates both in the United States and in select foreign countries. While the scope of regulatory approval generally is similar in other countries, in order to obtain separate regulatory approval in other countries we must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy. Other countries also have their own regulations governing, among other things, clinical trials and commercial sales, as well as pricing and distribution of drugs, and we may be required to expend significant resources to obtain regulatory approval and to comply with ongoing regulations in these jurisdictions.

The success of our current and future product candidates will depend on several factors, including the following:

•        successful completion of clinical trials and preclinical studies;

•        sufficiency of our financial and other resources to complete the necessary preclinical studies and clinical trials;

•        acceptance of investigational new drug applications, or INDs, for our planned clinical trials or future clinical trials;

•        successful enrollment and completion of clinical trials, particularly where competitors may also be recruiting patients;

•        data from our clinical programs that supports an acceptable risk-benefit profile of our product candidates in the intended populations;

•        receipt and maintenance of marketing approvals from applicable regulatory authorities;

•        establishing agreements with third-party manufacturers for clinical supply for our clinical trials and commercial manufacturing, following approval of our product candidates;

•        entry into collaborations to further the development of our product candidates;

•        obtaining and maintaining our portfolio of intellectual property rights, including patents, trade secrets and know-how;

•        enforcing and defending intellectual property rights and claims;

•        obtaining and maintaining regulatory exclusivity for our product candidates;

•        successfully launching commercial sales of our product candidates, if approved;

•        acceptance of the product candidate’s benefits and uses, if approved, by patients, the medical community and third-party payors;

•        the prevalence, duration and severity of potential side effects or other safety issues experienced with our product candidates following approval;

•        effectively competing with other therapies; and

•        obtaining and maintaining healthcare coverage and adequate reimbursement from third-party payors.

If we are not successful with respect to one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize the product candidates we develop, which would materially harm our business. If we do not receive marketing approvals for any product candidate we develop, we may not be able to continue our operations.

Our preclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or commercialize our product candidates on a timely basis or at all, which would have an adverse effect on our business.

In order to obtain approval from the FDA or comparable foreign authorities to market a new product, we must demonstrate proof of safety and efficacy in humans. To meet these requirements, we will have to conduct adequate and well-controlled clinical trials. Before we can commence clinical trials for a product candidate, we must complete extensive preclinical studies that support our planned INDs in the United States. We have one product candidate in clinical development for three different solid tumors and the rest of our programs are in preclinical research or development. The Phase II trial for our clinical development product candidate was conducted in one center, under the supervision of one doctor, and was run in Canada, outside of the United States of America. We cannot be certain of the timely completion or outcome of our preclinical studies and cannot predict if the FDA or foreign authorities will accept our proposed clinical programs or if the outcome of our preclinical studies will ultimately support further development of our programs. As a result, we cannot be sure that we will be able to submit INDs or similar applications on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in the FDA or other regulatory authorities allowing additional clinical trials to begin.

Conducting preclinical testing is a lengthy, time-consuming and expensive process. The length of time may vary substantially according to the type, complexity and novelty of the program, and often can be several years or more per program. Delays associated with programs for which we are directly conducting preclinical studies may cause us to incur additional operating expenses. Moreover, we may be affected by delays associated with the studies of certain programs that are the responsibility of our potential future partners over which we have no control. The commencement and rate of completion of preclinical studies and clinical trials for a product candidate may be delayed by many factors, including, for example:

•        delays in reaching a consensus with regulatory agencies on study design and obtaining regulatory authorization to commence clinical trials; and

•        obtaining sufficient quantities of starting materials, intermediate materials and our product candidates for use in preclinical studies and clinical trials from third-party suppliers on a timely basis.

Moreover, even if clinical trials do begin for our preclinical programs, our development efforts may not be successful, and clinical trials that we conduct or that third parties conduct on our behalf may not demonstrate sufficient safety or efficacy to obtain the requisite regulatory approvals for any product candidates we develop. Even if we obtain positive results from preclinical studies or initial clinical trials, we may not achieve the same success in future trials.

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. We have not obtained regulatory approval for any product candidate and it is possible that none of our current or future product candidates will ever obtain regulatory approval.

Our current and future product candidates could fail to receive regulatory approval for many reasons, including the following:

•        the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

•        we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe or effective for its proposed indication or indications;

•        the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•        we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•        the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from clinical trials or preclinical studies;

•        the data collected from clinical trials of our product candidates may not be sufficient to support the submission of an NDA to the FDA or other submission or to obtain regulatory approval in the United States, the European Union or elsewhere;

•        the FDA or comparable foreign regulatory authorities may find deficiencies with or fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•        the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

This lengthy approval process as well as the unpredictability of clinical trial results may result in our failing to obtain regulatory approval to market any product candidate we develop. The FDA and other comparable foreign authorities have substantial discretion in the approval process, and determining when or whether regulatory approval will be obtained for any product candidate that we develop. Even if we believe the data collected from future clinical trials of our product candidates are promising, this data may not be sufficient to support approval by the FDA or any other regulatory authority.

In addition, even if we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may not approve the price we may desire to charge for our products, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

Clinical product development involves a lengthy and expensive process, with uncertain outcomes. We may experience delays in completing, or ultimately be unable to complete, the development and commercialization of our current and future product candidates.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process and our future clinical trial results may not be successful.

We may experience delays in completing our clinical trials or preclinical studies and initiating or completing additional clinical trials. We may also experience numerous unforeseen events during our clinical trials that could delay or prevent our ability to receive marketing approval or commercialize the product candidates we develop, including:

•        actions by regulators, Institutional Review Boards, or IRBs, or ethics committees may cause us or our investigators to not commence or conduct a clinical trial at a prospective trial site or at all sites and cause us to pause or stop an in-process clinical trial;

•        we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective contract research organizations, or CROs;

•        the number of patients required for clinical trials may be larger than we anticipate;

•        it may be difficult to enroll a sufficient number of patients for our clinical trials or enrollment in these clinical trials may be slower than we anticipate;

•        participants may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

•        patients may not comply with our clinical trial protocols, which we are evaluating for our product candidates;

•        our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

•        the supply or quality of materials for product candidates we develop or other materials necessary to conduct clinical trials may be insufficient or inadequate; and

•        our collaborators may delay the development process by waiting to take action or focusing on other priorities.

We could encounter delays if a clinical trial is suspended or terminated by us, by the IRBs or ethics committees of the institutions in which such trials are being conducted, by the Data Safety Monitoring Board, or DSMB, for such trial or by the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of marketing approval of our product candidates.

If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Clinical trial delays could also allow our competitors to bring products to market before we do or shorten any periods during which we have the exclusive right to commercialize our product candidates and impair our ability to commercialize our product candidates.

Many of the factors described above that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates or result in the development of our product candidates being stopped early.

The results of preclinical studies and early-stage clinical trials may not be predictive of future results.

The results of preclinical studies may not be predictive of the results of clinical trials, and the results of any early-stage clinical trials we commence may not be predictive of the results of the later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through preclinical studies and initial clinical trials. There can be no assurance that any of our current or future clinical trials will ultimately be successful or support further clinical development of any of our product candidates. There is a high failure rate for drugs proceeding through clinical trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier studies. Even if our clinical trials are completed, the results may not be sufficient to obtain regulatory approval of any products.

Interim and preliminary data from our clinical trials may differ materially from any final data.

From time to time, we may disclose interim data from our clinical trials. Interim data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more data on existing patients become available. Our clinical trial program is ongoing, and the final results may be materially different from what we previously reported and what is included in this prospectus.

From time to time, we may also publicly disclose preliminary or “topline” data from our clinical trials, which are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the topline results that we report may differ from future results of the same clinical trials, or different conclusions or considerations may qualify such topline results once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and the value of our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is typically a summary of extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or our business. If the topline data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed.

If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise be adversely affected.

The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the trial until its conclusion. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The enrollment of patients depends on many factors, including:

•        the patient eligibility criteria defined in the protocol;

•        our ability to enroll a sufficient number of patients with medical ailments our products are designed to target;

•        the size of the patient population required for analysis of the trial’s primary endpoints;

•        the proximity of patients to study sites;

•        the design of the trial;

•        our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•        clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new products that may be approved for the indications we are investigating;

•        our ability to obtain and maintain patient consents for participation in our clinical trials; and

•        the risk that patients enrolled in clinical trials will not remain on the trial through the completion of evaluation.

In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas (and that seek to evaluate patients with cancer cells having the same mutations) as our current and potential future product candidates. This competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such sites. Moreover, because our current and potential future product candidates may represent a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy, rather than enroll patients in our ongoing or any future clinical trials.

Delays in patient enrollment may result in increased costs or may affect the timing or outcome of clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of the product candidates we develop.

Our current or future product candidates may cause undesirable side effects or have other properties when used alone or in combination with other approved products or investigational new drugs that could delay or halt their clinical development, prevent their marketing approval, limit their commercial potential or result in significant negative consequences.

Undesirable or clinically unmanageable side effects could occur and cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of marketing approval by the FDA or comparable foreign regulatory authorities.

Although our current and future product candidates will undergo safety testing to the extent possible and, where applicable, under such conditions discussed with regulatory authorities, not all adverse effects of drugs can be predicted or anticipated. Unforeseen side effects could arise either during clinical development or, if such side effects are more rare, after our products have been approved by regulatory authorities and the approved product has been marketed, resulting in the exposure of additional patients.

If any of our product candidates receives marketing approval and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

•        regulatory authorities may withdraw their approval of the product;

•        we may be required to recall a product or change the way such product is administered to patients;

•        additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;

•        regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication;

•        we may be required to implement a Risk Evaluation and Mitigation Strategy, or REMS, or create a Medication Guide outlining the risks of such side effects for distribution to patients;

•        we could be sued and held liable for harm caused to patients;

•        the product may become less competitive; and

•        our reputation may suffer.

Any of the foregoing events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved. In addition, if one or more of our product candidates prove to be unsafe, our entire technology platform and pipeline could be affected.

The marketing approval process is expensive, time-consuming and uncertain and may prevent us or any of our existing or potential future collaboration partners from obtaining approvals for the commercialization of any product candidate we develop.

Any current or future product candidate we may develop and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, and distribution, are subject to comprehensive regulation by the FDA and other regulatory authorities in the United States and by comparable authorities in other countries. Failure to obtain marketing approval for a product candidate will prevent us from commercializing the product in a given jurisdiction. We have not received approval to market any product candidates from regulatory authorities in any jurisdiction and it is possible that none of our current or future product candidates will ever obtain regulatory approval. We have no experience in filing and supporting the applications necessary to gain marketing approvals and expect to rely on third-party CROs or regulatory consultants to assist us in this process. Securing regulatory approval requires the submission of extensive preclinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing regulatory approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Any product candidates we develop may not be effective, may be only moderately effective, or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use.

The process of obtaining marketing approvals, both in the United States and abroad, is expensive, may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity, and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit, or prevent marketing approval of a product candidate. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable. If we experience delays in obtaining approval or if we fail to obtain approval of any current or future product candidates we may develop, the commercial prospects for those product candidates may be harmed.

Obtaining and maintaining marketing approval of our current and future product candidates in one jurisdiction does not mean that we will be successful in obtaining marketing approval of our current and future product candidates in other jurisdictions.

Obtaining and maintaining marketing approval of our current and future product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain marketing approval in any other jurisdiction, while a failure or delay in obtaining marketing approval in one jurisdiction may have a negative effect on the marketing approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we may charge for our products is also subject to approval.

We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign marketing approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Adverse events in the field of oncology or the biopharmaceutical industry could damage public perception of our current or future product candidates and negatively affect our business.

The commercial success of our products will depend in part on public acceptance of the use of targeted cancer therapies. While a number of targeted cancer therapies have received regulatory approval and are being commercialized, our approach to targeting cancer cells via S Typhimurium delivering human IL-2 to stimulate immune response is novel and unproven. Adverse events in clinical trials of our product candidates, or post-marketing activities, or in clinical trials of others developing similar products and the resulting publicity, as well as any other adverse events in the field of oncology that may occur in the future, could result in a decrease in demand for any product that we may develop. If public perception is influenced by claims that the use of cancer therapies is unsafe, whether related to our therapies or those of our competitors, our products may not be accepted by the general public or the medical community.

Future adverse events in oncology or the biopharmaceutical industry could also result in greater governmental regulation, stricter labeling requirements and potential regulatory delays in the testing or approvals of our products. Any increased scrutiny could delay or increase the costs of obtaining marketing approval for the product candidates we develop.

Even if we receive marketing approval(s), we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products, if approved.

Any marketing approvals that we receive for any current or future product candidate may be subject to limitations on the approved indicated uses for which the product may be marketed or the conditions of approval, or contain requirements for potentially costly post-market testing and surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require REMS as a condition of approval of any product candidate, which could include requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a comparable foreign regulatory authority approves a product candidate, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import and export and record keeping for the product candidate will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current Good Manufacturing Practice, or cGMP, and Good Clinical Practice, or GCP, for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with any approved candidate, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•        restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or product recalls;

•        fines, untitled and warning letters, or holds on clinical trials;

•        refusal by the FDA to approve pending applications or supplements to approved applications we filed or suspension or revocation of license approvals;

•        product seizure or detention, or refusal to permit the import or export of the product; and

•        injunctions or the imposition of civil or criminal penalties.

The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay marketing approval of a product. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained.

Even if a current or future product candidate receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

If any current or future product candidate we develop receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors, and others in the medical community to be a viable product. For example, current approved immunotherapies, and other cancer treatments like chemotherapy and radiation therapy, are well established in the medical community, and doctors may continue to rely on these therapies. The degree of market acceptance of any product candidate, if approved for commercial sale, will depend on a number of factors, including:

•        efficacy and potential advantages compared to alternative treatments;

•        the ability to offer our products, if approved, for sale at competitive prices;

•        convenience and ease of administration compared to alternative treatments;

•        the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•        the strength of marketing and distribution support;

•        the ability to obtain sufficient third-party coverage and adequate reimbursement, including with respect to the use of the approved product as a combination therapy;

•        adoption of a companion diagnostic and/or complementary diagnostic (if any); and

•        the prevalence and severity of any side effects.

The market opportunities for any current or future product candidate we develop, if and when approved, may be limited to those patients who are ineligible for established therapies or for whom prior therapies have failed, and may be small.

Cancer therapies are sometimes characterized as first-line, second-line, or third-line, and the FDA often approves new therapies initially only for third-line use. When cancer is detected early enough, first-line therapy, usually chemotherapy, hormone therapy, surgery, radiation therapy or a combination of these, is sometimes adequate to cure the cancer or prolong life without a cure. Second- and third-line therapies are administered to patients when prior therapy is not effective. There is no guarantee that product candidates we develop, even if approved, would be approved for first-line therapy, and, prior to any such approvals, we may have to conduct additional clinical trials. The number of patients who have the cancers we are targeting may turn out to be lower than expected. Additionally, the potentially addressable patient population for our current programs or future product candidates may be limited, if and when approved. Even if we obtain significant market share for any product candidate, if and when approved, if the potential target populations are small, we may never achieve commercial success without obtaining marketing approval for additional indications, including to be used as first- or second-line therapy.

We face significant competition, and if our competitors develop and market products that are more effective, safer or less expensive than the product candidates we develop, our commercial opportunities will be negatively impacted.

The life sciences industry is highly competitive. We are currently developing therapies that will compete, if approved, with other products and therapies that currently exist or are being developed. Products we may develop in the future are also likely to face competition from other products and therapies, some of which we may not currently be aware. We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities and other research institutions. Many of our competitors have significantly greater financial, manufacturing, marketing, product development, technical and human resources than we do. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining marketing approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or marketing approval or discovering, developing and commercializing products in our field before we do.

There is a large number of companies developing or marketing treatments for cancer, including many major pharmaceutical and biotechnology companies. These treatments consist of small molecule drug products, biologics, cell-based therapies and traditional chemotherapy. Smaller and other early stage companies may also prove to be significant competitors. In addition, academic research departments and public and private research institutions may be conducting research on compounds that could prove to be competitive.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe effects, are more convenient, have a broader label, are marketed more effectively, are reimbursed or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other marketing approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Even if the product candidates we develop achieve marketing approval, they may be priced at a significant premium over competitive products if any have been approved by then, resulting in reduced competitiveness.

Third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. In addition, the biopharmaceutical industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our product candidates obsolete, less competitive or not economical.

Even if we are able to commercialize any product candidates, such products may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.

The regulations that govern marketing approvals, pricing and reimbursement for new products vary widely from country to country. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a product candidate in a particular country, but then be subject to price regulations that delay our commercial launch of the product candidate, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product candidate in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain marketing approval.

Our ability to commercialize any product candidates successfully also will depend in part on the extent to which coverage and reimbursement for these product candidates and related treatments will be available from government authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. It is difficult to predict at this time what government authorities and third-party payors will decide with respect to coverage and reimbursement for our programs.

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular products and requiring substitutions of generic products and/or biosimilars. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for drugs. We cannot be sure that coverage will be available for any product candidate that we commercialize and, if coverage is available, the level of reimbursement. These third-party payors are also examining the cost-effectiveness of drugs in addition to their safety and efficacy.

Reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval.

There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, as the process is time-consuming and costly, and coverage may be more limited than the purposes for which the drug is approved by the FDA or comparable foreign regulatory authorities. Additionally, no uniform policy requirement for coverage and reimbursement for drug products exists among third-party payors in the United States, which may result in coverage and reimbursement for drug products that can differ significantly from payor to payor. Moreover, eligibility for reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies.

We may seek and fail to obtain fast track or breakthrough therapy designations for our current or future product candidates. If we are successful, these programs may not lead to a faster development or regulatory review process, and they do not guarantee we will receive approval for any product candidate. We may also seek to obtain accelerated approval for one or more of our product candidates but the FDA or foreign regulators may disagree that we have met the requirements for such approval.

If a product is intended for the treatment of a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address an unmet medical need for this condition, the product sponsor may apply for fast track designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe a particular product candidate is eligible for this designation, the FDA may reach a different conclusion and not grant it. Even if we do receive fast track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may rescind the fast track designation if it believes that the designation is no longer supported by data from our clinical development program.

We may also seek breakthrough therapy designation for any product candidate that we develop. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Like fast track designation, breakthrough therapy designation is within the discretion of the FDA. Accordingly, even if we believe a product candidate we develop meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. While we are applying for the FDA breakthrough therapy designation, the FDA may not grant such a designation to us if the application does not meet the standards required for the designation. These standards may include diverse factors such as the disease area, clinical results or analysis or study design. In any event, the receipt of breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if a product candidate we develop qualifies as a breakthrough therapy, the FDA may later decide that the drug no longer meets the conditions for qualification and rescind the designation.

As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. In addition, the FDA requires pre-approval of promotional materials for accelerated approval products, once approved. Even if any of our product candidates received approval through this pathway, the product may fail required post-approval confirmatory clinical trials, and we may be required to remove the product from the market or amend the product label in a way that adversely impacts its marketing.

Jurisdictions where we may seek to pursue product candidates outside of the United States have processes similar to the breakthrough designation and fast track processes described above, and to the extent we desire to enter these markets, we will face similar risks and challenges as those described in the United States.

We may seek Orphan Drug Designation for product candidates we develop, and we may be unsuccessful or may be unable to maintain the benefits associated with Orphan Drug Designation, including the potential for market exclusivity.

As part of our business strategy, we may seek Orphan Drug Designation for product candidates we develop. Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the United States, Orphan Drug Designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers.

Similarly, in Europe, the European Commission grants Orphan Drug Designation after receiving the opinion of the EMA Committee for Orphan Medicinal Products on an Orphan Drug Designation application. Orphan Drug Designation is intended to promote the development of drugs that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than 5 in 10,000 persons in Europe and for which no satisfactory method of diagnosis, prevention, or treatment has been authorized (or the product would be a significant benefit to those affected). Additionally, designation is granted for drugs intended for the diagnosis, prevention, or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in Europe would be sufficient to justify the necessary investment in developing the drug. In Europe, Orphan Drug Designation entitles a party to a number of incentives, such as protocol assistance and scientific advice specifically for designated orphan medicines, and potential fee reductions depending on the status of the sponsor.

Generally, if a drug with an Orphan Drug Designation subsequently receives the first marketing approval for the indication for which it has such designation, the drug is entitled to a period of marketing exclusivity, which precludes the EMA or the FDA from approving another marketing application for the same drug and indication for that time period, except in limited circumstances. The applicable period is seven years in the United States and ten years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for Orphan Drug Designation or if the drug is sufficiently profitable such that market exclusivity is no longer justified.

We may be unsuccessful in obtaining Orphan Drug Designation for our product candidates. In addition, even if we obtain orphan drug exclusivity for a product candidate, that exclusivity may not effectively protect the product candidate from competition because different therapies can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. In addition, a designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. Moreover, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition. Orphan Drug Designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process. While we may seek Orphan Drug Designation for applicable indications for our current and any future product candidates, we may never receive such designations. Even if we do receive such designations, there is no guarantee that we will enjoy the benefits of those designations.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of any approved products.

We face an inherent risk of product liability as a result of the clinical testing of product candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if any product candidate we develop causes or is perceived to cause injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of any approved products. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•        decreased demand for any approved product;

•        injury to our reputation;

•        withdrawal of clinical trial participants;

•        initiation of investigations by regulators;

•        costs to defend the related litigation;

•        a diversion of management’s time and our resources;

•        substantial monetary awards to trial participants or patients;

•        product recalls, withdrawals or labeling, marketing or promotional restrictions;

•        exhaustion of any available insurance and our capital resources and potential increase in our insurance premiums and/or retention amounts; and

•        the inability to commercialize any product candidate.

Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop, alone or with collaboration partners. Insurance coverage is increasingly expensive. We may not be able to maintain insurance at a reasonable cost or in an amount adequate to satisfy any liability that may arise, if at all. Our insurance policy contains various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Affordable Care Act, or the ACA, was passed, which substantially changes the way healthcare is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things, increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of certain branded prescription drugs, and creates a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

Some of the provisions of the ACA have yet to be fully implemented, while certain provisions have been subject to judicial and Congressional challenges, as well as efforts by the U.S. presidential administration to repeal or replace certain aspects of the ACA. By way of example, the Tax Cuts and Jobs Act, or the TCJA, included a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, included aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030. In addition, in January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for any product candidate we develop or complementary diagnostics or companion diagnostics or additional pricing pressures.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.

In addition, FDA regulations and guidance may be revised or reinterpreted by the FDA in ways that may significantly affect our business. For example, the results of the 2024 presidential election may impact our business and industry. It is difficult to predict whether or how any new executive orders will be interpreted and implemented, or whether certain FDA regulations from the Biden administration will be rescinded and replaced under the Trump administration. Any new regulations or guidance, or revisions or reinterpretations of existing regulations or guidance, may impose additional costs or lengthen FDA review times for our product candidates. We cannot determine how changes in regulations, statutes, policies, or interpretations when and if issued, enacted or adopted, may affect our business in the future.

Disruptions at the FDA and other government agencies caused by new administration policies or funding shortages could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA and other government employees and stop critical activities, and recent efforts by the Department of Government Efficiency (DOGE) have brought scrutiny to waste in agency spending, resulting in numerous lawmakers calling for the codification of relevant funding cuts. Further, if a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

We are subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations, the violation of which can result in serious consequences.

Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We also expect our non-U.S. activities to increase in time. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals and we can be held liable for the corrupt or other illegal activities of our personnel, agents, or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

We are subject to stringent privacy laws, information security policies and contractual obligations governing the use, processing and transfer of personal information.

We receive, generate and store significant and increasing volumes of sensitive information, such as health information, insurance information and other potentially personally identifiable information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification and the risk of our being unable to adequately monitor, audit and modify our controls over our critical information. This risk extends to the third-party vendors we use to manage this sensitive data.

We are subject to a variety of local, state, national and international laws, directives and regulations that apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data in the different jurisdictions in which we operate, including comprehensive regulatory systems in the U.S. and Europe. Further, various states have implemented certain data privacy and security laws and regulations that impose restrictive requirements regulating the use and disclosure of health information and other personally identifiable information. California enacted the California Consumer Privacy Act, or CCPA, which creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA went into effect on January 1, 2020, and became enforceable by the California Attorney General on July 1, 2020. The CCPA has been amended from time to time, and, further a new privacy law, the California Privacy Rights Act, or CPRA, was approved by California voters in the November 3, 2020 election. Effective starting January 1, 2023, the CPRA has expanded consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. It remains unclear what, if any, further modifications will be made to the CCPA or CPRA, or how such legislation will be interpreted. This may potentially result in further uncertainty and require us to incur additional costs and expenses in efforts to comply. Certain other state laws impose similar privacy obligations and all 50 states have laws including obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and others. For example, the CCPA has prompted a number of proposals for new federal and state-level privacy legislation. This legislation may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.

State laws and regulations are not necessarily preempted by federal laws and regulations, such as the Health Insurance Portability and Accountability Act of 1996, or HIPAA, particularly if a state affords greater protection to individuals than federal law. Where state laws are more protective, we have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused. The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and data we receive, use and share, potentially exposing us to additional expense, adverse publicity and liability. Legal requirements relating to the collection, storage, handling, and transfer of personal information and personal data continue to evolve and may result in increased public scrutiny and escalating levels of enforcement, sanctions and increased costs of compliance.

The collection and use of personal data in the European Union, or EU, and the European Economic Area, or the EEA, are governed by the General Data Protection Regulation, or GDPR. The GDPR imposes stringent requirements for controllers and processors of personal data, including, for example, more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention of information, increased requirements pertaining to special categories of data, such as health data, and additional obligations when we contract with third-party processors in connection with the processing of the personal data. The

GDPR also imposes strict rules on the transfer of personal data out of the EU and the EEA to the United States and other third countries. In July 2020, the Court of Justice of the European Union issued a decision that struck down the EU-U.S. Privacy Shield framework, which provided companies with a mechanism to comply with data protection requirements when transferring personal data from the EU to the United States and additionally called into question the validity of the European Commission’s Standard Contractual Clauses, on which U.S. companies rely to transfer personal data from Europe to the United States and elsewhere. In September 2020, the Swiss Federal Data Protection and Information Commissioner issued an opinion that stated it no longer considers the Swiss-U.S. Privacy Shield adequate for the purposes of personal data transfers from Switzerland to the United States. These developments may result in European data protection regulators applying differing standards for, and requiring ad hoc verification of, transfers of personal data from Europe to the United States. To the extent that we engage in such transfers, including through third-party vendors, if we are unable to implement safeguards to ensure that our transfers are lawful or if any safeguards upon which we rely are invalidated, we will face increased exposure to litigation, regulatory actions, fines, and injunctions against data processing. If we are unable to engage in such transfers because there is no lawful mechanism to do so, the functionality or effectiveness of our products and services may decrease and our marketing efforts, plans and activities may be adversely impacted. In addition, the GDPR provides that EU and EEA member states may make their own further laws and regulations limiting the processing of personal data, including biometric or health data.

The GDPR applies extraterritorially, and we may be subject to the GDPR because of our data processing activities that involve the personal data of individuals located in the EEA, such as in connection with any EEA clinical trials. GDPR regulations may impose additional responsibility and liability in relation to the personal data that we process and we may be required to put in place additional mechanisms to ensure compliance with the new data protection rules. This may be onerous and may interrupt or delay our development activities.

Other jurisdictions outside the EEA are similarly introducing or enhancing privacy and data security laws, rules and regulations, which could increase our compliance costs and the risks associated with non-compliance. We cannot guarantee that we or our vendors may be in compliance with all applicable international regulations as they are enforced now or as they evolve. For example, our privacy and cybersecurity policies may be insufficient to protect any personal information we collect, or may not comply with applicable laws, in which case we may be subject to regulatory enforcement actions, lawsuits or reputational damage. If we or our vendors fail to comply with the GDPR and the applicable national data protection laws of the EU or EEA member states, or if regulators assert we have failed to comply with these laws, it may lead to regulatory enforcement actions, which can result in monetary penalties of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties. Further, following the United Kingdom’s withdrawal from the EU and the EEA, and the expiry of the transition period, companies have to comply with both the GDPR and the GDPR as incorporated into the United Kingdom national law, the Data Protection Act of 2018, the latter regime having the ability to separately fine up to the greater of £17.5 million or 4% of global turnover. The relationship between the United Kingdom and the EU in relation to certain aspects of data protection law remains unclear, for example around how data can lawfully be transferred between each jurisdiction, which exposes us to further compliance risk. In 2021, the United Kingdom became a “third country” under the GDPR. We may incur liabilities, expenses, costs and other operational losses under the GDPR and privacy laws of the applicable EU and EEA Member States and the United Kingdom in connection with any measures we take to comply with them.

Compliance with U.S. and international data protection laws and regulations could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Penalties for violations of these laws vary and may be significant. Moreover, complying with these various laws could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. In addition, we may rely on third-party vendors to collect, process and store data on our behalf and we cannot guarantee that such vendors are or will be in compliance with all applicable data protection laws and regulations. Our or our vendors’ failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation and adverse publicity. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend and could result in adverse publicity.

We depend on third-party contractors for a substantial portion of our operations and may not be able to control their work as effectively as if we performed these functions ourselves. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize our product candidates, if approved.

We outsource substantial portions of our operations to third-party service providers, including the conduct of preclinical studies and clinical trials, collection and analysis of data, and manufacturing. Our agreements with third-party service providers and CROs are on a study-by-study and project-by-project basis. Typically, we may terminate the agreements with notice. In addition, any CRO we retain will be subject to the FDA’s (or comparable regulatory agency’s) regulatory requirements and similar standards outside of the United States and Europe, and we do not have direct control over compliance with these regulations by these providers. Consequently, if these providers do not adhere to applicable governing practices and standards, the development and commercialization of our product candidates could be delayed or stopped, which could severely harm our business and financial condition.

Because we have relied on third parties, our internal capacity to perform these functions is limited to contractual oversight. Outsourcing these functions involves the risk third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. We are completely dependent our third-party vendors for compliance with cGMP requirements of United States and non-United States regulators for the manufacture of our finished products. If our manufacturers cannot successfully manufacture material conforming to our specifications and cGMPs of any applicable governmental agency, our product candidates will not be approved or, if already approved, may be subject to recalls or demands by regulatory agencies to stop selling the product until manufacturing issues are resolved. In addition, our third-party service providers and CROs that perform nonclinical studies and clinical trials on our behalf must comply with applicable Good Laboratory Practice (GLP) requirements for animal testing and GCP requirements for clinical trials, where any failure to comply with such requirements could result in the FDA or other regulatory authorities refusing to accept data obtained in violation of such requirements and possibly initiating other enforcement action against us and our contractors.

We and our consultants monitor our third parties for performance and adherence to protocols. We have had to replace clinical sites because of poor enrollment. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties (including sensitive data such as personal information or clinical data), which could increase the risk this information will be misappropriated or compromised in connection with a security breach, cyber-attack or other security incident. There are a limited number of third-party service providers specializing in or having the expertise required to achieve our business objectives. Identifying, qualifying, and managing performance of third-party service providers can be difficult, time consuming, and cause delays in our development programs. We currently have a relatively small number of employees, which limits the internal resources we have available to identify and monitor third-party service providers. To the extent we are unable to identify, retain, and successfully manage the performance of third-party service providers in the future, our business may be adversely affected, and we may be subject to the imposition of civil or criminal penalties if their conduct of clinical trials violates applicable law.

Potential conflicts of interest may arise from the positions held by our Chief Executive Officer and Chief Medical Officer with other companies, including our arrangement with Blossom Medical LLC.

Our Chief Executive Officer, Eddie Moradian, and our Chief Medical Officer, Daniel Saltzman, hold ownership interests and other affiliations with other companies. To the extent these positions create divided loyalties or competing demands on their time and attention, they could materially and adversely affect their ability to devote sufficient focus to our business and operations. Specifically, we receive manufacturing services from Blossom Medical LLC dba MD Biosciences Bioproducts (“Blossom Medical”), a company owned by Mr. Moradian. Blossom Medical also bears the costs of shipping our experimental drugs and absorbs certain laboratory and office space expenses that benefit our operations. These arrangements may present conflicts of interest because Mr. Moradian could have incentives to favor the interests of Blossom Medical over ours, potentially resulting in terms that are less favorable to us than could be obtained in arm’s-length transactions with unaffiliated third parties, or in decisions that prioritize Blossom Medical’s needs (such as resource allocation, capacity, or pricing) over our clinical development or operational priorities. Our board of directors has adopted policies and procedures for the review and approval of related-party transactions to mitigate such conflicts, but there can be no assurance that these measures will be sufficient to eliminate or adequately address all potential conflicts. If these conflicts are not effectively managed, they could harm our business, financial condition, results of operations, and prospects, and the market price of our common stock could decline.

Risks Related to our Limited Operating History and Financial Position

We have a limited operating history and have incurred significant losses since inception. We expect to incur losses in the near term and may never achieve or maintain profitability, which, together with our limited operating history, makes it difficult to assess our future viability.

Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. We are a clinical-stage precision oncology company, and we have only a limited operating history upon which you can evaluate our business and prospects. We currently have no products approved for commercial sale, have not generated any revenue from sales of products and have incurred losses in each year since our inception in October 2014. In addition, we have limited experience as a company and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical industry.

Since inception, we have incurred significant net losses. Our net losses were $1,401,982 and $233,332 for the years ended December 31, 2024 and 2023, respectively. Our net loss was $9,499,663 for the nine months ended September 30, 2025. As of September 30, 2025, we had an accumulated deficit of $11,759,681. We have funded our operations to date primarily with Simple Agreement for Future Equity (SAFE) financing transactions. To date, we have devoted substantially all of our resources to business planning, raising capital, acquiring and discovering development programs, securing intellectual property rights and conducting discovery, research and development activities have not yet demonstrated our ability to successfully manufacture a commercial-scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Our product candidates will require substantial additional development time and resources before we will be able to begin generating revenue from product sales. We expect to continue to incur significant expenses and operating losses for the foreseeable future.

We have never generated revenue from product sales and may never be profitable.

Our ability to generate revenue from product sales and achieve profitability depends on our ability, alone or with our collaboration partners, to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize, our product development programs. We do not anticipate generating revenue from product sales for the next several years, if ever. Our ability to generate future revenue from product sales depends heavily on our and any potential future collaborators’ success in:

•        completing clinical and preclinical development of product candidates and programs and identifying and developing new product candidates;

•        seeking and obtaining marketing approvals for any product candidates that we develop;

•        launching and commercializing product candidates for which we obtain marketing approval by establishing a sales force, marketing, medical affairs and distribution infrastructure or, alternatively, collaborating with a commercialization partner;

•        achieving adequate coverage and reimbursement by third-party payors for product candidates that we develop;

•        establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support clinical development and the market demand for product candidates that we develop, if approved;

•        obtaining market acceptance of product candidates that we develop as viable treatment options;

•        addressing any competing technological and market developments;

•        negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter and performing our obligations in such collaborations;

•        maintaining, protecting, enforcing and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how;

•        defending against third-party interference, infringement or other intellectual property-related claims, if any; and

•        attracting, hiring and retaining qualified personnel.

Even if one or more of the product candidates that we develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Our expenses could increase beyond expectations if we are required by the FDA, the European Medicines Agency, or the EMA, or other regulatory agencies to perform clinical trials or studies in addition to those that we currently anticipate. Even if we are able to generate revenue from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations.

Our operating results may fluctuate significantly, which will make our future results difficult to predict and could cause our results to fall below expectations.

Our quarterly and annual operating results may fluctuate significantly, which will make it difficult for us to predict our future results. These fluctuations may occur due to a variety of factors, many of which are outside of our control and may be difficult to predict, including:

•        the timing and cost of, and level of investment in, research, development and commercialization activities, which may change from time to time;

•        the timing and status of enrollment for our clinical trials;

•        the timing of regulatory approvals, if any, in the United States and internationally;

•        the timing of expanding our operational, financial and management systems and personnel, including personnel to support our clinical development, quality control, manufacturing and commercialization efforts and our operations as a public company;

•        the cost of manufacturing, as well as building out our supply chain, which may vary depending on the quantity of productions, and the terms of any agreements we enter into with third-party suppliers;

•        timing and amount of any milestone, royalty or other payments due under any current or future collaboration or license agreement, including with the University of Minnesota;

•        coverage and reimbursement policies with respect to any future approved products, and potential future drugs that compete with our products;

•        the timing and cost to establish a sales, marketing, medical affairs and distribution infrastructure to commercialize any products for which we may obtain marketing approval and intend to commercialize on our own or jointly with commercial partners;

•        expenditures that we may incur to acquire, develop or commercialize additional products and technologies;

•        the level of demand for any future approved products, which may vary significantly over time;

•        future accounting pronouncements or changes in our accounting policies; and

•        the timing and success or failure of preclinical studies and clinical trials for our product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or collaboration partners.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or operating guidance we may provide.

Risks Related to Intellectual Property

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. If our patent position and potential regulatory exclusivity do not adequately protect our product candidates, others could compete against us more directly, which would harm our business, possibly materially.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our current and future product candidates, and their methods of manufacture and use. Our ability to stop third parties from making, using, selling, offering to sell or importing our product candidates is dependent upon the extent to which we have rights under valid and enforceable patents and/or trade secrets that cover these activities. The patent positions of life science and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in pharmaceutical patents has emerged to date in the United States or in many jurisdictions outside of the United States. Changes in either the patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be issued in relevant jurisdictions from our present or future patent filings, or those we license from third parties, and further cannot predict the extent to which we will be able to enforce such issued claims in jurisdictions important to our business. If any patents we obtain or license are deemed invalid and unenforceable, our ability to commercialize or license our technology could be adversely affected.

It is possible that others have filed, and in the future may file, patent applications covering products and technologies that are similar, identical or competitive to ours, or that are otherwise important to our business. We cannot be certain that any patent filings owned by a third party will not have priority over patent applications filed or in-licensed by us, or that we or our licensors will not be involved in interference, opposition or invalidity proceedings before United States or foreign patent offices. The costs of defending our patents or enforcing our proprietary rights in post-issuance administrative proceedings and litigation can be substantial and the outcome can be uncertain. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, and/or could allow third parties to commercialize our technology or products and compete directly with us, without payment to us. Furthermore, third party filings may issue patents that are infringed by our manufacture or commercialization of our products. Licenses may not be available to such third-party patents, and challenges to their validity or infringement may be expensive and may not succeed. If the breadth or strength of protection provided by our patents and patent applications is threatened, or if we are perceived or found to infringe intellectual property rights of others, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates, and could impede or preclude our ability to commercialize our products.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. We may become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, any of which could limit our ability to stop others from using or commercializing similar or identical technology and products, and/or limit the duration of the patent protection of our technology and products.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•        we might not have been the first to make the inventions covered by our pending patent applications or patents;

•        others may be able to develop a product similar to, or better than, ours in a way that is not covered by the claims of our patents;

•        we might not have been the first to file patent applications for these inventions;

•        others may independently develop similar or alternative technologies or duplicate any of our technologies;

•        any patents that we have or obtain may not provide us with any competitive advantages;

•        patents have limited term and geographic scope; we may not be able to secure patents that last long enough and are in relevant jurisdictions to effectively limit competition;

•        we may not develop additional proprietary technologies that are patentable; or

•        the patents of others may have an adverse effect on our business.

Without patent protection for formulations of our product candidates, our ability to stop others from using or selling our product, or other competitive products, may be limited.

If the patent applications we hold or have in-licensed with respect to present or future product candidates fail to issue, if their breadth and/or strength of protection is limited or challenged, or if they fail to provide meaningful exclusivity for present or future product candidates, it could dissuade companies from collaborating with us to develop future candidates and threaten our ability to commercialize future commercial products. Any such outcome could have a materially adverse effect on our business.

We may also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or feasible. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators, and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

Any trademarks we may obtain may be infringed or successfully challenged, resulting in harm to our business.

We expect to rely on trademarks as one means to distinguish any of our product candidates that are approved for marketing from the products of our competitors. Other than Saltikva®, we have not yet selected trademarks for our product candidates, and have not yet begun the process of applying to register trademarks for any future product candidates. Once we select trademarks and apply to register them, our trademark applications may not be approved. Third parties may oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks, and we may not have adequate resources to enforce our trademarks.

In addition, any proprietary name we propose to use with our current or any other product candidate in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of the potential for confusion with other product names. If the FDA objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable proprietary product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA.

General Risk Factors

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and therefore are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. As an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain temporary exemptions from various reporting requirements, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act (and the rules and regulations of the Securities and Exchange Commission thereunder). Once we no longer qualify as an “emerging growth company” under the JOBS Act and lose the ability to rely on the exemptions related thereto discussed above and depending on our status as per Rule 12b-2 of the Securities Exchange Act of 1934, as amended, our independent registered public accounting firm may also need to attest to the effectiveness of our internal control over financial reporting under Section 404.

Based on the number of personnel available to serve the Company’s accounting function, management believes we are not able to adequately segregate responsibility over financial transaction processing and reporting. Further, the Company does not have a formal internal control environment in place. As such, we have identified these issues as material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If our remediation of such material weaknesses is not effective, or if we fail to develop and maintain an effective system of internal controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be materially and adversely affected and the market price of our common stock could be negatively affected, which could require additional financial and management resources.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of our listing; (2) the last day of the first fiscal year in which our annual gross revenue is $1.235 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC.

We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes appearing elsewhere in this prospectus. We base our estimates on short duration historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses. Significant estimates and judgments involve: the valuation of the SAFE agreements and the forecast used in the going concern analysis. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.

Our current insurance coverage may not be adequate, and we may not be able to obtain insurance at acceptable rates, or at all.

We currently have General Liability and Product Liability policies covering our business. These policies may not provide sufficient coverage in the face of significant claims or multiple claims. Claims exceeding our insurance coverage could create significant increases in internal costs. This could have a material adverse effect on our business, financial condition, and operating results.

We may decide to pursue strategic acquisitions to accelerate our growth. These potential acquisitions may not be successful. We may not be able to successfully integrate future acquisitions or generate sufficient revenues from future acquisitions, which could cause our business to suffer.

If we buy a company or a division of a company, there can be no assurance that we will be able to profitably manage such business or successfully integrate such business without substantial costs, delays or other operational or financial problems. There can be no assurance that the businesses we acquire in the future will achieve anticipated revenues and earnings. Additionally:

•        the key personnel of the acquired business may decide not to work for us;

•        changes in management at an acquired business may impair its relationships with employees and customers;

•        we may be unable to maintain uniform standards, controls, procedures and policies among acquired businesses;

•        we may be unable to successfully implement infrastructure, logistics and systems integration;

•        we may be held liable for legal claims (including environmental claims) arising out of activities of the acquired businesses prior to our acquisitions, some of which we may not have discovered during our due diligence, and we may not have indemnification claims available to us or we may not be able to realize on any indemnification claims with respect to those legal claims;

•        we will assume risks associated with deficiencies in the internal controls of acquired businesses;

•        we may not be able to realize the cost savings or other financial benefits we anticipated; and

•        our ongoing business may be disrupted or receive insufficient management attention.

Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on attractive terms. Moreover, to the extent an acquisition transaction financed by non-equity consideration results in additional goodwill, it will reduce our tangible net worth, which might have an adverse effect on our credit and bonding capacity.

Risks Related to Our Securities and this Offering

[Our directors, executive officers and principal stockholders will continue to have substantial control over our company after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

Upon completion of this offering, our executive officers, directors and principal stockholders and their affiliates will own [___] shares of our common stock, or approximately [___]% of the outstanding shares of our common stock, based on the number of shares outstanding as of the date of this prospectus and assuming the sale of [___] shares in this offering at an assumed initial public offering price of $[___] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and underwriters’ over-allotment option is not exercised. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.]

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors. Accordingly, you must rely on the sale of your common stock after price appreciation, which may never occur, as the only way to realize any future gain on your investment.

Our management will have broad discretion in how we use the net proceeds of this offering and might not use them effectively.

Our management will have considerable discretion over the use of proceeds from this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner which you may consider most appropriate. Our management might spend a portion or all of the net proceeds from this offering in ways that our stockholders do not desire or that might not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Furthermore, you will have no direct say on how our management allocates the net proceeds of this offering. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

Future sales by our common stock may adversely affect the market price of our securities and our ability to raise funds in new offerings.

Sales of our common stock in the public market following this offering or at the conclusion of any required lock-up periods could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the [___] shares of common stock outstanding as of [___] , 2025, [___] shares are, or will be, freely tradable without restriction immediately after the consummation of this offering, and approximately [___] of these shares, representing shares not held by our “affiliates,” generally may be resold under SEC Rule 144 beginning 90 days from the effectiveness of the registration statement of which this prospectus forms a part, subject to any lock-up agreements entered into between such stockholder and Kingswood Capital Partners, LLC.

Additionally, we intend to register shares of common stock that are reserved for issuance under our Equity Incentive Plan.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future. Of the shares to be outstanding after this offering, the shares offered by this prospectus will be eligible for immediate sale in the public market without restriction by persons other than our affiliates.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of [___] shares in this offering at a public offering price of $[___] per share (the mid-point of the range appearing on the front cover of this prospectus), and after deducting underwriting commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $[___] per share at the assumed public offering price. Additionally, to the extent that these warrants, or options we will grant to our officers, directors and employees, are ultimately exercised, you will sustain future dilution. We may also acquire new businesses or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders. Following the completion of this offering, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock. See the section entitled “Dilution.”

We will incur significant increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq, has imposed various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we anticipate that compliance with these rules and regulations will increase our legal, accounting and financial compliance costs substantially. A number of those requirements will require us to carry out activities we have not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, these rules and regulations may make our activities related to legal, accounting and financial compliance more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our auditors identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain our current levels of such coverage. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.

An investment in our company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any related party is offering any tax assurances or guidance regarding our company or your investment.

An investment in our company involves complex federal, state and local income tax considerations. Neither the Internal Revenue Service nor any State or local taxing authority has reviewed the transactions described herein and may take different positions than the ones contemplated by management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors or related parties is offering you tax or similar advice, nor is any such person making any representations and warranties regarding such matters.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        changes in the valuation of our deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of stock-based compensation;

•        costs related to intercompany restructurings; or

•        changes in tax laws, regulations or interpretations thereof.

In addition, we may be subject to audits of our income, sales and other transaction taxes by federal, state and local authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

The anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. Our certificate of incorporation and our bylaws, upon the consummation of this offering, may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, our board of directors has the right to issue preferred stock without stockholder approval that could be used to dilute a potential hostile acquirer. As a result, you may lose your ability to sell your stock for a price in excess of the prevailing market price due to these protective measures, and efforts by stockholders to change the direction or management of the company may be unsuccessful.

Use of Proceeds

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $[•] million based on an assumed offering price of $[•] per share (which represents the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus). If the underwriters fully exercise the over-allotment option, the net proceeds of the shares we sell will be approximately $[•] million. “Net proceeds” is what we expect to receive after deducting the underwriting discount and commission and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering primarily to fund our Phase 3 study for Saltikva, to fund our Phase 2 programs for osteosarcoma and colorectal cancer and for working capital and other general corporate purposes.

We anticipate an approximate allocation of the use of net proceeds as follows:

Use of Net Proceeds	$ (in millions)*	%
Phase III study for Saltikva®
Stage iv metastatic pancreatic cancer
Phase II programs
Osteosarcoma
Colorectal Cancer
Working capital and general corporate purposes
Total		100

____________

*        Assuming the over-allotment option is not exercised.

While we expect to use the net proceeds for the purposes described above, the amounts and timing of our actual expenditures will depend upon numerous factors, including the aggregate amount raised in this offering. The expected net proceeds from the sale of the shares offered hereby, if added to our current cash and cash equivalents is anticipated to be sufficient for the intended purposes set forth herein and to fund our operations for at least the next 12 months. We believe that the expected net proceeds from the sale of the shares offered hereby will allow us to complete our Phase 3 study for Saltikva for Stage IV metastatic cancer and our Phase 2 studies for Saltikva for osteosarcoma and colorectal cancer. In the event that our plans change, our assumptions change or prove to be inaccurate, or the net proceeds of this offering are less than as set forth herein or otherwise prove to be insufficient, it may be necessary or advisable to reallocate proceeds or curtail expansion activities, or we may be required to seek additional financing or curtail our operations. As a result of the foregoing, our success will be affected by our discretion and judgment with respect to the application and allocation of the net proceeds of this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $[___] per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $[___], assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 500,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $[___], assuming the initial public offering price stays the same. An increase of 500,000 in the number of shares we are offering, together with a $1.00 increase in the assumed initial public offering price of $[___] per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), would increase the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $[___]. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Dividend Policy

We have never declared or paid any cash dividends on our equity interests and we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

Capitalization

The following table sets forth our cash and equivalents and capitalization as of September 30, 2025:

•        on an actual basis;

•        on a pro forma basis to give effect to the conversion of the 2021 SAFEs, 2022 SAFEs, 2023 SAFEs, 2024 SAFEs and 2025 SAFEs into [•] shares of our common stock upon the consummation of this offering; and

•        on a pro forma as adjusted basis to additionally give effect to the sale of shares of our common stock in this offering, assuming an initial public offering price of $[•] per share (the mid-point of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the information in this table together with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of September 30, 2025 (Unaudited)
	Actual	Pro Forma	Pro Forma as Adjusted(1)
Cash	901,634	$	$

Common Stock, par value $0.0001, 5,000,000 shares authorized; 1,011,250, [ ] and [_] shares issued and outstanding on an actual basis, pro forma basis and pro forma, adjusted basis, respectively	101
Additional paid-in capital	51,781
Accumulated deficit	(11,659,681)
Total stockholders’ deficit	(11,615,673)

The number of shares of our common stock to be outstanding upon completion of this offering is based on 1,011,250 shares of our common stock outstanding as of September 30, 2025, and excludes:

•        [•] shares of our common stock (which is equal to [•]% of our issued and outstanding common stock immediately after the consummation this offering) reserved for future issuance under our Equity Incentive Plan, which will become effective as of the closing of this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $[___] per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the amount of cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization on a [pro forma as adjusted basis] by approximately $[___], assuming the number of shares, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 500,000 shares offered by us would increase (decrease) cash, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $[___], assuming the assumed initial public offering price of $[___] per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The [pro forma as adjusted information] discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

Dilution

If you purchase shares of our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the assumed public offering price of $[•] per share (the mid-point of the range appearing on the front cover of this prospectus) and the as adjusted net tangible book value per share of our common stock immediately upon the consummation of this offering. As of September 30, 2025, we had a historical net tangible book value of $[•], or $[•] per share of common stock. Our historical net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of September 30, 2025.

Our pro forma net tangible book value as of September 30, 2025 was $            , or $            per share of common stock. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities.

After giving effect to [the pro forma adjustments and] our sale of [•] shares of common stock in this offering at an assumed public offering price of $[•] per share, and after deducting underwriters’ commissions and estimated offering expenses, our [pro forma] as adjusted net tangible book value as of September 30, 2025 would have been $[•] million, or $[•] per share of common stock. This represents an immediate increase in net tangible book value of $[•] per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $[•] per share to purchasers of shares in this offering.

The following table illustrates this dilution on a per share of common stock basis assuming the underwriters do not exercise their option to purchase additional shares of common stock:

Assumed public offering price per share		$
Actual net tangible book value per share as of September 30, 2025	$
Proforma adjustments(1)		$
Pro forma net tangible book value per share as of September 30, 2025	$
Pro forma as adjusted net tangible book value per share as of September 30, 2025, after giving effect to the offering	$
Pro forma as adjusted increase in net tangible book value per share attributable to new investors	$
Dilution per share to new investors in the offering		$

____________

(1)      Represents the conversion of the 2021 SAFEs, 2022 SAFEs, 2023 SAFEs, 2024 SAFEs and 2025 SAFEs into [•] shares of our common stock upon the consummation of this offering

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering.

A $1.00 increase in the assumed initial public offering price of $            per share of common stock would increase our pro forma net tangible book value after giving effect to this offering by $            million, or by $            per share of common stock, assuming the number of shares offered by us remains the same and after deducting the estimated underwriting discount. A $1.00 decrease in the assumed initial public offering price per share would result in equal changes in the opposite direction.

If the underwriters exercise their option in full to purchase [•] additional shares of common stock in this offering at the assumed offering price of $[•] per share, the as adjusted net tangible book value per share after this offering would be $[•] per share of common stock, the increase in the as adjusted net tangible book value per share to existing stockholders would be $[•] per share of common stock and the dilution to new investors purchasing securities in this offering would be $[•] per share of common stock.

The following charts illustrate our pro forma proportionate ownership, upon completion of this offering by present stockholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present stockholders as of the date the consideration was received and by investors in this offering at the public offering price. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration		Average Price Per Share ($)
	Amount (#)	Percent (%)	Amount ($)	Percent (%)
Existing stockholders	(1)%			%	$
New investors		%		%	$
Total		100.0%		100.0%	$

____________

(1)      The number of shares of common stock to be outstanding after this offering is based on 1,011,250 shares of common stock outstanding as of September 30, 2025, and excludes:

•        [•] shares of our common stock (which is equal to [•]% of our issued and outstanding common stock immediately after the consummation this offering) reserved for future issuance under our Equity Incentive Plan, which will become effective as of the closing of this offering.]

The table below assumes the underwriters’ exercise their over-allotment option in full:

	Shares Purchased		Total Consideration		Average Price Per Share ($)
	Amount (#)	Percent (%)	Amount ($)	Percent (%)
Existing stockholders	(1)%			%	$
New investors		%		%	$
Total		100.0%		100.0%	$

____________

(1)      The number of shares of common stock to be outstanding after this offering is based on 1,012,500 shares of common stock outstanding as of September 30, 2025, and excludes:

•        [•] shares of our common stock (which is equal to [•]% of our issued and outstanding common stock immediately after the consummation this offering) reserved for future issuance under our Equity Incentive Plan, which will become effective as of the closing of this offering.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our audited financial statements and unaudited interim condensed financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans, and expectations related to future events and our future financial performance that involve risks, uncertainties and assumptions, such as statements of our plans, objectives, expectations, intentions, forecasts and projections. Our actual results and the timing of selected events could differ materially from those discussed in these forward-looking statements as a result of several factors including, but not limited to, those set forth under the section titled “Risk Factors” and elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future, and you should carefully read the section titled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section titled “Special Note Regarding Forward-Looking Statements.”

Overview

We are a clinical stage company focused on the development and commercialization of a new class of immunotherapeutics for the treatment of solid tumors. This class of drugs, sometimes referred to as “live biopharmaceuticals” consists of genetically modified biological agents which have the capability of expressing select anti-tumoral agents within the tumor’s microenvironment. As part of the business, our company also aims to expand its offerings by developing other products in its pipeline.

We were formed as Salspera, LLC, a Minnesota limited liability company, in July 2017 to explore the development of our technology in a clinical setting of patients with solid tumors. We were approached in the Spring of 2019 by the family of a patient in Montreal, QC, Canada, to inquire and learn about Saltikva and how our drug may be applied to the patient who was diagnosed in December 2018 with Stage 4, metastasized pancreatic cancer. Although we had data on the efficacy of our candidate drug, Saltikva, in murine models of pancreatic cancer along with preliminary safety data from a Phase 1 study, this disease was not our primary focus at the time. The communications with the patient, patient family and their oncologist led to the application with Health Canada for the study of Saltikva in this specific patient. The trial participant, who had been given a prognosis of 6-11 months survival following diagnosis, received Saltikva in combination with a modified chemotherapy regimen. During treatment, the primary tumor and metastatic lesions decreased in size, several pulmonary nodules resolved completely, and serum tumor biomarkers returned to within normal reference ranges. These clinical and radiographic observations were consistent with the antitumor activity observed in the prior murine preclinical studies. A PET-scan Positron Emission Tomography scan) in February of 2020 showed the patient having no active tumors. Results of this patient were published in a peer reviewed journal (Clinical Oncology: Case Reports. 2020;3(3)).

The encouraging results from our first patient created a momentum with the oncologists, regulatory officials and our company to expand the study to a full Phase 2 trial with two arms. Recruitment for the expanded Phase 2 study was initiated in the fall of 2020. The study was officially closed with data analysis commencing in July 2024, results of which were published at the annual conference of the American Society of Clinical Oncology (ASCO) (JCO 43, 2571-2571(2025).DOI:10.1200/JCO.2025.43.16_suppl.2571). The results of the Phase 2 along with a preliminary Type C meeting with the FDA paved the way for the planning of a pivotal Phase 3 study in patients with Stage 4, metastatic pancreatic cancer.

In November 2021, we converted to a Delaware corporation and changed our name to Salspera, Inc., by filing with the Secretary of State of Delaware a Certificate of Conversion from a limited liability company. Our corporate headquarters are located in Cambridge, MA. In 2023, our company licensed a new technology for novel bacterial assets from the University of Minnesota. The licensed technology was placed in a dedicated subsidiary, Salspera Technologies, Inc., owned 92% by our company and 8% by the University of Minnesota. Funding raised though this public offering is not expected to be devoted to the development of the preclinical, early-stage assets. Funding for these programs may likely be pursued via application to Federal and private grants and awards if available.

Our focus is primarily on advancing Saltikva through the Phase 3 clinical studies to gain regulatory approval. We aim to expeditiously advance our drug to approval by optimizing design of our Phase 3 study, close interaction and collaboration with the FDA and other regulatory bodies, and collaboration with carefully selected contract research organizations and area experts. We aim to commercialize our drug following approval by partnering with regional or international pharmaceutical companies with a presence in their local oncology markets. Our focus would be to support, train and supplement their efforts by providing supporting data and sharing experiences from other markets worldwide.

Our secondary focus is the advancement of our Phase 2 programs, namely osteosarcoma and metastatic colorectal cancer. Osteosarcoma is a sudden cancer with recurrence in young adults which we believe has not seen any significant improvement in therapy in four decades. Our large animal studies in dogs have shown potential for the use of our therapeutic agent in the treatment and amelioration of human osteosarcoma. Osteosarcoma, along with metastatic colorectal cancer, are likely to be the next focus areas of our program. Our strategy would be to partner these two programs for next steps including Phase 3 trials and commercialization.

As part of our strategy, we may also consider opportunistic acquisitions of assets that would enhance, support or augment our franchise in the solid tumor market arena. Such ancillary products may support our strategy of becoming a dominant player addressing the needs of oncologists and patients fighting rare or other solid tumors.

Components of Results of Operations

Revenue

We have not generated any revenue to date and do not expect to do so in the foreseeable future. Our ability to generate revenue, if ever, will depend on the successful development and eventual commercialization of any product candidates that we identify. If we fail to complete the development of any future product candidates in a timely manner or to obtain regulatory approval for such product candidates, our ability to generate future revenue and our results of operations and financial position would be materially adversely affected.

Operating Expenses

Our operating expenses consist of (i) expenses related to our clinical study and (ii) general and administrative expenses.

Clinical Study

Clinical study expenses represent costs incurred to conduct research and development of our product candidate. We recognize all clinical study costs as they are incurred. Clinical study expenses consist primarily of the following:

•        Maintenance of clinical site and manufacturing;

•        Clinical trial monitoring and consultant costs; and

•        Other expenses incurred to advance the Company’s clinical study activities.

Our operating expenses have historically been the costs associated with our clinical research and development activities. We expect research and development expenses will increase in the future as we advance Saltikva into and through our Phase 3 study and pursue regulatory approvals, which will require a significant investment in costs of clinical trials, regulatory support, and contract manufacturing.

The process of conducting clinical trials necessary to obtain regulatory approval is costly and time consuming. We may never succeed in timely development and achieving regulatory approval for our product candidates. The probability of success of our product candidates may be affected by numerous factors, including clinical data, competition, manufacturing capability and commercial viability. As a result, we are unable to determine the duration and completion costs of our development projects or when and to what extent we will generate revenue from the commercialization and sale of our product candidates.

General and Administrative

General and administrative expenses consist of administrative functions, as well as fees paid for legal, consulting fees not otherwise included in research and development expense. Legal costs include general corporate legal fees and patent costs. We expect to incur additional expenses as a result of becoming a public company, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq, additional insurance, investor relations and other administrative expenses and professional services.

Results of Operations

Comparison of the Years Ended December 31, 2024 and 2023

Our results of operations for each of the periods indicated are summarized in the table below:

	2024	2023
Operating expenses:
Research and development expenses	$(98,646)	$(133,218)
General and administrative expenses	(79,043)	(84,730)
Loss from operations	(177,689)	(217,948)

Other income (loss):
Change in fair value of simple agreements for future equity	(1,230,536)	(16,946)
Net loss before income taxes	(1,408,225)	(234,894)
Income tax expense (benefit)	—	—
Net loss before noncontrolling interest	(1,408,225)	(234,894)
Net loss attributable to noncontrolling interest	(6,243)	(1,562)
Net loss attributable to Salspera, Inc.	$(1,401,982)	$(233,332)

Net loss per share, basic and diluted	$(1.39)	$(0.23)

Weighted average common shares outstanding, basic and diluted	1,011,250	1,011,250

Revenue

We have not generated any revenue to date and do not expect to do so in the foreseeable future.

Operating Expenses

Research and Development Expenses

We incurred expenses related to research and development expense including clinical studies of approximately $99,000 and $133,000 during the years ended December 31, 2024 and 2023, respectively. The decrease in research and development expenses during 2024 compared to 2023 is due to completion of the current phase clinical testing.

General and Administrative

General and administrative expenses were approximately $79,000 and $85,000 during the years ended December 31, 2024 and 2023, respectively. The decrease was primarily due to a decrease in contractor expenses.

Change in fair value of SAFE

The Company incurred losses related to the changes in fair value of the SAFEs during 2024 and 2023 of approximately $1,231,000, and $17,000 respectively, due to the success of the clinical trials and anticipated success from an initial public offering.

Comparison of the Nine Month Periods Ended September 30, 2025 and 2024

Our results of operations for each of the periods indicated are summarized in the table below:

	2025	2024
Operating expenses:
Research and development expenses	$(63,336)	$(33,812)
General and administrative expenses	(358,752)	(20,270)
Loss from operations	(422,088)	(54,082)

Other income (loss):
Change in fair value of simple agreements for future equity	(8,979,531)	(29,861)
Net loss before income taxes	(9,401,619)	(83,943)
Income tax expense (benefit)	—	—
Net loss before noncontrolling interest	(9,401,619)	(83,943)
Net loss attributable to noncontrolling interest	1,656	1,313
Net loss attributable to Salspera, Inc.	$(9,399,963)	$(82,630)

Net loss per share, basic and diluted	$(9.30)	$(0.08)

Weighted average common shares outstanding, basic and diluted	1,011,250	1,011,250

Revenue

We have not generated any revenue to date and do not expect to do so in the foreseeable future.

Operating Expenses

Research and Development Expenses

The increase in research and development expenses during the nine month periods ended September 30, 2025 compared to 2024 is related to intellectual property fees as well as regulatory consulting fees, including the application to the FDA of the Orphan Drug Designation for Saltikva in the treatment of osteosarcoma.

General and Administrative Expenses

General and administrative expenses were approximately $359,000 and $20,000 for the nine month periods ended September 30, 2025 and 2024, respectively. The increase was primarily due to an increase in professional fees including legal, accounting and auditing services in preparation for the anticipated initial public offering, excluding deferred offering costs.

Change in fair value of SAFE

The Company incurred losses related to the changes in fair value of the SAFEs during the nine month periods ended 2025 and 2024 of approximately $8,980,000 and $30,000, respectively, due to the completion of Phase II clinical study in 2024 and anticipated success from an initial public offering.

There were no material changes in our results of operations for the three months ended September 30, 2025, compared to the three months ended September 30, 2024.

Liquidity and Capital Resources

Sources of Liquidity

Our company is managed as a lean entity and funded with private resources since its founding in 2017. We maintained and managed as a virtual pharmaceutical company to minimize costs and focus resources on the clinical trial needs, intellectual property filings and regulatory affairs. Our company principals, Drs. Saltzman and Moradian received no compensation. Costs for laboratory and office space were absorbed by another company, Blossom Medical LLC dba MD Biosciences Bioproducts, owned by Dr Moradian. The manufacturing costs of Saltikva related to the clinical trial were borne in majority by MD Biosciences Bioproducts as well, greatly reducing a major potential cost to the company by eliminating the need for full-priced contract manufacturers. Similarly, costs related to the shipment of the experimental drug to clinical sites and for patients accessing Saltikva under its Expanded Access program were borne by MD Biosciences Bioproducts. MD Biosciences Bioproducts will not invoice for or recoup these expended costs. All services and invoiced costs provided by related parties were accounted for in our financial statements. Other measures were also taken to minimize expenditures including negotiations with service providers, including the clinical site and consultants, to reduce the incurred costs. The needs for external funding, via formal funding rounds as commonly found in our industry, was therefore diminished and largely not needed.

We have historically funded our operations by a combination of lean management practices, use of third parties with existing manufacturing infrastructure allowing us to avoid significant costs up until now, and having nominal expenses related to personnel compensation. In December 2021, our company received funding from a limited number of accredited investors using a Simple Agreement for Future Equity (SAFE). The limited amount raised was used to support our expenses related to our clinical study, regulatory affairs and intellectual property filings. The company raised additional funds using the same SAFE agreement in 2023, 2024 and 2025. In total, in the period of 2021 through 2025, an amount of $2,190,000 was raised using SAFE agreements. The SAFE instruments will convert into equity of the company at the time of the initial public offering.

The Company does not expect to have revenue until approval of our therapeutic drugs by the FDA or regulatory bodies in other countries and territories. Such approvals will be based on successful clinical studies with results approved by the regulatory bodies. As we progress through our clinical studies, we expect to continue to incur significant and increasing net operating losses for the next several years as we:

•        continue to advance our product candidates through preclinical studies and into clinical trials;

•        attract, hire and retain additional personnel;

•        operate as a public company, including expenses related to compliance with the rules and regulations of the SEC and those of any national securities exchange on which our securities are traded, legal, auditing, additional insurance expenses, investor relations activities, and other administrative and professional services;

•        continue our research and development efforts and expand our pipeline of product candidates;

•        acquire, discover, validate, and develop additional product candidates;

•        manufacture supplies for our clinical trials;

•        obtain, maintain, expand, and protect our intellectual property portfolio;

•        implement operational, financial and information management systems;

•        make royalty, milestone or other payments under any future, license or collaboration agreements;

•        potentially seek to identify, assess, acquire, or in-license or develop new technologies or additional product candidates;

•        potentially experience any delays, challenges, or other issues associated with the clinical development of our product candidates, including with respect to our regulatory strategies;

•        pursue regulatory approval of product candidates that successfully complete clinical trials; and

•        establish a sales, marketing and distribution infrastructure to commercialize any product candidate for which we may obtain marketing approval and related commercial manufacturing build-out.

We have incurred net losses in each year since inception. For the nine month period ended September 30, 2025, we incurred a net loss of approximately $9,400,000. This loss included a change in fair value adjustments of approximately $8,980,000. Our net losses may fluctuate significantly from period to period, depending upon the timing of our expenditures on research and development activities as well as the effect of remeasuring our SAFE liabilities. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our accounts payable, which includes research and development, in the statements of cash flows in our audited and interim unaudited condensed financial statements included elsewhere in this prospectus. As of September 30, 2025, we had an accumulated deficit of approximately $11,660,000. We expect to continue to incur net losses for the foreseeable future.

As a result, we may require substantial additional funding to further develop our product candidates and support our continuing operations. To the extent that we raise additional capital through the sale of equity or convertible debt securities, existing stockholders’ ownership interests may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect existing stockholders’ rights as common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Cash Flows

The following table summarizes our cash flows for each of the periods indicated (in thousands):

	Years Ended December 31,
	2024	2023
Net cash used in operating activities	$(72,944)	$(253,268)
Net cash provided by financing activities	$50,000	$150,000
Net change in cash	$(22,944)	$(103,268)

Net Cash Used in Operating Activities

The cash used in operating activities for both 2023 and 2024 resulted primarily from expenditures for research and development activities and professional fees.

Net Cash Provided by Financing Activities

For year ended December 31, 2023, financing activities provided $150,000 of cash, resulting from proceeds from issuance of SAFE instruments.

For year ended December 31, 2024, financing activities provided $50,000 of cash, resulting from proceeds from issuance of SAFE instruments.

Cash Flows

The following table summarizes our cash flows for each of the periods indicated:

	Nine-month Periods Ended September 30,
	2025	2024
Net cash used in operating activities	$(459,236)	$(38,425)
Net cash provided by financing activities	$1,210,000	$—
Net change in cash	$750,764	$(38,425)

Net Cash Used in Operating Activities

The cash used in operating activities for the nine-month periods ended 2025 and 2024 resulted primarily from expenditures for professional fees in preparation of an anticipated initial public offering.

Net Cash Provided by Financing Activities

For nine-month period ended September 30, 2025, financing activities provided $1,310,000 of cash, resulting from proceeds from issuance of SAFE instruments. There were no similar issuance of SAFE instruments in the nine-month period ended September 30, 2024. The Company had deferred offering costs of $100,000 as of September 30, 2025 where there were none for the nine-month period ended September 30, 2024.

Future Funding Requirements

Our primary use of cash is to fund our operations, primarily research and development expenditures. Cash used for operating expenses is impacted by the timing of when services are performed or costs are incurred, as reflected in the change in our outstanding accounts payable and prepaid expenses.

Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products, we are unable to estimate the exact amount and timing of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

•        the scope, timing, progress and results of laboratory testing and clinical trials for our product candidates;

•        the expenses of manufacturing our product candidates for clinical trials and in preparation for marketing approval and commercialization;

•        the extent to which we enter into collaborations or other arrangements with additional third parties to further develop our product candidates;

•        the expenses of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

•        the expenses and fees associated with the discovery, acquisition or in-license of additional product candidates or technologies;

•        our ability to establish additional collaborations on favorable terms, if at all;

•        the expenses required to scale up our clinical, regulatory and manufacturing capabilities;

•        the expenses of future commercialization activities, if any, including establishing sales, marketing, manufacturing and distribution capabilities, for any of our product candidates for which we receive marketing approval; and

•        revenue, if any, received from commercial sales of our product candidates, should any of our product candidates receive FDA marketing approval.

We may need additional funds to meet operational needs and capital requirements for clinical trials, other research and development expenditures, and business development activities. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical studies.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, existing stockholders’ ownership interests may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect existing stockholders’ rights as common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Off-Balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, any off-balance sheet arrangements as defined under Generally Accepted Accounting Principles in the United States (U.S. GAAP) and SEC rules.

Critical Accounting Estimates, Significant Judgments and Use of Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Simple Agreements for Future Equity

We record our SAFEs at fair value that require significant inputs not observable in the market, which cause the instruments to be classified as a Level 3 measurement within the fair value hierarchy. The valuation uses probabilities considering pay-offs under the following scenarios: (i) a liquidity event where the SAFE noteholders will be entitled to the greater of a cash payment equal to the invested amount under such SAFE Note, or a number of common shares equal to the amount invested divided by the liquidity price; and (ii) a dissolution event where the SAFE noteholders will be entitled to receive a portion of the related proceeds equal to the purchase amount. We utilized an independent third-party to determine the fair value of the SAFEs using an option pricing model to estimate our equity value at a liquidity event and the expected payment to the SAFE holders. We believe these assumptions would be made by a market participant in estimating the valuation of the SAFEs. We assess these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained.

There is substantial judgment in selecting the assumptions which we use to determine the fair value of the SAFEs and other companies could use similar market inputs and experience and arrive at different conclusions with respect to those used to calculate fair value. Using alternative assumptions could cause there to be differences in the resulting fair value. If the fair value were to increase, the amount of loss that would result would also increase. Conversely, if the fair value were to decrease, the amount of expense would decrease.

Going Concern

The Company is a clinical-stage biotechnology company and has not generated any revenue to date. Since inception, the Company has incurred significant operating losses and negative cash flows from operations. The Company has completed Phase 1 and Phase 2 clinical studies for our lead program, Saltikva, which has been shown to significantly impact cancer treatment by improving survival of terminal patients. Our Phase 2 results for Saltikva completed during 2024 were shown to dramatically reduce tumor markers, lower tumor burden, and increase the overall survival of terminal patients. The Company had an accumulated deficit of approximately $11,660,000 as of September 30, 2025. The Company had cash of approximately $902,000 and working capital of approximately $738,000 as of September 30, 2025. The Company believes that its operating losses and negative operating cash flows will continue into the foreseeable future. The Company has raised capital through SAFE Agreements, as described in Note 3, which are currently classified as liabilities, but may turn into permanent equity. The Company is pursuing raising additional equity capital through a public offering. There is no assurance that this will occur.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

Recent Accounting Pronouncements

We reviewed all recently issued accounting pronouncements and concluded they were either not applicable or not expected to have a significant impact on our financial statements.

Emerging Growth Company Status and Smaller Reporting Company Status

We qualify as “emerging growth company” under the JOBS Act, which permits us to take advantage of an extended transition period to comply with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies. We have elected to use this extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We could be an emerging growth company until the earliest to occur: (i) the last day of the fiscal year in which we have more than $1.235 billion in annual gross revenue; (ii) the date we qualify as a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, with at least $700.0 million of equity securities held by non-affiliates; (iii) the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; or (iv) the last day of the fiscal year ending after the fifth anniversary of this offering. Even after we no longer qualify as an emerging growth company, we may continue to qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Business

Overview

Company

Our company is focused on the development and commercialization of a new class of immunotherapeutics for the treatment of solid tumors. This new class of drugs, sometimes referred to as “live biopharmaceuticals” are genetically modified biological agents which have the capability of expressing select anti-tumoral agents within the tumor’s microenvironment. As part of the business, our company also aims to expand its offerings by developing other products in its pipeline to secure its position as a segment leader. We were formed as Salspera, LLC, a Minnesota limited liability company, in July 2017. In November 2021, we converted to a Delaware corporation and changed our name to Salspera, Inc., by filing with the Secretary of State of Delaware a Certificate of Conversion from a limited liability company to a corporation. Our corporate headquarters are located in Cambridge, MA.

Our lead program, Saltikva, is an attenuated strain of Salmonella Typhimurium that is non-toxic and orally administered. This strain of Salmonella Typhimurium is engineered to express human interleukin-2, or Salmonella-IL2. The natural activity of IL-2 is to increase populations of NK and CD8+ cytotoxic T cells in tumor microenvironments as well as in the peripheral blood. Both of these cell types have the unique property of indiscriminately killing cancer cells.

Saltikva is being developed for the treatment of multiple oncology indications, including pancreatic cancer and osteosarcoma. To examine the therapeutic potential of Saltikva in pancreatic cancer and osteosarcoma, the Saltikva Phase 1 Study was conducted. In May 2022, we were granted Orphan Drug Designation and the Fast Track Designation by the FDA for Saltikva for Stage IV Pancreatic Cancer.

In the completed Phase 2 clinical study of Saltikva in participants with Stage IV metastatic pancreatic cancer, the following observations were recorded when Saltikva was administered in combination with a modified FOLFIRINOX chemotherapy regimen:

•        Participants showed reductions in serum tumor markers and decreases in overall tumor burden (primary tumor and metastases) as assessed by imaging.

•        Participants experienced period of Progression-Free Survival (PFS) and Overall Survival (OS) that extended beyond the durations typically observed in historical data for this patient population.

•        In the safety population of the Phase 1 and Phase 2 studies, as well as in supporting preclinical studies, no serious adverse events were attributed to Saltikva.

All determinations regarding the safety and efficacy of Saltikva remain the sole responsibility of the FDA and equivalent regulatory authorities in other jurisdictions.

A Type C meeting with the FDA provided Salspera with an initial framework for its Phase 3 study of Saltikva in patients with Stage IV metastatic pancreatic cancer. The Phase 3 study design is currently being completed. Based on results from extensive preclinical studies and its Phase 1 safety study, the company further plans to study Saltikva in other solid tumor indications including rare tumors such as osteosarcoma and metastatic colorectal cancer. Osteosarcoma, predominantly affecting young adults with devastating results, has not had any therapeutic improvement in close to four decades. We hope that Saltikva can prove to be successful in that devastating cancer as well. In November 2025, Saltikva was granted Orphan Drug Designation by the FDA for Osteosarcoma.

The Company jointly owns Salspera Technologies, Inc., a Delaware corporation (“STI”), with the University of Minnesota. STI owns the license from the University of Minnesota to develop new and innovative Salmonella-based constructs. STI’s intellectual property consists of a novel platform strain of salmonella and plasmids with different combinations of expressed cytokines. The cytokines covered by STI’s intellectual property do not include interleukin-2 and are intravenous rather than orally administered. Given this and the different genetic modifications than those covered by Saltikva, STI does not own any of the intellectual property rights pertaining to Saltikva. STI is owned 92% by Salspera and 8% by the University of Minnesota.

Our company has a robust, advanced pipeline of drug candidates in various stages of development for the treatment of pancreatic cancer, osteosarcoma cancers, gastrointestinal cancers and other early-stage programs/non-oncology diseases. Our pipeline of product candidates, programs and anticipated milestones are reflected in the chart below:

Our Products

Saltikva

Saltikva is a bacteria-based, targeted cancer immunotherapy, orally administered using attenuated salmonella typhimurium. It is engineered to deliver human Interleukin-2 (IL-2) directly into tumors. The salmonella preferentially targets and colonizes solid tumors in hypoxic environments. Once inside, Saltikva acts as a micro-factory, locally producing IL-2 to stimulate the immune system and induce tumor regression. Saltikva infiltrates and colonizes both the primary tumor and metastases. Direct delivery of IL-2 into tumors reduces systemic exposure and toxicity, competes for nutrients and starves tumor cells, resulting in rapid bacterial division. Saltikva alters the microbiome, resulting in the tumor becoming chemo sensitive and creating lower dosing needs for chemo. Our know-how and proprietary technology applicable to our Saltikva product manufactures IL-2 within the tumor microenvironment.

Intra-tumoral production of IL-2 is the first FDA-approved therapy for metastatic malignant melanoma and metastatic renal cell carcinoma. Its targeted immune stimulation allows IL-2 to promote Cytotoxic T cell, Natural Killer (NK) cell and Tumor Infiltrating Lymphocyte (TIL) functions to attack cancer cells. IL-2 enhances immunoglobulin production and homeostatic T cell balance through a B cell activation process.

The bacterial backbone to Saltikva is the x4550 strain of attenuated S. typhimurium. This strain was created by deleting the genes for cyclic adenosine monophosphate (cAMP) and the cAMP receptor protein (referred to as a cya-/crp-strain). Thus, by removing the cya/grp genes the bacteria has been rendered incapable of causing any harm or disease, thus it is nonpathogenic. It is important to note that this organism was further genetically altered by removing the aspartate semialdehyde dehydrogenase (asd), an enzyme critical to the production of diaminopimelic acid, an essential component of the construction of bacterial cell walls. Lastly, we added the human IL-2 and the asd gene via plasmid transfection back to the genetically modified Salmonella. The new transformant was named x4550 (pIL2), or Salmonella-IL2, which is now referred to as Saltikva. These modifications ensure this bacterium would never be capable of reversion to its pathogenic, wild-type strain because if the organism would lose this plasmid, it would not survive as it would be uncapable of constructing the bacterial cell wall. Thus, the suicide mechanism built into the genetic engineering of Saltikva ensures this bacterium will never revert to a wild-type strain and become pathogenic. Saltikva has been used experimentally for over 20 years, in a canine trial, and in both a Phase I and II human clinical trial entailing thousands of passages of this strain. Consistently, there has never been a mutation of this strain.

Saltikva is conveniently administered orally to patients. There is no need for any injection or transfusion as with other immunotherapies. In our study with patients suffering with Stage 4, metastatic pancreatic cancer, patients typically take Saltikva using a simple procedure 2-3 days following chemotherapy. To date, no adverse events have been shown in any study, whether preclinical in rodents or in clinical studies in dogs or safety studies in humans with Stage 4 metastatic pancreatic cancer.

Saltikva has been shown to be translatable from preclinical to clinical studies. The mode of action of Saltikva is also not restricted to any human targets not found in other mammals. All data from our clinical studies are reflected in preclinical studies giving Salspera the confidence to build its market onto other solid tumors.

Our proprietary technology is a platform based on an orally bioavailable drug which effectively acts as a micro-factory to produce any protein inside the solid tumor. Saltikva is one iteration of that Salmonella backbone which produces the powerful Interleukin-2 drug. But we have many other, different iterations of our unique, oral Salmonella containing other biological drugs including checkpoint inhibitors and other immune modulators. Such constructs may become very safe and powerful drugs for different cancers.

Our Programs for the Treatment of Pancreatic Cancer

Background of Pancreatic Cancer

Pancreatic Cancer (PC) is a rare, aggressive, and lethal form of cancer mainly affecting the pancreatic tissues. This cancer is typically clinically silent in early stages; however indicators of PC may include vague and non-specific symptoms (i.e., nausea, pain, early satiety, dyspepsia, and fatigue), which can be attributed to other causes and delay proper diagnosis and treatment. Commonly recognized symptoms of PC at diagnosis include abdominal pain, abnormal liver function tests (LFTs), jaundice, new-onset diabetes, dyspepsia, nausea or vomiting, back pain, and weight loss. Other symptoms may include abdominal bloating, pancreatitis, fat malabsorption, steatorrhea, and venous thrombosis. Once PC is suspected, diagnosis relies upon imaging modalities (i.e., computed tomography (CT), endoscopic ultrasound (EUS), magnetic resonance imaging (MRI), or positron emission tomography (PET)) in addition to a confirmatory tissue biopsy. The lack of effective screening makes early detection of PC extremely challenging and contributes to the high mortality rate. Following diagnosis, determining the extent of the cancer’s spread is an important process to identify the stage. There are 4 different stages of PC which demonstrate its progression. In 2025, an estimated 67,440 cases of pancreatic cancer (and 51,980 deaths) occurred in the United States. There are an estimated 64,000 new cases of pancreatic cancer in the United States every year, and 500,000 new cases of pancreatic cancer globally. At diagnosis, approximately 51% of PC cases are metastatic (stage IV), which indicates the cancer has spread to distant sites such as the liver, peritoneum, lungs, or bones. It can be any size and may or may not have spread to nearby lymph nodes. The most widely studied biomarker is the carbohydrate antigen 19-9 (CA 19-9), a well-documented and validated serum biomarker due to its association with PC. It is not routinely used for the diagnosis of PC due to the high rate of false positives, as CA 19-9 is also associated with chronic pancreatitis and biliary complications. Therefore, it is mostly reserved as a prognostic biomarker.

The two main tumor types of PC are adenocarcinoma and pancreatic endocrine tumors, with adenocarcinomas accounting for the majority of cases (~85%). Recent investigations show patients with pancreatic ductal adenocarcinoma (PDAC) may present with alterations in the breast cancer susceptibility gene 1 or 2 (BRCA1, BRCA2), which code proteins involved in double strand deoxyribonucleic acid (DNA) repair via homologous recombination (HR). Mutations specifically in BRCA2 are known to cause interruptions in a cell’s ability to perform HR, forcing these cells to rely heavily upon other DNA repair mechanisms, like the enzyme poly (ADP-ribose) polymerase (PARP) family, which repair single strand DNA breaks and prevent the development of double strand DNA breaks, for survival. While BRCA2 mutations are the most clinically relevant and common hereditary risk factor for PDAC, additional risk factors include tobacco use, obesity, type II diabetes mellitus, chronic pancreatitis, exposure to certain chemicals, and other inherited genetic syndromes.

Available Therapy for Treatment of Metastatic Pancreatic Carcinoma

As previously mentioned, at diagnosis, approximately 52% of people diagnosed with PC present with metastatic disease. Metastatic disease precludes surgical treatment (i.e., surgical resection), the only real curative option. The current first-line standard of care (SOC) for metastatic PC consists of either a four drug chemotherapeutic regimen, FOLFIRINOX (folinic acid leucovorin), 5-fluorouracil [5-FU], irinotecan hydrochloride, and oxaliplatin) or NALIRIFOX (folinic acid, 5-FU, irinotecan liposomal (ONIVYDE®), and oxaliplatin), or the two-drug regimen of Gemcitabine with nab-paclitaxel (GEM/nab-PTX). GEM alone may also be recommended for patients with an Eastern Cooperative Oncology Group (ECOG) performance status of 2 or a comorbidity profile that precludes more aggressive regimens. However, both FOLFIRINOX and GEM/nab-PTX significantly prolonged OS compared to GEM alone, supporting their use first line over GEM alone. Overall, these SOC chemotherapeutic regimens are recommended based on the specific status of patients.

In FOLFIRINOX and NALIRIFOX, 5-FU is a fluoropyrimidine antimetabolite that exerts antitumoral effects by inhibiting the enzyme thymidylate synthase, thus impairing the synthesis of pyrimidine thymine, which is required for genetic material synthesis. Additionally, 5-FU is converted to active fluoronucleotides metabolites, which are misincorporated into ribonucleic acid (RNA) and DNA strands, resulting in cell death. Leucovorin is a metabolite of folinic acid that can enhance 5-FU’s therapeutic effects when used in combination by increasing the binding of 5-FU to thymidylate synthase. Irinotecan has cytotoxic action via a potent specific inhibition of DNA topoisomerase I, preventing the DNA strand ligation leading to double-strand DNA breakage and cell death. ONYVIDE®, the liposomal formulation of irinotecan, facilitates better delivery of the drug by reducing premature systemic drug release, while maintaining release within the tumor to enhance antitumor efficacy. Lastly, oxaliplatin, a platinum-based drug, is converted to active derivatives causing the cross-linkage of DNA and inhibiting DNA synthesis and transcription.

As for the GEM/nab-PTX regimen, GEM is a deoxycytidine (dCTP) analogue, which is converted by nucleoside kinases into two metabolites: diphosphate (dFdCDP) and triphosphate (dFdCTP). Each metabolite has a specific mechanism of action (MOA): (1) dFdCDP inhibits ribonuclease reductase, an enzyme known for catalyzing the reaction that generates ribonucleotides necessary for DNA synthesis; and (2) dFdCTP competes with the natural dCTP for its incorporation into newly synthetized DNA strands. Once dFdCTP is incorporated, only one additional nucleotide is added to the growing DNA strands, which stops the DNA synthesis and eventually results in activation of the apoptosis pathway, leading to cell death. The nab-PTX portion is a microtubule dynamics inhibitor that promotes stabilization of microtubules by preventing the catastrophe process, which induces cell cycle arrest at the G2/M phase resulting in cell death. However, shortly after initiation of these chemotherapy regimens, PC tumors often exhibit relatively high resistance.

Despite treatment with either a GEM/nab-PTX based regimen, or a FOLFIRINOX or NALIRIFOX regimen, patients with stage IV metastatic PC have a median survival of 6.8-9.2 months or 11.1 months, respectively. Additionally, a recent meta-analysis of these first line chemotherapeutic strategies evaluated seven trials using data for 2,581 patients that accumulated during more than a decade of clinical trials. This analysis revealed that median progression free (PFS) and overall survival (OS) for the FOLFIRINOX and NALIRIFOX regimens were 7.3 or 7.4 months, and 11.7 or 11.1 months, respectively. For patients treated with GEM/nab-PTX, median PFS was 5.7 months, and median OS was 10.4 months. Notably, once chemoresistance occurs, palliative care is the primary focus of disease treatment.

Following first-line treatment, targeted therapies for specific patients are also available. The SOC for patients with BRCA and other HR deficiency mutations consist of GEM in combination with cisplatin since patients have an increased sensitivity for platinum-based regimens. Additionally, the PARP inhibitor (PARPi) olaparib is FDA approved for first-line maintenance therapy for metastatic BRCA positive PDAC with no disease progression after 4-6 months of platinum-based chemotherapy. Olaparib was approved based on PFS benefit compared with placebo observed in the Pancreas Olaparib Ongoing (POLO) trial (median 7.4 vs 3.8 months; hazard ratio, 0.53 [95% confidence interval (CI), 0.35-0.82]; p = 0.004). However, interim analysis of overall survival data (data maturity of 46%) indicated that there was no difference in OS between the placebo and olaparib groups in the POLO trial (median 18.9 vs 18.1 months; hazard ratio, 0.53 [95% CI, 0.56-1.46]; p = 0.68). Other PARPis are currently in clinical trials, either as monotherapy or as combination therapy with SOC, but in some cases the benefits are counteracted by PARPi resistance. For patients harboring NTRK fusions, treatment with larotrectinib or entrectinib is recommend, and in those with mismatch repair deficiency or high microsatellite instability, pembrolizumab, a programmed death-1 immune checkpoint inhibitor, is recommended as a second-line option. A recent survey of clinical trials of novel approaches to treating metastatic PC, such as targeted therapies, revealed most trials have been either terminated, suspended, withdrawn, or simply are not presently recruiting. Furthermore, as stated, these targeted therapies are only indicated for select metastatic PC populations and used as maintenance therapy, rather than first-line, which demonstrate their limitations.

Overall, considering there have been no clinically significant improvements of metastatic PC therapies over the last 15 years, the critical need for innovation in therapeutic strategies is evident. Thus, due to the poor outcomes associated with SOC chemotherapy and a lack of promising new treatment regimens on the horizon, a novel strategy to treat metastatic PC is desperately needed to improve outcomes among this patient population.

SALTIKVA for Metastatic Pancreatic Cancer

In recent years, microbial-based cancer therapeutics have become attractive adjuncts for cancer therapy because of their intrinsic immune-enhancing and cancer-targeting properties. Salspera has developed an attenuated strain of Salmonella Typhimurium that is non-toxic, orally administered, and specifically engineered to carry the human gene for IL-2 (renamed Salmonella-IL2 or Saltikva).

After completing the Saltikva Phase 1 Study, to determine whether adjunctive administration of Salmonella-IL2 is beneficial in patients receiving standard of care chemotherapy for stage IV pancreatic adenocarcinoma, a first of its kind Phase II non-randomized clinical trial was performed where an orally administered bacterium was used with intent to treat. The primary outcome variables in this Phase II study were overall survival and progression free survival. Secondary outcome data were obtained using biomarker analyses, radiologic studies and safety profile detection.

Methods

Trial Design and Monitoring

A Health Canada and local IRB approved, non-randomized, two-arm study in patients with Stage IV adenocarcinoma of the pancreas was conducted at the Segal Cancer Centre of the Jewish General Hospital (JGH), McGill University in Montreal. The goal was to recruit up to 30 patients per arm; Arm One: Salmonella-IL2 with FOLFIRINOX and Arm Two: Salmonella-IL2 with Gemcitabine/nab Paclitaxel. Salmonella-IL2 is orally administered concomitantly with the administration of the prescribed chemotherapy according to arm of enrollment. Specifically, 10 colony forming units of attenuated Salmonella-IL2 were administered orally after ingestion of a gastric acid neutralizing agent and followed with 200ml of an isotonic crystalloid fluid. Dose escalation of the study drug was not permitted. In Arm One of the study, patients with stage IV pancreatic cancer were administered the FOLFIRINOX regimen given as first line chemotherapy in the first line. FOLFIRINOX was administered every two weeks and Salmonella-IL2 was administered three days after each cycle of FOLFIRINOX. In Arm Two of the study, patients with stage IV pancreatic cancer were administered Gemcitabine/nab Paclitaxel regimen given as first line chemotherapy in the first line. Gemcitabine/nab Paclitaxel was administered every four weeks on days one, eight, and fifteen; while Salmonella-IL2 was administered every two weeks. Dosing modification and “chemo holidays” were permitted at the discretion of treating oncologists. Routine blood work (complete blood counts, serum electrolytes, and hepatic function testing), CT scans, and biomarker analysis were performed at least every 3 months. Patients were followed biweekly to monitor for progress while on treatment and for the assessment of toxicity.

Primary outcome variables were overall survival and progression-free survival (as determined by CT imaging using RECIST 1.1 criteria). Biomarker data, adverse events (AEs) and Serious Adverse Events (SAEs) were tabulated secondary outcomes. Outcomes were compared to those of patients with stage IV pancreatic cancer who received FOLFIRINOX alone (SOC-FFX controls) in the first line (n=37) or Gemcitabine/nab Paclitaxel alone (SOC-Gem/nabP controls) in the first line (n=31) during four years (2016-2020) at the study site prior to initiating the present trial. This study was conducted in accordance with the principles of the Declaration of Helsinki and the International Council for Harmonization guidelines for Good Clinical Practice. Trial oversight was provided by the company as the sponsor, the principal investigators (Gerald Batist, MD and Petr Kavan, MD) and their team at the JGH, an independent clinical trial monitor (Exactis, Montreal, QC, Canada), and an independent Data Safety and Monitoring Committee (DSMC). All patients provided written informed consent.

Patients

All patients had an Eastern Cooperative Oncology Group (ECOG) performance status of < 1. Patients who were receiving other investigational agents or who had brain metastases were not enrolled in this trial. The current standard of care practice for patients with stage IV pancreatic cancer is to offer one of two chemotherapeutic regimens (FOLFIRINOX or Gemcitabine/nab Paclitaxel). Assignment to treatment arms was based on the clinician’s judgement of a patient’s likely tolerance to treatment. In addition to recruited study patients, Salspera also provided the study drug to four patients with stage IV pancreatic cancer via an Expanded Access Program (EAP). These patients were treated per the FOLFIRINOX Arm of the study protocol, met formal inclusion criteria for the trial, and were included in the study analysis. Per protocol, their CT scans were read using RECIST 1.1 criteria and all other aspects of the clinical trial protocol were followed for these EAP patients. Genomic determination was not performed in those patients enrolled in the clinical trial as it was not standard practice at that time. Of the four EAP patients, all had genomic determination, and one patient had a BRCA mutation.

Historical Controls

The precedent to use historical controls in the study of therapies for rarer and deadlier cancers is well established. In our clinical trial design, it was felt that in addition to comparing outcomes to those observed in a multitude of trials using standard of care therapies of FOLFIRINOX or Gemcitabine/nab-Paclitaxel for stage IV pancreatic cancer, a historical control group that provided direct comparison to outcomes in this clinical trial included all patients at the study site with stage IV pancreatic adenocarcinoma who received the same standard-of-care chemotherapy regimens (FOLFIRINOX or Gemcitabine/nab-Paclitaxel), prepared by the same oncology pharmacy, during the four years preceding implementation of this clinical trial (2016-2020). Furthermore, it should be noted, that these patient’s CT scans were read utilizing RECISIT 1.1 criteria by radiologist blinded to these patient outcomes.

Study Drug: Salmonella-IL2

Salmonella-IL2 is an attenuated strain of S. enterica Typhimurium that is rendered avirulent by deletion of cya and crp genes required for cyclic-AMP maintenance of virulence. In addition, this strain lacks the enzyme aspartate semialdehyde dehydrogenase (asd). Bacteria that lack this enzyme cannot synthesize diaminopimelic acid (DAP), an essential component of the bacterial cell wall, and thus cannot survive unless they carry a plasmid with the asd gene. We have constructed a plasmid (pIL2) by incorporating the cDNA sequence for C-terminally truncated human IL-2 into plasmid pYA292, which also contains the asd gene and is therefore capable of rescuing this attenuated strain of S. enterica. Thus, if this engineered organism were to lose the plasmid, it would not be able to construct its bacterial cell wall and would quickly die. These circumstances result in stable plasmid maintenance without the need for antibiotic selection. In sum, our study agent is attenuated S. enterica with the pIL2 plasmid also known as Salmonella-IL2 (Saltikva).

The natural activity of IL-2 is to increase populations of NK and CD8+ cytotoxic T cells in tumor microenvironments as well as in the peripheral blood. Both of these cell types have the unique property of indiscriminately killing cancer cells. We have also demonstrated in pre-clinical studies that Salmonella-IL2 significantly stimulates both a NK cell and CD8+T cell population surge both within the tumor microenvironment and in the peripheral blood in preclinical studies. Both of these cell types are thought to impart a direct cancer cell kill and aid in the development of long-term anti-tumor memory. This has been observed experimentally. During investigations in nearly 4,000 mice administered Salmonella-IL2 using tumor models of metastatic colorectal cancer, primary breast cancer, primary neuroblastoma, metastatic osteosarcoma, or primary pancreatic cancer, no untoward effects of the drug were observed in treated mice.

The 109 colony forming units (cfu) dosing of Salmonella-IL2 was selected based on the outcomes of the Phase I trial where there were no adverse events at any dosing level. Thus, the highest dose was utilized for this Phase II trial. Moreover, the timing of administration of Salmonella-IL2 was based on extensive preclinical observation which demonstrated that maximal solid tumor colonization by Salmonella occurred when Salmonella-IL2 was administered 3 days after systemic chemotherapy was given. In addition, the dosing frequency of every 2 weeks was based on the preclinical observation that intratumoral bacterial cfu’s peak at 2 weeks in solid tumors and are nearly eliminated within 6 weeks. In the first patient with metastatic pancreas cancer treated with FOLFIRINOX plus Salmonella-IL-2, peripheral immune cellular populations were studied. Profiling of circulating immune cells indeed demonstrated a significant elevation in CD56bright NK cells upon administration of Salmonella-IL2 when compared to pre-administration levels. These findings were similar to what was observed in numerous preclinical experiments using various murine tumor models. The COVID pandemic restricted our ability to perform additional sampling and analyses in the present study.

Trial Administration

Data were collected by investigators and a third-party clinical trial monitor (Exactis Innovations, Montreal, Quebec, Canada). Data were compiled by the clinical trial monitor and analyzed by the sponsor. An independent Data Safety and Monitoring Committee (DSMC) reviewed the clinical protocol and periodically reviewed the clinical trial data and gave permission to continue the trial to completion. All authors contributed to the interpretation of data and preparation of the manuscript.

Endpoints

The primary endpoint was length of survival from the time of diagnosis and an objective response was defined as either a complete or partial response according to RECIST 1.1 criteria. Secondary endpoints included safety and systemic biomarker (CEA and CA19-9) responses. Patients alive at the time of data cutoff were censored at their last known date of follow-up as of March 1, 2025. Progression-free survival (PFS) was defined as the time from treatment initiation to either radiologically confirmed disease progression per RECIST 1.1 criteria or death, whichever occurred first. These definitions match established oncology standards for survival endpoints and allow proper handling of censored observations. Adverse events were graded and categorized according to the National Cancer Institute Common Terminology Criteria for Adverse Events (v5.0) with attribution to the administered chemotherapy or study drug.

Statistical Analysis

All statistical analyses were conducted in a pre-specified, observational fashion to compare outcomes of patients who received Salmonella-IL2 adjunctive therapy in combination with standard chemotherapy to outcomes of historical control group patients treated at the same site over the four years (2016 – 2020) preceding study initiation.

Survival distributions for OS and PFS were estimated using the Kaplan-Meier (KM) method, which provides a non-parametric estimate of the survival function and accommodates right-censored data without assuming an underlying survival distribution. Median survival times were reported with their corresponding 95% confidence intervals (CIs). Differences in survival distributions between treatment and control groups were assessed using two-sided log-rank tests. The log-rank test compares the entire survival curves, not just median values, and does not assume proportional hazards. Statistical significance was defined as p<0.05 for all two-sided tests. Kernel density estimation plots of the survival data were also constructed to visually support the statistically significant differences observed.

To quantify the relative risk of death or progression, hazard ratios (HRs) and their 95% CIs were estimated using Cox proportional hazards regression. The Cox model was fit with the treatment group (Salmonella-IL2 plus SOC versus SOC alone) as a main effect, providing an estimate of the instantaneous relative hazard over time. The HRs from the Cox models are presented to facilitate interpretation of the effect size relative to standard therapy.

Our Trial Results

Patients

As of the data cutoff date of March 1, 2025, 37 patients were enrolled in the clinical study. Recruitment was halted when improvement in the PFS relative to the control group patients reached p<0.05 in the FOLFIRINOX plus Salmonella-IL2 arm. Twenty-six patients were enrolled in the Salmonella-IL2 plus FOLFIRINOX arm. Three withdrew from the study shortly after enrolling, and one patient was non-compliant with administration of the study drug, so that 22 patients remained for full analyses. Salspera also initiated an Expanded Access Program (EAP) for patients with stage 4 metastatic pancreatic cancer. Patients enrolled into the EAP met the inclusion and exclusion criteria of the Phase 2 program and followed the FOLFIRINOX Arm protocol explicitly used in the Phase 2 clinical trial. With the four Expanded Access Program patients, a total of 26 patients remained in the Salmonella-IL2 plus FOLFIRINOX arm. Of these 26 patients, 20 patients received >5 doses of Salmonella IL-2.

Eleven patients were enrolled in the Salmonella-IL2 plus Gemcitabine/nab Paclitaxel arm; three of them failed their screen entrance to the study. Thus, eight patients remained in the Salmonella-IL2 plus Gemcitabine/nab Paclitaxel arm. Enrolled patients tended to be older in the Gemcitabine/nab Paclitaxel arm but in all other noted characteristics, the participants tended to be similar.

Historical Control Patients

Specifically, patients who received Salmonella-IL2 with FOLFIRINOX were compared to historical control patients. This historical control patient group was comprised of all patients with stage 4 pancreatic cancer who were treated at the study site during the four years prior to starting the study (n=37, average age 58 years; range 33-75 years; 46% born female) who were administered FOLFIRNOX alone in the first line (SOC-FFX controls). Thirty-six of 37 of these SOC-FFX control patients had a documented ECOG performance status score; 34 had an ECOG score of < 1, one was score 2, none had a score 3, and one had an ECOG score of 4. Patients who received Samonella-IL2 with Gem/nabP were compared to control patients (n=31, average age 65.1 years; range 45-84 years; 42% born female) who were administered Gem/nabP alone in the first line (SOC-Gem/nabP controls). Of the 31 of these SOC-Gem/nabP control patients, 27 had a documented ECOG performance status score; 25 had an ECOG score of < 1, two had scores 2, none had a score of 3, and none had a score of 4. Radiologists blinded to patient outcomes at the study site reviewed all of the CT scans that were obtained from both groups of these control patients to determined response using RECIST 1.1 criteria. These data were used to determine PFS. As with patients in the clinical trial, control patient chemotherapeutic management involved “chemo holidays”, reducing dosing, or elimination of a particular chemotherapeutic medication. All of these actions were taken at the discretion of the same treating oncologist who were subsequently the principal investigators of this clinical trial and who took these actions based on drug tolerance and toxicity.

Clinical Activity

Salmonella-IL2 with FOLFIRINOX

For patients who received five or more doses of Salmonella-IL2 plus FOLFIRINOX (n=20), an increase in median progression free survival (mPFS) was observed (15 months vs. 5.8 months, 95% CI, HR 0.3, Concordance Index 0.64) when compared to patients who received FOLFIRINOX alone (p<0.001). In addition, a significant increase in median overall survival (mOS) of 20.3 months was also observed when compared to mOS of SOC-FFX control patients alone of 11.5 months (p<0.1, 95% CI. HR 0.59, Concordance Index 0.59). The hazard ratio was 0.59 for overall survival and for progression-free survival, it was 0.34.

When examining all compliant patients enrolled in the Salmonella-IL2 plus FOLFIRINOX arm of the trial, excluding the Expanded Access Program patients but including those who received greater than five doses of Salmonella-IL2 (n=16), the mPFS was 13.5 months compared to 5.8 months in SOC-FFX control patients (p<0.05, 95% CI, HR 0.48, Concordance Index 0.61) while the mOS was 18.6 months in treated patients compared to 11.5 months in SOC-FFX control patients (p=0.5, 95% CI, HR 0.8, Concordance Index 0.56). Analysis of all compliant patients who received FOLFIRINOX plus Salmonella-IL2 including those EAP patients (n=25), the mPFS was 15 months compared to 5.8 months in SOC-FFX control patients (p<0.001, 95% CI, HR 0.39, Concordance Index 0.62) and the mOS was 18.6 months compared to 11.5 in Controls (p=0.3, 95% CI, HR 0.76, Concordance Index 0.54). Lastly, analysis of all compliant patients enrolled into the trial and excluding EAP patients (n=21), the mPFS was 12.0 months compared to 5.8 months in SOC-FFX control patients (p<0.05, 95% CI, HR 0.51, Concordance Index 0.59) and the mOS was 13.8 months compared to 11.5 months in SOC-FFX control patients (p=.83, 95% CI, HR 1.06, Concordance Index 0.49).

Salmonella-IL2 with Gemcitabine/nab Paclitaxel

Of the eight patients who received Salmonella-IL2 with Gemcitabine/nab Paclitaxel, one patient received only two doses of the study drug, so seven patients were analyzed in this group. The mPFS was six months in study patients compared to 3.6 months in SOC-Gem/nabP control patients (p=0.4) and the mOS was 8.6 months in both the study (GEM/nabP) arm and 9.1 months in SOC-Gem/nabP controls (p=0.58). Although there was a slight increase in mPFS with the addition of Salmonella-IL2, given the small number of enrolled patients in this arm, conclusions regarding effectiveness were not possible. In addition, we learned that Gemcitabine possesses anti-microbial activity and thus is not the ideal candidate to be combined with any bacterial based immunotherapeutic.

Biomarker Analysis

CA19-9 and CEA levels were drawn on every study participant every 3 months. CA19-9 was the more predominant biomarker that demonstrated elevation when compared to CEA for the diagnosis of pancreatic cancer. Specifically, a downward trend was observed with treatment with Salmonella-IL2 with FOLFIRINOX for both biomarkers and rose accordingly with disease progression (data not shown).

Safety

There were 41 serious adverse events (SAE) reported during the trial. Of these 41 events, only one (dehydration) was initially attributed to use of the study drug. On secondary review, the principal investigators and the DSMC concluded that this case of dehydration would likely be more attributable to the chemotherapy rather than to the study drug.

Saltikva for the Treatment of Osteosarcoma Cancer

Osteosarcoma is the most common malignant bone tumor that occurs in adolescents and young adults. There are approximately 1,000 new cases of osteosarcoma cancer in the United States per year, and approximately 26,000 new cases globally. This cancer tends to occur in the metaphysis of long bones such as the femur and humerus. The current standard of care treatment for osteosarcoma is neoadjuvant chemotherapy followed by surgical resection of the bone tumor and subsequent additional chemotherapy. This treatment regimen has a 5-year survival rate of 60-70%. Unfortunately, 10-20% of cases of osteosarcoma present with metastatic disease and up to 10-20% of patients who present with isolated osteosarcoma develop metastatic disease. The usual site for metastases is the lung and the 5-year survival of those patients who present with metastatic disease or who relapse during treatment is only 20%. Immune based therapies have been extensively studied but have been met with limited or no success either because of dose limiting toxicities of available treatments or a limited or lack of therapeutic effect on the metastatic bone tumors themselves by these immune agents.

Initial Mammal (non-human) Study

Large breed dogs also develop osteosarcoma and nearly all of them present with lung metastases and thus study in these companion animals is translatable to human cases of osteosarcoma. The current standard of care for the treatment of canine appendicular osteosarcoma involves removal of the primary tumor (amputation or limb sparing surgery) followed by adjuvant chemotherapy. The median overall survival (OS) time for dogs treated with surgery and adjuvant chemotherapy ranges from 235 to 479 days and the median Disease-Free Interval (DFI) ranges from 135 to 435 days. Despite the use of various chemotherapy protocols, the prognosis for dogs with appendicular osteosarcoma remains poor. In order to improve survival in dogs with osteosarcoma without increasing morbidity, safe and more effective therapies are needed. In addition, advances in the treatment of canine osteosarcoma may allow us to apply these advancements to human osteosarcoma.

To examine the therapeutic potential of Saltikva in osteosarcoma, a prospective preclinical canine study to evaluate safety of an orally administered Saltikva in combination with amputation and adjuvant doxorubicin for canine appendicular osteosarcoma was conducted. Nineteen dogs with appendicular osteosarcoma were enrolled into a dose escalation study of 105 to 1x109 orally administered SalpIL2 to determine safety and the maximum tolerated dose of Saltikva. Efficacy was assessed as a secondary measure. The first dose of SalpIL2 was administered to 19 dogs on Day 0; amputation was done after 10 days with chemotherapy following two weeks later. SalpIL2 was administered concurrent with chemotherapy, for a total of five doses of doxorubicin and six doses of SalpIL2.

There were six reportable events prior to chemotherapy, but none appeared due to SalpIL2. Dogs receiving SalpIL2 had significantly longer DFI than a comparison group of dogs treated with doxorubicin alone when compared to two cohorts of historical controls. Dogs treated using lower doses of SalpIL2 also had longer DFI than dogs treated using the highest SalpIL2 dose. Overall, there was a 22% complete response rate in these dogs with only 6 doses of Saltikva.

Clinical Canine Osteosarcoma Study graph

Proposed Phase II Study

In addition to the large mammal study discussed above, the Saltikva Phase 1 Study of single dose, dose escalation trial in humans demonstrated significant elevation of NK and NK-T cell populations after patients with metastatic GI cancers received Salmonella-IL2. With completed Phase 1 and 2 clinical human trials in conjunction with preclinical evidence of anti-tumor activity against osteosarcoma in both murine studies and in a large mammal model, Salspera has engaged a clinical consultant who is a pediatric oncologist and will work with the Osteosarcoma Institute to develop a Phase 2/3 clinical study for patients with relapsed osteosarcoma and those patients who present with primary metastatic osteosarcoma. We believe that a specific Phase 1 trial in osteosarcoma is not necessary as Salspera has already completed the Saltikva Phase I Study in human patients with gastrointestinal cancers, providing the pathway to a Phase 2/3 clinical trial in patients with osteosarcoma.

Saltikva for the Treatment of Colorectal Cancer

There are approximately 150,000 new cases of Colorectal Cancer (CRC) in the United States per year. The most frequent sites of metastases include lymph nodes, liver, lungs and peritoneum. About 15-30% present with metastatic disease and another 20-50% who presented with localized disease will develop metastases thus, approximately 60,000-90,000 people a year will need treatment for mCRC. Given this large unmet need and compelling preclinical evidence of strong anti-cancer activity of Saltikva against metastatic colorectal cancer, Salspera plans to develop a pathway to approval for Saltikva against mCRC.

Proposed Study

Salspera plans to engage consultants and CROs to develop a clinical protocol and IND for mCRC, with the goal of initiating a Phase 2/3 clinical trial for mCRC that would lead to BLA approval from the FDA.

Management

Our products, pipeline and company strategy were originated and are supported by a management team with extensive experience and expertise in clinical research and development, business development and commercialization. Our co-founder, current Executive Chairman and Chief Executive Officer, Eddie Moradian, PhD has founded or co-founded numerous biotech companies. He is an experienced investor and operational chief executive of biotech companies involved in the life science research and early-stage drug development sectors. Our co-founder and Chief Medical Officer, Daniel Saltzman, M.D. and PhD, was the originator of our company’s technology platform and has extensive leadership and experience in treating patients facing terminal illnesses. He has held numerous roles, including as the Chief of Pediatric Surgery, at the University of Minnesota.

Company History

We were initially incorporated under the name of Salspera, LLC on June 26, 2017 by Doctors Moradian and Saltzman following nearly two decades of research. We later converted to Salspera, Inc. on November 28, 2021. From our inception, our efforts were primarily focused on research, dissemination of results, product development and establishment of our treatment programs and platforms with stakeholders and regulatory officials. LBP, or Live Biotherapeutics Platform, is the commonly used terminology for live microorganisms used in disease prevention and/or treatment. Our company worked to promote Saltikva as a bioengineered LBP programmed to express IL-2 within tumors. IL-2, or Interleukin-2 is a powerful cytokine used as a drug for the treatment of cancer. However, when administered systemically to patients by injection, IL-2 has been shown to be toxic to patients. Our technology provides a method by which our bacterial agent, hones into the solid tumors and once within that environment, replicates and manufactures IL-2 within the tumor environment. Saltikva can be thought of as a tumor-targeting drone which carries the template of IL-2 and manufactures IL-2 as a micro-factory.

Our Investigational New Drug (IND) application with the FDA and our “No Objection Letter” issued by the Biologic and Radiopharmaceutical Drugs Directorate of Health Canada enabled us to initiate a Phase II clinical trial designed to assess the efficacy of Saltikva in conjunction with standard chemotherapy in patients with metastatic pancreatic cancer. The monitored and quality-controlled clinical study was performed at the Jewish General Hospital in Montreal, QC, Canada. This Phase II study was closed in July 2024. The analyzed results showed improvement in the overall survival as well as the progression free survival in patients with this terminal disease. The results have been broadly published and presented at leading, oncology-focused conferences.

Our company has also been engaged with a growing number of patients worldwide through its Expanded Access Program. As such, we provide our drug at no charge to qualifying patients with the request to obtain their medical records for our evaluation and study. Our ability to provide our drug to such patients is only limited by the availability of the drug as well as our ability to cover the costs for shipping the drug and monitoring the patients.

In May 2022, we received Orphan Drug Designation for attenuated Salmonella Typhimirium containing the human gene for IL-2 granted by the FDA. In June 2022, the FDA granted us Fast Track Designation for our attenuated Salmonella Typhimirium containing the human gene for IL-2 in combination with FOLFIRINOX. In November 2025, Saltikva was granted Orphan Drug Designation by the FDA for Osteosarcoma.

Our corporate operations are based in Cambridge, Massachusetts. Our research, development and manufacturing laboratories are based in Oakdale, Minnesota.

Our Strategy

Our focus is primarily on advancing Saltikva for stage IV metastatic pancreatic cancer through the Phase 3 clinical studies to gain regulatory approval. We aim to expeditiously advance our drug to approval by optimizing design of our Phase 3 study, close interaction and collaboration with the FDA and other regulatory bodies, and collaboration with carefully selected contract research organizations and area experts. We aim to commercialize our drug following approval by partnering with regional or international pharmaceutical companies with a presence in their local oncology markets. Our focus would be to support, train and supplement their efforts by providing supporting data and sharing experiences from other markets worldwide.

Our secondary focus is the advancement of our Saltikva Phase 2 programs, namely osteosarcoma and metastatic colorectal cancer. Osteosarcoma is a sudden cancer with recurrence in young adults. Osteosarcoma is a cancer which has not seen any significant improvement in therapy in four decades. Our large animal studies in dogs have shown potential for the use of our therapeutic agent in the treatment and amelioration of human osteosarcoma. Osteosarcoma, along with metastatic colorectal cancer, is the next focus areas of our program. Our strategy would be to partner these two programs for next steps including Phase 3 trials and commercialization.

Our preclinical, pre-IND programs will be carried out on a continuous basis to generate new areas of application and new treatment modalities. We do not consider our company as being focused on the preclinical program given our primary focus on the clinical objectives. However, we do see the preclinical program as a vital activity to keep the company as the leader of the field.

As part of our strategy, we may also consider opportunistic acquisitions of assets that would enhance, support or augment our franchise in the solid tumor market arena. Such ancillary products may support our strategy of becoming a dominant player addressing the needs of oncologists and patients fighting rare or other solid tumors.

Manufacturing and Suppliers

Our manufacturing is based on guidelines and suggestions derived from our discussions and interactions with the FDA.

The manufacturing of our products is based on master clones which are safely stored at multiple locations.

The manufacture for our Phase 2 program was performed by Blossom Medical LLC, dba MD Biosciences Bioproducts. This company is a related party by virtue of its ownership by Dr. Moradian. Salspera may internalize the manufacturing process into its own facility. We see the manufacturing process as a key element in our business in terms of safeguarding our proprietary technology and product as well as in terms of controlling manufacturing costs of our product. Such manufacturing will be enhanced to meet the regulatory requirements for marketed products as well the anticipated volumes required for the market once approval has been achieved.

Our company is also in the process of identifying alternative manufacturing services and providers to supplement our own manufacturing or provide coverage in case of our inability to manufacture product as may be needed.

We anticipate that our manufacturing strategy will enable us to produce pharmaceutical grade product at the most efficient cost, giving us an advantage over competitors while ensuring supply to the market.

Sales and Marketing

Our strategic market expansion plan for our Saltikva drug product consists of focus on the niche Stage IV metastatic pancreatic cancer and expanding to other solid tumor indications. The treatment of pancreatic cancer currently follows the same paradigm in all major markets with the administration of the FOLFIRINOX chemotherapy cocktail or the alternative approach with Gemcitabine/Abraxane (nab-paclitaxel) for patients who cannot tolerate FOLFIRINOX. This uniformity of treatment provides an opportunity for our company to rapidly introduce our therapy, leverage existing results and implement best practices. We anticipate the use of different sales channels to rapidly reach the market. We may collaborate in partnership with regional pharmaceutical partners, large pharmaceutic companies with international market presence, and/or establish our own in-house sales management capability. As part of our efforts, we may also work with contract sales organizations. We intend to maintain control of messaging, patient and oncologist experience, flow back of information on potential applications and best practices.

We intend to initiate discussions with potential strategic partners upon release of mid-term results from Phase 3 study. The objective of any such discussions would be to reach global and/or regional pharmaceutical markets. Our market outreach efforts would be supported by outreach to key opinion leaders at centers of excellence in the treatment of pancreatic cancer, participation in and presentation at major and specialized oncology conferences, publication of our emerging results, and close contact with the oncology community.

Our internal premium pricing assessment of Saltikva places the cost to patients at approximately $100,000 per year per patient. Our robust reimbursement and payer strategy aims for optimal coverage and reimbursement value from public and private payers based on robust safety and efficacy data with the goal of making Saltikva the treatment of choice. Expansion of our indications to other solid tumors will accordingly and significantly expand our market and revenue potential.

Competition

The biotechnology and pharmaceutical industries are characterized by intense competition and rapid innovation. Although we believe our product candidates offer innovative therapeutic approaches and may provide significant advantages relative to current therapies in the treatment of metastatic pancreatic cancer and our other therapeutic areas, our competitors may be able to develop other compounds, drugs, or therapies capable of achieving similar or better results. Our potential competitors include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. We believe the key competitive factors affecting the development and commercial success of our product candidates will be whether such product candidates are deemed to be safe and effective by relevant regulatory authorities, as well as their tolerability profile, reliability, convenience of dosing, price, and reimbursement.

Ongoing innovation spans multiple mechanistic buckets — KRAS blockade, stromal remodeling, neo-antigen vaccination, metabolic re-programming and non-drug phys-devices. Dozens of early Phase I or investigator-initiated trials are running (e.g., CLDN18.2 CAR-T, WRN inhibitors, oncolytic viruses). One important differentiation is that Saltikva is a bacterial-based therapeutic, as such a different modality than all other competing programs. We believe that Saltikva is well positioned among other therapeutics in order to enhance the chances of survival for patients suffering with Stage IV pancreatic cancer.

Leading companies and sponsors of programs and product candidates competitive to ours include: BioNTech/Genentech, Amplia Therapeutics, BMS/Mirati, Amgen, Corbus Pharma, Harbin Med. University, Novocure, BioXcel Therapeutics, Merck, Exelixis, Roche, Elicio Therapeutics and Merus N.V. The tables below set forth recent key completed Phase 2 or Phase 3 trials for metastatic pancreatic cancer among certain of our competitors:

TABLE 1:

KEY COMPLETED PHASE 2 OR PHASE 3 TRIALS FOR METASTATIC PANCREATIC CANCER

Abbreviations:

mOS = median overall survival; mPFS = median progression-free survival; ORR = objective response rate; GnP = gemcitabine + nab-paclitaxel; FFN = FOLFIRINOX; NALIRIFOX = nal-IRI + 5-FU/LV + oxaliplatin; 1L=First Line; 2L=Second Line

Trial/Regimen (Line)	Phase	N (exp/ctrl)	mOS, mo (exp vs ctrl)	mPFS, mo (exp vs ctrl)	ORR % (exp vs ctrl)	Notes
PRODIGE 4/ACCORD 11 – FOLFIRINOX vs Gemcitabine (1L)	Randomized Phase 2/3	171 vs 171	11.1 vs 6.8 PubMed+1	6.4 vs 3.3 PubMed	31.6 vs 9.4 New England Journal of Medicine	First regimen to show large OS benefit over Gem alone; high toxicity but key benchmark.
MPACT – Nab-Paclitaxel + Gem vs Gem (1L)	Phase 3	431 vs 430	8.5 vs 6.7 PubMed	5.5 vs 3.7 PubMed+1	23 vs 7 PubMed+1	Established GnP as a standard 1L option in mPDAC.
NAPOLI-3 – NALIRIFOX vs GnP (1L)	Phase 3	383 vs 387	11.1 vs 9.2 PubMed+1	7.4 vs 5.6 ASCO Post+1	41.8 vs 36.2 (per-investigator ORR)	NALIRIFOX showed statistically significant OS & PFS benefit vs GnP; now an approved 1L option.
NAPOLI-1 – Nal-IRI + 5-FU/LV vs 5-FU/LV (post-Gem, ≥2L)	Phase 3	117 vs 149 (combo vs 5-FU/LV)	6.1 – 6.2 vs 4.2Science Direct+2 PubMed+2	≈3.1 vs 1.5 months PFS (reported as significantly improved) jwatch.org+1	~16 vs 1 (ITT ORR) PubMed Central+1	Established nal-IRI + 5-FU/LV as standard in post-Gem setting.
High-dose IV Vitamin C + GnP vs GnP alone (NCT03410030, stage IV mPDAC, 1L)	Randomized Phase 2	17 vs 17 (approx; total n=34) Carver College of Medicine+1	16 vs 8 (chemo+Vit C vs chemo alone) Carver College of Medicine+1	6 vs 4 Carver College of Medicine+1	ORR NR in public summary (reported as improved; exact % not in abstract/news) PubMed Central	University of Iowa randomized trial published in Redox Biology; small n but striking OS/PFS signal.
GnP + mFOLFOX vs GnP (triplet vs doublet, 1L)	Phase 2/3? (randomized)	(approx 1:1; total ~? –OS & PFS from NEJM Evidence)	13.2 vs 9.7 NEJM Evidence	8.5 vs 5.4 (from same report) NEJM Evidence	ORR NR in accessible summary	Intensification strategy with triplet chemo; improved survival but with added toxicity.

Trial/Regimen (Line)	Phase	N (exp/ctrl)	mOS, mo (exp vs ctrl)	mPFS, mo (exp vs ctrl)	ORR % (exp vs ctrl)	Notes
ARC-8 – Quemliclustat ± Zimberelimab + GnP (1L, treatment-naïve mPDAC)	Phase 1b/2 (platform)	122 in pooled Q100 cohorts; matched synthetic control (n=122)	15.7 vs 9.8 (All pooled Q100 vs synthetic control) investors.arcusbio.com	6.3 vs 5.5 investors.arcusbio.com	~39 vs 41 (vs synthetic control) investors.arcusbio.com	CD73 inhibitor (quemliclustat) ± PD-1 (zimberelimab) + GnP; comparison uses Medidata synthetic control, not randomized SOC arm.
CheMo4METPANC pilot – Motixafortide + Cemiplimab + GnP (1L)	Early Phase 2 pilot	11 (single-arm)	mOS NR (early data)	mPFS NR	ORR ~64; DCR ~91(7/11 PRs, 3 SD in early data) PR Newswire+1	CXCR4 inhibitor + PD-1 + GnP; Early ORR, but very small n and immature survival.
Durvalumab ± Tremelimumab in previously treated mPDAC	Phase 2 (non-randomized cohorts)	65 (Durva alone) + 65 (Durva+Treme)	~3.6 vs 3.1 months OS in combo vs mono PubMed Central+1	1.5 vs 1.5 months PFS PubMed Central	ORR ~3% overall (very low) PubMed Central	Demonstrated limited PD-1/CTLA-4 activity in unselected mPDAC; reinforces need for combinations/biomarkers.

Table 2 — Ongoing key Phase 2/3 studies (mPDAC)

Trial/Agent	Phase/Line	Planned N/Design	Current Efficacy Data (where available)	Notes
RASolute-302 – Daraxonrasib (KRAS G12D inhibitor) vs SOC in previously treated KRAS G12D-mutant mPDAC	Phase 3; ~2L	Global randomized trial; n ≈ several hundred per press/CT.gov GI Oncology Now+1	From earlier Phase 1/1b: ORR ~30 – 40% and mOS in the 13 – 16 mo range in heavily pretreated G12D-mutant PDAC cohorts, per company reports. Oncodaily+1	First pivotal trial of a selective KRAS G12D inhibitor in PDAC; no Phase-3-level OS/PFS data yet.
RASolute-303 – Daraxonrasib + chemo vs standard chemo (1L KRAS G12D-mutant mPDAC)	Phase 3; 1L	Randomized 1L G12D-mutant PDAC; sample size similar order to NAPOLI-3 (hundreds). Oncodaily+1	Efficacy in 1L setting currently based on small Phase 1b cohorts; ORR in PDAC ~45 – 50% in combination with GnP in early data; survival immature. Clinical Trials Arena	Aims to test whether adding G12D inhibitor to chemo can surpass current combination chemo (FFN/NALIRIFOX/GnP).
CheMo4METPANC – Motixafortide + Cemiplimab + GnP vs GnP (1L)	Randomized Phase 2	Planned N ≈ 108; 1:1 randomization to triplet vs GnP. ClinicalTrials.gov+1	Pilot cohort (n=11) showed ORR 64% and DCR 91%; survival data immature. PR Newswire+1	Tests CXCR4 blockade + PD-1 + GnP vs standard GnP; if ORR and durability hold, could move to Phase 3.
Quemliclustat + chemo ± zimberelimab (ARC-8 expansion/follow-on trials)	Phase 2 (ongoing), following the Phase 1b/2 ARC-8 platform	Ongoing expansion/ confirmatory cohorts with quemliclustat-based regimens in mPDAC. investors.arcusbio.com	ARC-8 pooled 100 mg cohorts: mOS 15.7 mo, mPFS 6.3 mo, ORR ~39%, vs synthetic GnP control mOS 9.8 mo, mPFS 5.5 mo. investors.arcusbio.com	Goal is to confirm whether CD73 inhibition + GnP (± PD-1) merits a registrational trial; currently still in non-pivotal stages.

Trial/Agent	Phase/Line	Planned N/Design	Current Efficacy Data (where available)	Notes
Atebemetinib + mGnP in 1L mPDAC	Phase 2a (Immuneering)	~30 – 40 pts; single-arm with historical controls. ir.immuneering.com+1	Company communications report 9-mo OS ~86% and encouraging PFS; mOS not reached; ORR not robustly published. ir.immuneering.com+1	MEK-pathway targeting strategy layered onto chemo; may feed into a randomized Phase 2/3 if signal holds.
MORPHEUS-Pancreatic and other IO-chemo umbrella trials (atezolizumab-based)	Multiple Phase 1b/2 platform trials	Adaptive multi-arm designs; small n per arm. PubMed Central	To date, no arm has clearly exceeded FFN/GnP benchmarks in unselected mPDAC; OS/PFS generally modest.	Serve mainly as hypothesis-generating platforms for combinations/ biomarker-selected cohorts.
Cemiplimab + GnP + motixafortide in expansion cohorts (bridge between pilot and randomized CheMo4METPANC)	Early Phase 2	Small, often <20 pts per cohort. PR Newswire+1	Early ORR/DCR data noted above; OS/PFS immature.	These cohorts underpin the design and assumptions of the randomized CheMo4METPANC study.

Recently Completed Single-Arm Phase 1/2 or 2 Oncology Trials

Drug	Sponsor	n	Notes
Daraxonrasib (RMC-6236) – 2L+ mPDAC	Revolution Medicines	38	Phase 1/2 single-arm; ORR ~29 – 35%, mPFS ~8 mo, mOS ~13 – 16 mo
Daraxonrasib (RMC-6236) – 1L monotherapy	Revolution Medicines	38	Phase 1/2 single-arm; ORR ~47%; survival pending
Daraxonrasib + Gem/Nab-Paclitaxel	Revolution Medicines	31	Single-arm combination cohort; ORR ~55%; survival pending
Zoldonrasib (RMC-9805)	Revolution Medicines	18	Phase 1; ORR 61%; no control arm
Saltikva	Salspera	34	Phase 2 single-arm in mPDAC; ORR 70%, mOS 20.3 mo, mPFS 15 mo, > 5 doses, n=20
Zanubrutinib (BGB-3111-206)	BeiGene	86	Phase 2 single-arm in mantle cell lymphoma; ORR ~84%
Pemigatinib (FIGHT-202)	Incyte	146	Pivotal Phase 2 single-arm in FGFR2+ cholangiocarcinoma

Recent Phase 1, Phase 1/2 and Phase 2 Oncology Trials with Documented Serious Adverse Events (SAEs)

Drug (Sponsor)	Indication	Phase	N	SAEs Reported
Zoldonrasib (Revolution Medicines)	KRAS G12D PDAC	Phase 1	99	Treatment-related Grade 1-3 AEs or SAEs reported >10%;
Teclistamab (Janssen/J&J)	Relapsed/Refractory Multiple Myeloma	Phase 2	~165	SAEs in 76.4% (~88 patients)
Tisotumab Vedotin (Seagen/Pfizer)	Recurrent/Metastatic Cervical Cancer	Phase 2	101	Serious adverse reactions in 28%, 1 death
Lurbinectedin (Jazz)	Second-line SCLC	Phase 2	105	Serious treatment-related AEs in ~10%

Drug (Sponsor)	Indication	Phase	N	SAEs Reported
Adagrasib (Mirati/BMS)	KRAS G12C NSCLC	Phase 2	116	Serious adverse reactions in 97.4%
Sotorasib (Amgen)	KRAS G12C Colorectal Cancer	Phase 2	62	Serious treatment-related AEs in ~3%
Saltikva (Salspera)	Dose-escalation safety study	Phase 1	24	No adverse events
Saltikva + FOLFIRINOX (Salspera)	Metastatic Pancreatic Cancer	Phase 2	34 n=26 in combination with modified FOLFIRINOX and n=8 in combination with Gem/Abx	None attributed to Saltikva;

Saltikva vs. Daraxonrasib (RMX-6236)

Drug	Target / Mechanism	Line of Therapy	Study	mPDAC Patients (evaluable)	ORR	mPFS	mOS	Notes
Daraxonrasib (RMC-6236)	Pan-RAS (RAS(ON) multi-selective inhibitor)	2L+ (previously treated)	Phase 1 (NCT05379985)	Selected for RAS Mutations RAS G12X: n=26/All RAS-mutant: n=38	35% (G12X)/ 29% (All)	8.5 mo (G12X)/ 8.1 mo (All)	13.1 mo (G12X)/ 15.6 mo (All)	Most mature RevMed dataset; basis for Phase 3 development
Saltikva (Salmonella-IL-2) monotherapy, dose escalation	Tumor-colonizing live biotherapeutic delivering IL-2; immune activation	Dose escalation	Phase 1	n=24	81% (immune cell response, NK cell population increase 5 weeks following single dose of Saltikva	N/A	N/A	Test subjects were moribund, end-stage patients. No adverse events reported due to Saltikva.
Saltikva (Salmonella-IL-2) + modified FOLFIRINOX	Tumor-colonizing live biotherapeutic delivering IL-2; immune activation + chemotherapy	1L (frontline)	Phase 2 (NCT04589234)	n=26 (evaluable cohort), all comers.	70%	15 mo	20.3 mo	Based on internal research, only therapy with mature 1L ORR, mPFS, and mOS in mPDAC

Distribution of RAS Mutations Targeted by Competing Programs

RAS Mutations are not found in all solid tumors
All RAS Mutations	20 – 30% of all human cancers
G12D	29%
G12V	23%
G12C	13%

Intellectual Property

Protection of our intellectual property is a strategic priority for our business. We rely on a combination of patents, trademarks, and trade secrets as well as nondisclosure and assignment of invention agreements, material transfer agreements, confidentiality agreements and other measures to protect our intellectual property and other proprietary rights.

Patents

As of the date of this registration statement, our patent estate consists of three patent families. A first patent family, “Methods of Synergistic Treatment of Cancer,” consists of (1) United States patents issued in February 2023 (US. Patent No. 11,576,936) and September 2024 (U.S. Patent No. 12090179) with claims directed to anti-tumor agents (and methods of use) comprised of at least one chemotherapy agent and an attenuated Salmonella typhimurium, (2) a Japanese patent granted in March 2023 (Japanese Patent No. 7249279) with claims directed to an antineoplastic agent for treating breast cancer comprising doxorubicin and an attenuated Salmonella typhimurium, (3) an allowed European patent application published in 2019 (European Patent Application No. 178776712) relating to anti-tumor agents (and methods of use) comprised of at least one chemotherapy agent and an attenuated Salmonella typhimurium, and (4) a pending U.S. patent application published in 2024 (U.S. Patent Application No. 18/817,472) relating to the same technology. The first family’s patents expire between 2037 to 2040, and the pending U.S. and European patent applications, if they issue, would also expire between 2037 and 2040. The patents and applications in this family are assigned to the Company by virtue of its predecessor entity, Salspera, LLC.

A second family, “Methods and Agents for Treating Solid Tumor Cancers,” consists of a pending U.S. application published in 2023 (U.S. Patent Application 17/788,915) and pending European, Australian, Brazilian, Canadian, Chinese, Hong Kong, Indian, Israeli, Korean and Singapore patent applications filed in 2020 relating to anti-tumor agents (and methods of use) comprised of 2 or more chemotherapy agents and an attenuated Salmonella typhimurium. If a patent or patents are issued based on any of the pending patent applications, the resulting patents are projected to expire around 2040. The applications in this family are assigned to the Company by virtue of its predecessor entity, Salspera, LLC. All patents in these two families relate to and cover our Saltikva clinical programs, including pancreatic cancer, osteosarcoma and colorectal cancer.

A third patent family, “Methods and Agents for Treating Solid Tumor Cancers” is comprised of a pending non-provisional U.S. patent application and a pending PCT application (neither of which have published yet), both filed in August 2025 relating to liver treatment agents comprised of at least an attenuated Salmonella strain. Any resulting patents are projected to expire around 2045. Salspera, LLC, our predecessor entity, is the named applicant on these applicatios and the inventors are under a contractual obligation to assign their rights to the Company.

STI licenses certain rights to a fourth patent family from the University of Minnesota. The fourth family, “Salmonella Engineered for Nontoxic Colonization of Tumors,” is comprised of a pending U.S. application published in 2025 (U.S. Patent Application 18/690,594) and pending Europe, Japan, South Korea, Australia, Canada and Israel applications filed in 2022 relating to attenuated Salmonella cells (and related methods of cancer treatment) that involve new, prospective areas of treatment of various cancers unrelated to our Saltikva product. See “Licenses and Collaborations — Licensing Agreement with the University of Minnesota.”

Our patent applications may not result in issued patents, and any patents that have been issued or may be issued in the future may not protect the commercially important aspects of our technology. Furthermore, the validity and enforceability of our issued patents may be challenged by third parties and our patents could be invalidated or modified by the issuing governmental authority. Third parties may independently develop technology that is not covered by our patents that is similar to, or competes with, our technology. In addition, our intellectual property may be infringed or misappropriated by third parties, particularly in foreign countries where the laws and governmental authorities may not protect our proprietary rights as effectively as those in the United States.

The anticancer therapy industry in general, and the chemotherapy sector of this industry in particular, are characterized by the existence of a large number of patents and frequent litigation based on assertions of patent infringement. We are aware of numerous patents issued to third parties that may relate to the technology used in our business, including the composition and manufacture of agents, as well as methods of use. Each of these patents contains multiple claims, any one of which may be independently asserted against us. The owners of these patents may assert that the manufacture, use, sale or offer for sale of our anti-tumor agents infringe one or more claims of their patents. Furthermore, there may be additional patents issued to third parties of which we are presently unaware that may relate to aspects of our technology that such third parties could assert against us and materially and adversely affect our business. In addition, because patent applications can take many years to issue, there may be patent applications that are currently pending and unknown to us, which may later result in issued patents that third parties could assert against us and materially and adversely affect our business.

Any adverse determination in litigations or post grant trial proceedings at the Patent Office relating to intellectual property to which we are or may become a party could subject us to significant liabilities to third parties or require us to seek licenses from third parties, and result in the cancellation and/or invalidation of our intellectual property. Furthermore, if a court finds that we have willfully infringed a third party’s intellectual property, we could be required to pay treble damages and/or attorney fees for the prevailing party, in addition to other penalties. Although intellectual property disputes in the anti-tumor agent area are often settled through licensing or similar arrangements, costs associated with such arrangements can be substantial and often require ongoing royalty payments. We may be unable to obtain necessary licenses on satisfactory terms, if at all. If we do not obtain necessary licenses, we may not be able to redesign our products to avoid infringement; if we are able to redesign our products to avoid infringement, we may not receive FDA approval in a timely manner. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which could have a significant adverse impact on our business.

Trade Secrets

We also rely on trade secrets, technical know-how and continuing innovation to develop and maintain our competitive position. We seek to protect such intellectual property and proprietary information by generally requiring our employees, consultants, contractors, scientific collaborators and other advisors to execute non-disclosure and assignment of invention agreements upon the commencement of their employment or engagement as the case may be. Our agreements with our employees prohibit them from providing us with any intellectual property or proprietary information of third parties. We also generally require confidentiality agreements or material transfer agreements with third parties that receive or have access to our confidential information, data or other materials. Notwithstanding the foregoing, there can be no assurance that our employees and third parties that have access to our confidential proprietary information will abide by the terms of their agreements. Despite the measures that we take to protect our intellectual property and confidential information, unauthorized third parties may copy aspects of our products or obtain and use our proprietary information.

Licenses and Collaborations

Licensing Agreement with the University of Minnesota

On June 19, 2018, Salspera Technologies, Inc., a Delaware corporation and majority owned subsidiary of the Company entered into an Exclusive License Agreement (the “License Agreement”) with the Regents of the University of Minnesota (“UM”), pursuant to which UM granted to STI an exclusive, royalty-bearing license relating to certain intellectual property and patent rights related to inventions described in University Case No. 201700277 (the “License”). As consideration for the License, STI agreed to pay to UM (i) an annual license maintenance fee of $5,000; (ii) royalties on net sales of licensed products on a tiered basis ranging from 1.5% to 2.5%, depending on aggregate net sales; (iii) minimum annual royalty payments ranging from $10,000 to $50,000 beginning in 2022; (iv) milestone payments totaling up to $1.6 million upon the achievement of specified clinical and commercial milestones; (v) a sublicense income sharing payment equal to 10% of non-royalty consideration received before regulatory approval and 5% thereafter; and (vi) a transfer fee of $50,000 in connection with any assignment or change of control, subject to limited exceptions. In consideration for the rights granted in the License Agreement, STI was obligated to (a) issue to UM certain fully paid-up, non-assessable shares of voting equity securities of STI in an amount equal to 8% of its issued and outstanding shares, fully diluted, as of the effective date of the License Agreement, and (b) grant to UM the following anti-dilution rights throughout the term of the License Agreement: whenever STI sells or issues shares during the term of the License Agreement, STI shall issue to UM a number of fully paid-up, non-assessable shares such that the total number of shares issued to UM under the License Agreement shall equal no less than 8% of the total number of its issued and outstanding shares (as determined after the applicable sale or issuance), until STI’s total paid-in capital exceeds $2 million, and certain pre-emptive rights in connection with future equity issuances.

STI also granted to UM the irrevocable right, exercisable whenever STI offers to issue or grant rights to purchase shares during the term of the License Agreement, to purchase shares on the same terms of purchase as provided in such issue such that the number of shares UM may purchase is equal to the product of (x) the percentage ownership of shares held by UM immediately prior to the closing of such new issue, fully diluted, and (y) the number of shares to be issued in connection with such new issue. UM may assign this right to an entity in which it has an equity or other financial interest or which UM controls.

STI also granted to UM board observer rights throughout the term of the license agreement as so long as (1) STI has not registered a class of its securities under the Securities Act; and (ii) UM owns its shares.

The patent and other intellectual property rights granted to UM under the License Agreement do not relate to, or otherwise impact, any of our Saltiva pipeline programs. UM may terminate the License Agreement if STI is delinquent on any report or payment, misses a performance milestone, is in breach of any material provision of the License Agreement or provides any materially false report. STI may terminate this Agreement if UM is in default of any material provision of the License Agreement and fails to remedy the default within 30 days of UM’s receipt of the written notice of default. Absent early termination per the terms discussed above, the License Agreement expires on the date on which both (a) no licensed patent under the License Agreement is active in the applicable territory and (b) no licensed patent application under the License Agreement is pending in the applicable territory. Royalties under the License Agreement shall be paid during the entire duration of the term of the License Agreement.

Government Regulation and Product Approval

The FDA and other regulatory authorities at federal, state, and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, marketing and promotion, distribution, post-approval monitoring and reporting, sampling, and import and export of drugs, such as those we are developing. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Drug Regulation

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act and its implementing regulations. FDA approval is required before any new drug can be marketed in the United States. Drugs are also subject to other federal, state and local statutes and regulations. Failure to comply with applicable FDA or other requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA clinical holds, refusal to approve pending applications, withdrawal of an approval, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

The process required by the FDA before product candidates may be marketed in the United States generally involves the following:

•        completion of preclinical laboratory tests and animal studies, all performed in accordance with the FDA’s Good Laboratory Practice (GLP) regulations;

•        submission to the FDA of an investigational new drug application (IND) which must become effective before human clinical studies may begin and must be updated annually or when significant changes are made;

•        approval by an independent institutional review board (IRB) representing each clinical site before a clinical study may be initiated;

•        performance of adequate and well-controlled human clinical trials in accordance with good clinical practice (GCP) regulations to establish the safety and efficacy of the product candidate for each proposed indication;

•        preparation of and submission to the FDA of a new drug application (NDA);

•        satisfactory completion of an FDA advisory committee review, if applicable;

•        a determination by the FDA within 60 days of its receipt of an NDA to file the application for review;

•        satisfactory completion of an FDA pre-approval inspection of the manufacturing facility(ies) where the product is manufactured to assess compliance with current good manufacturing practice (cGMP) regulations, and of selected clinical investigation sites to assess compliance with GCP; and

•        FDA review and approval of an NDA to permit commercial marketing of the product for its particular labeled uses in the United States.

Preclinical and Clinical Studies

The preclinical and clinical testing and approval process can take many years and the actual time required to obtain approval, if any, may vary substantially based upon the type, complexity and novelty of the product or condition being treated.

Preclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal studies to assess the characteristics and potential safety and efficacy of the product. The conduct of preclinical tests must comply with federal regulations and requirements, including GLP. The results of preclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls and any available human data or literature to support use of the product in humans. Long-term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

The central focus of an IND submission is on the general investigational plan and the protocol(s) for human studies. An IND must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to the proposed clinical studies. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before clinical studies can begin. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development along with any subsequent changes to the investigational plan.

Clinical studies involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for participation in each clinical study. Clinical studies are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the efficacy criteria to be evaluated. A protocol for each clinical study and any subsequent protocol amendments must be submitted to the FDA as part of the IND. Additionally, approval must also be obtained from each clinical study site’s IRB before a study may be initiated at the site, and the IRB must monitor the study until completed. Each year, sponsors must submit an annual progress report to FDA detailing the status of the clinical trial(s) under an IND, and sponsors must timely report to FDA any serious and unexpected adverse reactions, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol, or any findings from other preclinical or clinical studies that suggest a significant risk in humans exposed to the drug. Sponsors generally must also register and report ongoing clinical studies and clinical study results to public registries, including the website maintained by the U.S. NIH, ClinicalTrials.gov.

For purposes of NDA approval, human clinical trials are typically divided into three or four phases. Although the phases are usually conducted sequentially, they may overlap or be combined.

Phase 1.    The drug is initially introduced into healthy human subjects or into patients with the target disease or condition. These studies are designed to evaluate the safety, dosage tolerance, metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and if possible, to gain early evidence on effectiveness.

Phase 2.    The drug is administered to a limited patient population to evaluate dosage tolerance and optimal dosage, identify possible adverse side effects and safety risks and preliminarily evaluate efficacy.

Phase 3.    The drug is administered to an expanded patient population, generally at geographically dispersed clinical study sites to generate enough data to statistically evaluate dosage, clinical effectiveness and safety, to establish the overall benefit-risk relationship of the investigational product and to provide an adequate basis for product approval.

Phase 4.    In some cases, the FDA may condition approval of an NDA for a product candidate on the sponsor’s agreement to conduct additional clinical studies after approval. In other cases, a sponsor may voluntarily conduct additional clinical studies after approval to gain more information about the drug. Such post-approval studies are typically referred to as Phase 4 clinical studies.

The FDA, the IRB or the clinical study sponsor may suspend or terminate a clinical study at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to the submission of an IND, at the end of Phase 2 and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development. Sponsors typically use the meeting at the end of Phase 2 to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trial that they believe will support the approval of the new drug.

Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product and, among other things, must include methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product does not undergo unacceptable deterioration over its shelf life.

Submission of an NDA to the FDA

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development and testing are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The submission of an NDA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.

An NDA must include all relevant data available from pertinent preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of a product, or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational product to the satisfaction of the FDA.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an application for filing. In this event, the application must be resubmitted with the additional information and is subject to payment of additional user fees. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. Under the Prescription Drug User Fee Act (PDUFA) the FDA has agreed to certain performance goals in the review of NDAs through a two-tiered classification system, standard review and Priority Review. Priority Review designation is given to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. According to PDUFA performance goals, the FDA endeavors to review applications subject to standard review within ten to twelve months, whereas the FDA’s goal is to review Priority Review applications within six to eight months, depending on whether the drug is a new molecular entity.

The FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions.

Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, the FDA will typically inspect one or more clinical sites to assure that relevant study data was obtained in compliance with GCP requirements.

After the FDA evaluates the NDA and conducts inspections of manufacturing facilities, it may issue an approval letter or a complete response letter. A complete response letter indicates that the review cycle of the application is complete and the application is not ready for approval. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA may ultimately decide that an application does not satisfy the regulatory criteria for approval. If, or when, the deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the application, the FDA will issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

As a condition of NDA approval, the FDA may require a Risk Evaluation and Mitigation Strategy (REMS) program to help ensure that the benefits of the drug outweigh its risks. If the FDA determines a REMS program is necessary during review of the application, the drug sponsor must agree to the REMS plan at the time of approval. A REMS program may be required to include various elements, such as a medication guide or patient package insert, a communication plan to educate healthcare providers of the drug’s risks, or other elements to assure safe use, such as limitations on who may prescribe or dispense the drug, dispensing only under certain circumstances, special monitoring and the use of patient registries. In addition, all REMS programs must include a timetable to periodically assess the strategy following implementation.

Further, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety and efficacy, and the FDA has the authority to prevent or limit further marketing of a product based on the results of these post-marketing programs. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. Moreover, changes to the conditions established in an approved application, including changes in indications, labeling or manufacturing processes or facilities may require submission and FDA approval of a new NDA or NDA supplement before the changes can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that supporting the original approval, and the FDA uses similar procedures in reviewing supplements as it does in reviewing original applications.

Expedited Development and Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates, one or more of which may be available for our current or future products.

New drug products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a Fast Track product has opportunities for frequent interactions with the review team during product development and, once an NDA is submitted, the product may be eligible for Priority Review. A Fast Track product may also be eligible for rolling review, where the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

A product intended to treat a serious or life-threatening disease or condition may also be eligible for Breakthrough Therapy designation to expedite its development and review. A product can receive Breakthrough Therapy designation if preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the Fast Track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product, including involvement of senior managers.

After an NDA is submitted for a product, including a product with a Fast Track designation and/or Breakthrough Therapy designation, the NDA may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as Priority Review and accelerated approval. A product is eligible for Priority Review if it has the potential to provide a significant improvement in the treatment, diagnosis or prevention of a serious disease or condition compared to marketed products. Depending on whether a drug contains a new molecular entity, Priority Review designation means the FDA’s goal is to take action on the marketing application within six to eight months of the 60-day filing date, compared with ten to twelve months under standard review.

Additionally, products studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant Orphan Drug designation to a drug intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. Orphan Drug designation must be requested before submitting an NDA. After the FDA grants Orphan Drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The Orphan Drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.

If a product with Orphan Drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to Orphan Drug exclusive approval (or exclusivity), which means that the FDA may not approve any other applications, including a full NDA, to market the same drug for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with Orphan Drug exclusivity. Orphan Drug exclusivity does not prevent FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of Orphan Drug designation are tax credits for certain research and a waiver of the application user fee.

A designated Orphan Drug may not receive Orphan Drug exclusivity if it is approved for a use that is broader than the indication for which it received Orphan designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Pediatric Use and Exclusivity

Even when not pursuing a pediatric indication, under the Pediatric Research Equity Act an NDA or supplement thereto must contain data that is adequate to assess the safety and effectiveness of the drug product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. With the enactment of the Food and Drug Administration Safety and Innovation Act in 2012, sponsors must also submit pediatric trial plans prior to the assessment data. Those plans must contain an outline of the proposed pediatric trials the sponsor plans to conduct, including trial objectives and design, any deferral or waiver requests, and other information required by regulation. The FDA must then review the information submitted, consult with the sponsor, and agree upon a final plan. The FDA or the sponsor may request an amendment to the plan at any time. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements.

Separately, in the event the FDA issues a Written Request for pediatric data relating to a drug product, an NDA sponsor who submits such data may be entitled to pediatric exclusivity. Pediatric exclusivity is another type of non-patent marketing exclusivity which, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing exclusivity.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to drug listing and registration, recordkeeping, periodic reporting, product sampling and distribution, adverse event reporting and advertising, marketing and promotion. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. While physicians may prescribe for off-label uses, manufacturers may only promote for the approved indications and in accordance with the provisions of the approved label. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which FDA assesses an annual program fee for each product identified in an approved NDA. In addition, quality-control, drug manufacture, packaging and labeling procedures must continue to conform to cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced and announced inspections by the FDA and these state agencies, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA may withdraw approval of a product if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•        restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market or product recalls;

•        fines, warning or untitled letters or holds on post-approval clinical studies;

•        refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

•        product seizure or detention, or refusal of the FDA to permit the import or export of products; or

•        injunctions or the imposition of civil or criminal penalties.

The FDA may also require post-approval studies and clinical trials if the FDA finds that scientific data, including information regarding related drugs, deem it appropriate. The purpose of such studies would be to assess a known serious risk or signals of serious risk related to the drug or to identify an unexpected serious risk when available data indicate the potential for a serious risk. The FDA may also require a labeling change if it becomes aware of new safety information that it believes should be included in the labeling of a drug.

The Hatch-Waxman Amendments

ANDA Approval Process

The Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Amendments, established abbreviated FDA approval procedures for drugs that are shown to be equivalent to proprietary drugs previously approved by the FDA through the NDA process. Approval to market and distribute these generic equivalent drugs is obtained by filing an abbreviated new drug application (ANDA) with the FDA. An ANDA is a comprehensive submission that contains (among other things), data and information pertaining to the active pharmaceutical ingredient, drug product formulation, specifications and stability of the generic drug, as well as analytical methods, manufacturing process validation data and quality control procedures. However, premarket applications for generic drugs are termed “abbreviated” because they generally do not include preclinical and clinical data to demonstrate safety and effectiveness. Instead, a generic applicant must demonstrate that its product is bioequivalent to a referenced proprietary drug. In certain situations, an applicant may obtain ANDA approval of a generic drug with a strength or dosage form that differs from the referenced proprietary drug pursuant to the filing and approval of an ANDA suitability petition. The FDA will approve the generic product as suitable for an ANDA application if it finds that the generic product does not raise new questions of safety and effectiveness as compared to the innovator product. A product is not eligible for ANDA approval if the FDA determines that it is not equivalent to the referenced proprietary drug or is intended for a different use and it is not otherwise subject to an approved suitability petition. However, such a product might be approved under an NDA, with supportive data from clinical trials.

505(b)(2) NDAs

Section 505(b)(2) of the FDCA, enacted as part of the Hatch-Waxman Amendments, permits the filing of an NDA where at least some of the information required for approval comes from clinical trials not conducted by or for the applicant and which the applicant has not obtained a right of reference. Section 505(b)(2) can serve as a path to approval for modifications to previously approved drugs, such as new indications, formulations, dosage forms, or other conditions of use. If the 505(b)(2) applicant can establish that reliance on the FDA’s previous findings of safety and effectiveness for the approved reference drug is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies for the new product. The FDA may approve the new product for all, or some, of the label indications for which the reference drug has been approved, as well as for any new indication sought by the 505(b)(2) applicant.

Orange Book Listing

In seeking approval for a drug through an NDA, including a 505(b)(2) NDA, applicants are required to submit certain information to the FDA regarding any patents with claims covering the applicant’s product or a method of using the product. Upon approval of the NDA, each of the patents is listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, known as the Orange Book. Any applicant that subsequently files an ANDA or 505(b)(2) application referencing the approved drug must certify to FDA, with respect to each patent listed for the approved drug in the Orange Book: (1) that no patent information was submitted to the FDA; (2) that such patent has expired; (3) the date on which such patent expires; or (4) that such patent is invalid or will not be infringed by the manufacture, use or sale of the drug product for which the application is submitted. This last certification is known as a “paragraph IV certification.” For method of use patents, in lieu of submitting a certification, the applicant may elect to submit a “section viii statement” certifying that its proposed label does not contain (or carves out) any language regarding a patented method of use.

If an ANDA or 505(b)(2) applicant does not challenge one or more listed patents through a paragraph IV certification, the FDA will not approve the ANDA or 505(b)(2) application until all the listed patents claiming the reference product have expired.

If an ANDA or 505(b)(2) applicant provides a paragraph IV certification with its application, the applicant must send notice of the paragraph IV certification to the holder of the NDA for the reference product and all patent holders for the patent at issue within 20 days after the ANDA or Section 505(b)(2) application has been accepted for filing by the FDA. The NDA holder and patent owners may then initiate a patent infringement suit against the ANDA or 505(b)(2) applicant. Under the FDCA, the filing of a patent infringement suit within 45 days of the NDA holder’s or patent owner’s receipt of the notification regarding the paragraph IV certification automatically prevents the FDA from approving the ANDA or 505(b)(2) application until the earliest to occur of 30 months from the date the paragraph IV notice is received, the expiration of the patent, the settlement of the lawsuit or a court decision that the patent is invalid, unenforceable or not infringed. If the NDA holder or patent owners do not bring a patent infringement suit within the 45-day period, they may later bring a patent infringement suit under traditional patent law, but it will not invoke the 30-month stay of approval.

Separate from applicable patent terms and the 30-month stay of approval for paragraph IV applications, the FDA will also refrain from approving an ANDA or 505(b)(2) application until all applicable non-patent exclusivity for the reference drug has expired.

Non-Patent Exclusivity

NDA holders may be entitled to different periods of non-patent exclusivity, during which the FDA cannot approve an ANDA or 505(b)(2) application that relies on the approved drug. For example, an applicant may obtain five years of non-patent exclusivity upon NDA approval of a new chemical entity (NCE) which is a drug that contains an active moiety that has not been previously approved by the FDA in any other NDA. During the five-year period of NCE exclusivity, the FDA cannot accept any application for a product that contains the same active moiety as the approved NCE; however, the FDA can accept an ANDA or 505(b)(2) application for the same active moiety after a four-year period if such application includes a paragraph IV certification.

In addition, a non-NCE drug may qualify for a three-year period of exclusivity for a change to a previously approved product, such as a new indication or condition of use, if one or more new clinical studies (other than bioavailability or bioequivalence studies) was essential to the approval of the application and was conducted or sponsored by the applicant. In such case, the FDA is precluded from approving any ANDA or 505(b)(2) application for the protected modification until after the three-year exclusivity period has concluded. However, unlike NCE exclusivity, the FDA can accept an application and being the review process during the exclusivity period.

International Regulation

In addition to regulations in the United States, we could become subject to a variety of foreign regulations regarding development, approval, commercial sales and distribution of our products if we seek to market our product candidates in other jurisdictions. Whether or not we obtain FDA approval for a product, we must obtain the necessary approvals by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country and can involve additional product testing and additional review periods, and the time may be longer or shorter than that required to obtain FDA approval. The requirements governing, among other things, the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. If we fail to comply with applicable foreign regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Other Healthcare Laws

In addition to FDA restrictions on the marketing of pharmaceutical products, other foreign, federal and state healthcare regulatory laws restrict business practices in the pharmaceutical industry. These laws include, but are not limited to, federal and state anti-kickback, false claims, data privacy and security, and physician payment and drug pricing transparency laws.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity from knowingly and willfully offering, paying, soliciting, receiving or providing any remuneration, directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, formulary managers and beneficiaries on the other hand. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. The majority of states also have anti-kickback laws, which establish similar prohibitions, and in some cases may apply to items or services reimbursed by any third-party payor, including commercial insurers.

The federal False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false, fictitious or fraudulent claim for payment to, or approval by, the federal government, knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Actions under the civil False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Moreover, a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.

The civil monetary penalties statute imposes penalties against any person who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

The federal Health Insurance Portability and Accountability Act of 1996 (HIPAA) created additional federal criminal statutes that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians and certain other healthcare providers. The Affordable Care Act imposed, among other things, new annual reporting requirements through the Physician Payments Sunshine Act for covered manufacturers for certain payments and “transfers of value” provided to physicians (as defined by statute), certain other health care professionals beginning in 2022, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. In addition, certain states require implementation of compliance programs and compliance with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, impose restrictions on marketing practices and/or require the tracking and reporting of marketing expenditures and pricing information as well as gifts, compensation and other remuneration or items of value provided to physicians and other healthcare professionals and entities.

Violations of fraud and abuse laws, including state anti-kickback and false claims laws, some of which apply to items or services reimbursed by any third-party payor, including commercial insurers, may be punishable by criminal and civil sanctions, including fines and civil monetary penalties, the possibility of exclusion from federal healthcare programs, including Medicare and Medicaid, disgorgement and corporate integrity agreements, which impose, among other things, rigorous operational and monitoring requirements on companies. Similar sanctions and penalties, as well as imprisonment, also can be imposed upon executive officers and employees of such companies.

Coverage and Reimbursement

Sales of any pharmaceutical product depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement for such product by third-party payors. Significant uncertainty exists as to the coverage and reimbursement status of any newly approved product. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a payor-by-payor basis. One third-party payor’s decision to cover a particular product does not ensure that other payors will also provide coverage for the product. As a result, the coverage determination process can require manufactures to provide scientific, clinical support, and commercial support for the use of a product to each payor separately. This can be a time-consuming process, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization.

In addition, third-party payors are increasingly reducing reimbursements for pharmaceutical products and services. The U.S. government and state legislatures have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Third-party payors are more and more challenging the prices charged, examining the medical necessity and reviewing the cost effectiveness of pharmaceutical products, in addition to questioning their safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product.

In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. Pharmaceutical products may face competition from lower-priced products in foreign countries that have placed price controls on pharmaceutical products and may also compete with imported foreign products. Furthermore, there can be no assurance that a product will be considered medically reasonable and necessary for a specific indication or considered cost-effective by third-party payors in foreign or national-level systems. In the event that an adequate level of reimbursement is not established, then even if a product is approved by global regulatory authorities, it may adversely affect the ability of manufacturers to sell such product profitably.

Healthcare Reform

In the United States and certain foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system. In March 2010, the ACA was signed into law, which substantially changed the way healthcare is financed by both governmental and private insurers in the United States. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. Other legislative changes have been proposed and adopted since the ACA was enacted, including aggregate reductions of Medicare payments to providers of 2% per fiscal year and reduced payments to several types of Medicare providers, which will remain in effect through 2030 absent additional congressional action.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted legislation designed, among other things, to bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for pharmaceutical products. In addition, individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures and, in some cases, mechanisms to encourage importation from other countries and bulk purchasing. Furthermore, there has been increased interest by third party payors and governmental authorities in reference pricing systems and publication of discounts and list prices.

Data Privacy and Security

Pharmaceutical manufacturers may be subject to U.S. federal and state and foreign health information privacy, security and data breach notification laws, which may govern the collection, use, disclosure and protection of health-related and other personal information. In the United States, HIPAA imposes privacy, security and breach reporting obligations with respect to individually identifiable health information upon “covered entities” (health plans, health care clearinghouses and certain health care providers), and their respective business associates, individuals or entities that create, received, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HIPAA mandates the reporting of certain breaches of health information to HHS, affected individuals and if the breach is large enough, the media. Entities that are found to be in violation of HIPAA as the result of a breach of unsecured protected health information, a complaint about privacy practices or an audit by HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. Even when HIPAA does not apply, according to the Federal Trade Commission or the FTC, failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act 15 U.S.C § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards.

In addition, certain state laws govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, the CCPA became effective on January 1, 2020, which, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Although the law includes limited exceptions, including for “protected health information” maintained by a covered entity or business associate, it may regulate or impact our processing of personal information depending on the context. Further, the CPRA was recently voted into law by California residents. The CPRA significantly amends the CCPA, and imposes additional data protection obligations on covered companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. It also creates a new California data protection agency specifically tasked to enforce the law, which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security.

In Europe, the GDPR went into effect in May 2018, and imposes strict requirements for processing the personal data of data subjects within the European Economic Area and the United Kingdom. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. Relatedly, following the United Kingdom’s withdrawal from the European Economic Area and the European Union, and the expiry of the transition period, companies will have to comply with the GDPR and the GDPR as incorporated into United Kingdom national law, the latter regime having the ability to separately fine up to the greater of £17.5 million or 4% of global turnover. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, for example around how data can lawfully be transferred between each jurisdiction, which may expose us to further compliance risk.

Employees and Human Capital Resources

As of the date of this prospectus, we had a total of 2 employees, consisting of our CEO and CMO.

Our experienced management team is our most valuable resource, through which we are committed to attracting, motivating, and retaining top professionals going forward. We have been able to locate and engage highly qualified independent contractors as needed and do not expect our growth efforts to be constrained by a lack of qualified personnel. We consider our employee relations and our relations with our independent contractors to be good.

We will strive to offer a work environment where employee opinions are valued and one that provides our employees the opportunities to use and augment their professional skills. To achieve our human capital goals, we intend to remain focused on providing our key personnel with raises as appropriate, a 401(k) program, and company stock options. We continue to search out well-qualified highly skilled individuals to help us expand and grow our operations.

Facilities

Our executive offices are located at 45 Prospect Street, Cambridge, Massachusetts 02139. We consider our current office space adequate for our operations.

Legal Proceedings

We are not currently subject to any material legal proceedings. However, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

Management

Directors and Officers

The following table sets forth certain information regarding our board of directors, our executive officers, and some of our key employees, as of the date of this prospectus.

Name	Age	Position
Eddie Moradian	60	Executive Chairman, Chief Executive Officer, Chief Financial Officer and Director
Daniel Saltzman, MD	63	Chief Medical Officer and Director
Brent Lonson(1)	57	Chief Financial Officer
Charles Garner(2)*	50	Director
Luisa Ingargiola(3)*	58	Director
David Schaffer, PhD(4)*	54	Director

____________

(1)      Mr. Brent Lonson will be appointed as our Chief Financial Officer effective immediately upon the closing of this offering.

(2)      Mr. Charles Garner will be appointed as a director of the Company effectively immediately prior to the effectiveness of this registration statement.

(3)      Ms. Luisa Ingargiola will be appointed as a director of the Company effectively immediately prior to the effectiveness of this registration statement.

(4)      Dr. David Schaffer will be appointed as a director of the Company effective immediately prior to the effectiveness of this registration statement.

*        Independent Director Nominee

Eddie Moradian currently serves as the Company’s Chief Executive Officer and Chief Financial Officer and is a co-founder of Salspera, Inc. He is a seasoned executive, having founded/co-founded 10 biotech companies over 30 years. He is an experienced investor and operational chief executive of biotech companies involved in the life science research and early-stage drug development sectors. He has extensive experience in bringing advanced research & development to market. Since 2004, he has served as Chief Executive Officer of MD Biosciences Innovalora Ltd., a company providing contract research services for early-stage biotechnology companies. He currently serves as Chief Executive Officer of Morwell Holding AG, a holding company, and as a partner of MD Bioproducts GmbH and MD Doctors Direct GmbH, companies focused on the manufacturing and sales of biological products and the distribution and sales of diagnostic products, respectively, positions he has held since 2007. Since 2014, he has served as Chief Executive Officer of Blossom Medical LLC, a provider of manufacturing services and biological product sales, and since 2016, as co-Chief Executive Officer of Incubology LLC, an incubator for biotechnology and related companies. He also serves as Chief Executive Officer of Kahlo Sciences, LLC, a neurology-focused contract research organization engaged in drug development, a role he has held since 2020, and as a director of Prava MedTech LLC, a medical device development company, since 2024. He has a M.Sc. degree in biotechnology and a Ph. D in Organic Chemistry/Biotechnology from the Swiss Federal Institute of Technology in Zurich, Switzerland. Mr. Moradian intends to devote forty (40) hours weekly to our company. We believe Mr. Moradian is qualified to serve on our Board due to his track record of executive leadership, his extensive experience in early-stage drug development and commercialization, and his deep institutional knowledge of our Company and products.

Daniel Saltzman currently serves as the Company’s Chief Medical Officer and is a co-founder of Salspera, Inc. Dr. Saltzman is a Professor of Surgery and Pediatrics, Chief of the Division of Pediatric Surgery, and the A.S. Leonard Endowed Chair in Pediatric Surgery at the University of Minnesota Medical School, where he has practiced since 2000. He is internationally recognized for his work in bacterial-based cancer therapy, holds 23 patents across 13 countries, and has authored more than 160 scientific publications. He earned his B.S., M.D., and Ph.D. degrees from the University of Minnesota. He completed his surgical residency at the University of Minnesota and a fellowship in Pediatric Surgery at Arkansas Children’s Hospital. Dr. Saltzman intends to devote forty (40) hours weekly to our company. We believe Dr. Saltzman is qualified to serve on our Board due to his leadership in the medical community, his global expertise in bacterial cancer therapy and his credentialed relevance to the Company’s oncology pipeline.

Brent Lonson is expected to join the Company as Chief Financial Officer immediately upon the completion of this offering. Mr. Lonson currently serves as President of UNPUZL Solutions, LLC since February 2019. From January 2013 to January 2019, Mr. Lonson served as Global Business Unit Chief Financial Officer — Meetings & Events at Carlson Wagonlit Travel (“CWT”), where Mr. Lonson was responsible for global financial strategy, budgeting, and business management. Prior to that, from January 2006 to December 2012, Mr. Lonson served as Regional Chief Financial Officer — Latin America at CWT, overseeing regional finance operations, compliance, and strategic planning. From August 2001 to December 2005, Mr. Lonson served as Finance Director — Latin America at CWT, and from May 2000 to July 2001 served as Audit Manager for the Americas, with responsibility for internal controls, financial reporting, and audit oversight across multiple jurisdictions. Earlier in his career, Mr. Lonson served as Accounting Manager — Latin America Export Operations at Cargill, Inc. from August 1996 to April 2000, and as Corporate Auditor for Latin America at Cargill from June 1992 to July 1996, where Mr. Lonson gained extensive experience in multinational accounting, internal audit, and regulatory compliance. Mr. Lonson received a Bachelor of Science in Business with majors in Accounting and Spanish from the Carlson School of Management — University of Minnesota.

Charles Garner is expected to be appointed to the Board of Directors immediately prior to the effectiveness of this registration statement. Mr. Garner served as Chief Financial Officer of Lung Therapeutics, Inc., a clinical stage biopharmaceutical company focused on developing novel therapies for the treatment of orphan pulmonary and fibrosis indications, from December 2018 to May 2024. Mr. Garner was a finance consultant providing strategic and financial advisory services to biopharmaceutical companies from October 2015 to December 2018. From October 2013 to October 2015, Mr. Garner served as the Chief Financial Officer, Chief Business Officer and Treasurer for Recro Pharma, Inc., (Nasdaq: REPH) a specialty pharmaceutical company. From March 2010 to May 2011, Mr. Garner served as a director in the Merchant Banking Group of Burrill & Company, a diversified global financial services firm focused on the life sciences industry. From 2008 to May 2010, Mr. Garner was self-employed providing consulting and financial advisory services. From 1999 to 2008, Mr. Garner worked in the Healthcare Investment Banking Group of Deutsche Bank Securities. While with Deutsche Bank, Mr. Garner focused on assisting life sciences companies with financing and advisory transactions. Mr. Garner began his career at PricewaterhouseCoopers, in its Business Assurance Group. Mr. Garner received his Bachelors of Business Administration, high distinction, with a concentration in accounting and finance from the University of Michigan. We believe Mr. Garner is qualified to serve on our Board due to his extensive experience as a chief financial officer, his significant expertise in public company financings and his deep financial and accounting expertise.

Luisa Ingargiola is expected to be appointed to the Board of Directors immediately prior to the effectiveness of this registration statement. Ms. Ingargiola has served as Chief Financial Officer of Avalon GloboCare Corp. (NASDAQ: ALBT), a publicly listed bio-tech health care company, since February 2017. From 2007 to 2018, she served as the Chief Financial Officer and Co-Founder of MagneGas Corporation. Since April 2018, she has been a member of the board of directors and Audit Committee Chair for BioCorRx Inc. (OTC: BICX). Since December 2020, she has been a member of the board of directors and Audit Committee Chair of Vision Marine Technologies, Inc. (NASDAQ: VMAR). Since August 2021, she has served as a director of Dragonfly Energy Holdings (NASDAQ: DFLI), where she has served as the chair of the Audit Committee since October 2022. Since February 2025, Ms. Ingargiola has served as a member of the board and Audit Committee Chair of Fusion Fuel Green PLC (NASDAQ: HTOO). Since August 1, 2025, she has been a member of the board of directors of D. Boral ARC Acquisition I Corp. (NASDAQ: BCAR), a special purpose acquisition company. From March 2024 to June 2025, Ms. Ingargiola served as a member of the board of directors of Xos, Inc. (NASDAQ: XOS). From November 2020 to February 2023, Ms. Ingargiola was a member of the board of directors and as Audit Committee Chair for Progress Acquisition Corporation. From December 2020 to December 2021, she served as a member of the board of directors and as the audit committee chair of Siyata Mobile (NASDAQ: SYTA). From May 2018 to November 2022, she was a member of the board of directors and Audit Committee Chair for AgEagle Aerial Systems Inc. (NYSE American: UAVS). Ms. Ingargiola holds an M.B.A. in Health from the University of South Florida and a B.S. in Finance from Boston University. We believe Ms. Ingargiola is qualified to serve on our Board due to her significant experience on public company boards and her knowledge of and experience with public company governance.

David Schaffer is expected to be appointed to the Board of Directors immediately prior to the effectiveness of this registration statement. Since 1995 Dr. Schaffer has been serving as a professor of Chemical and Biomolecular Engineering, Bioengineering, and Molecular and Cell Biology at the University of California, Berkeley, and since 2022 he has been serving as the Director of QB3, Bakar Labs, and the Bakar Fellows Program at the University. Dr. Schaffer’s research focuses on the application of engineering principles to gene and stem cell therapies, including the development of viral vectors and technologies to study and control stem cell function. Dr. Schaffer has authored or co-authored over 250 scientific publications, advised more than 100 graduate students and postdoctoral fellows, and is named as an inventor on over 50 issued patents. Technologies developed in Dr. Schaffer’s laboratory have been evaluated in more than 10 human clinical trials. Dr. Schaffer has co-founded several biotechnology companies, including 4D Molecular Therapeutics (Nasdaq — FDMT), Ignite Immunotherapies Therapeutics (acquired by Pfizer), and Rewrite (acquired by Intellia Therapeutics). Dr. Schaffer has received various professional honors, including election to the National Academy of Engineering and the National Academy of Inventors, as well as awards from professional engineering and scientific organizations. Dr. Schaffer currently serves as a member of advisory board of various companies, including Juvena, Inc., Catalent, Inc., and SonoThera, Inc. From 2014 to 2020 Dr. Schaffer served as a member of the board of directors of uniQure Inc. (Nasdaq — QURE) and from 2013 to 2022 as a member of the board of directors of 4D Molecular Therapeutics (Nasdaq — FDMT). Dr. Schaffer received a B.S. degree from Stanford University in 1993 and a Ph.D. degree from Massachusetts Institute of Technology in 1998, both in chemical engineering, and completed a postdoctoral fellowship at the Salk Institute for Biological Studies. We believe Dr. Schaffer is qualified to serve on our Board due to his extensive leadership experience in the biotechnology industry and his significant expertise with public companies.

Number and Terms of Office of Officers and Directors

Upon the effectiveness of the registration statement of which this prospectus forms a part, we expect that our board of directors will consist of five members. Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws.

Director Independence and Committees of the Board of Directors

Director Independence

Of our prospective directors, we have determined that Charles Garner, Luisa Ingargiola and David Schaffer are “independent” directors under the Nasdaq listing standards, while Messrs. Moradian and Saltzman are not independent under such standards. We have also determined that each of the three prospective members of the Audit Committee is “independent” for purposes of Section 10A(m)(3) of the Exchange Act and the rules promulgated thereunder and under the Nasdaq listing standards. Further, the Board has determined that each of the [two] prospective members of both the Compensation Committee and the Nominating and Corporate Governance Committee is “independent” under the Nasdaq listing standards.

Board Committees

Prior to the consummation of this offering, we will have three standing committees of the Board: the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the board committees will act pursuant to a separate written charter adopted by our board of directors, each of which is available on our website at salspera.com. Our board of directors may at any time or from time to time appoint certain other committees in its sole discretion as it deems necessary or appropriate to carry out its functions.

Audit Committee

The Audit Committee will consist of Charles Garner, Luisa Ingargiola and David Schaffer, with [•] serving as Chairman. The Board has determined that all of the prospective members of the Audit Committee are “independent,” as defined by the Nasdaq listing standards and by applicable SEC rules. In addition, the Board has determined that [•] is an audit committee financial expert, as that term is defined by the SEC rules, by virtue of having the following attributes through relevant experience: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves; (iii) experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The function of the Audit Committee relates to oversight of the auditors, the auditing, accounting, and financial reporting processes, and the review of the Company’s financial reports and information. In addition, the functions of the Audit Committee will include, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results and the results of their audit, and reviewing the Company’s internal accounting controls.

Compensation Committee

The Compensation Committee will consist of [•] (Chairman) and [•]. The Board has determined that all of the prospective members of the Compensation Committee are “independent,” as defined by Nasdaq listing standards. The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and our other executive officers, including all of the executive officers named in the Summary Compensation Table under the heading “Executive Compensation” below (the “named executive officers”). Among its other duties, the Compensation Committee oversees all significant aspects of the Company’s compensation plans and benefit programs. The Compensation Committee annually reviews and approves corporate goals and objectives for the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee also recommends to the Board the compensation and benefits for members of the Board. The Compensation Committee has also been appointed by the Board to administer our Equity Incentive Plan. The Compensation Committee does not delegate any of its authority to other persons.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee will be comprised of [•] (Chairman) and [•]. The committee members are independent under applicable Nasdaq rules and regulations. The Nominating and Corporate Governance Committee is responsible for, among other things, considering potential board members, making recommendations to the full board as to nominees for election to the board, assessing the effectiveness of the board and implementing our corporate governance guidelines.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year have not served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Family Relationships

There are no family relationships among any of the directors or executive officers.

Code of Business Conduct and Ethics and Insider Trading Policy

Effective upon consummation of this offering, our board of directors will adopt a Code of Ethical Conduct and an Insider Trading Policy. We will file a copy of our Code of Ethics as an exhibit to the registration statement filed in connection with our initial public offering. Once filed, you can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. The Code of Ethics will also be available on our website at salspera.com. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Limitation of Directors Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. In addition, we have or will enter into indemnification agreements with all of our directors and named executive officers whereby we indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of ours, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is or was one of our officers or directors of our Company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative related to their role with us.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.      any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.      any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.      being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.      being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.     being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.      being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Executive Compensation

The following table sets forth the aggregate compensation paid to our named executive officers for the fiscal years ended December 31, 2024 and 2023. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and Chief Medical Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eddie Moradian	2024	—	—	—	—	—	—	—
Chief Executive Officer and Chief Financial Officer	2023	—	—	—	—	—	—	—
Dan Saltzman	2024	—	—	—	—	—	—	—
Chief Medical Officer	2023	—	—	—	—	—	—	—

Employment Arrangements with our Executive Officers

Eddie Moradian Services and Employment Agreement

The Company entered into a Service and Confidentiality Agreement with Eddie Moradian effective October 1, 2021 (“Moradian Service Agreement”). Pursuant to his Services Agreement with the Company, Dr. Moradian was appointed to serve as the Company’s Chief Executive Officer for a term of an indefinite duration terminating upon elective termination of his position by the Company’s shareholders. Under the agreement, his engagement may be terminated by either party, without cause, at any time, with a two-month prior notice period. Dr. Moradian is not entitled to any compensation in his role under this agreement.

The Company plans to enter into an executive employment agreement with Mr. Moradian, to become effective upon the completion of this offering (the “Moradian Employment Agreement”) and superseding the Moradian Service Agreement. Under the Moradian Employment Agreement, Mr. Moradian shall serve as Chief Executive Officer with overall operational control of the company and supervisory authority over all employees, reporting directly to the Board of Directors. He will receive an annual base salary of $[•], subject to periodic review by the Board. Beginning with fiscal year 2026, he is eligible for an annual discretionary bonus with a target equal to 50% of his then-current base salary, payable on or before March 15 of the following calendar year. Within 30 days after the Effective Date, we will grant him a stock option to purchase [____] shares of our common stock at fair market value on the grant date, subject to the terms of our Equity Incentive Plan and the applicable award agreement. Mr. Moradian is also entitled to participate in our standard senior executive benefit plans, receive reimbursement for reasonable business expenses in accordance with company policy, and take paid vacation and sick leave per our policies.

In the event of Mr. Moradian’s death or disability, or termination by us for cause (as defined in the Moradian Employment Agreement), he or his estate will receive accrued but unpaid base salary through the date of termination, vested benefits under our plans, and (in the case of death or disability) any earned but unpaid bonus for the prior completed fiscal year. No additional severance is payable in these circumstances. If we terminate Mr. Moradian’s employment without cause or if he resigns for good reason (as defined in the Moradian Employment Agreement), and subject to his execution and non-revocation of a general release of claims and his resignation from the Board and any other positions, he will receive accrued base salary and vested benefits, continuation of his base salary for 12 months, reimbursement of COBRA health insurance premiums for up to 12 months, and full acceleration of all unvested equity awards. In the event of a change in control, if Mr. Moradian is terminated without cause or resigns for good reason during the period beginning three months before and ending 12 months after the change in control, his severance benefits increase to include an additional 12 months of base salary plus his target bonus, paid on the same schedule as the other severance amounts.

This summary is qualified in its entirety by the full text of the employment agreement.

Daniel Saltzman Services Agreement

The Company entered into a Service and Confidentiality Agreement with Daniel Saltzman effective October 1, 2021. Pursuant to his Services Agreement with the Company, Dr. Saltzman was appointed to serve as the Company’s Chief Medical Officer for a term of an indefinite duration terminating upon elective termination of his position by the Company’s shareholders. Under the agreement, his engagement may be terminated by either party, without cause, at any time, with a two-month prior notice period. Dr. Saltzman is not entitled to any compensation in his role under this agreement.

Compensation of Directors

There was no cash or equity compensation paid to our directors for the years ended December 31, 2023 and December 31, 2024.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding stock awards held by any of our executive officers at December 31, 2024.

Employee benefits plans

2025 Equity Incentive Plan

Prior to the consummation of this offering, the Company intends to implement the Salspera Inc. 2025 Equity Incentive Plan (the “Equity Incentive Plan”) to attract, retain, and motivate persons who make important contributions to the Company. The following is a summary of the material features of the Equity Incentive Plan.

Eligibility

The Administrator may grant awards to any director, employee or consultant of the Company or its subsidiaries. Only employees are eligible to receive incentive stock options.

Administration

The Equity Incentive Plan will be administered by the Board of Directors (the “Board”) or one more committees or subcommittees of the Board, which will be comprised, unless otherwise determined by the Board, solely of not less than two members who will be non-employee directors (a “Committee”), or any officer that has been delegated administrative authority pursuant to the Equity Incentive Plan for the duration such delegation is in effect (collectively, the “Administrator”). The Administrator, which initially will be the Board with respect to awards to non-employee directors and the Compensation Committee of our Board with respect to other participants. The Administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of the Equity Incentive Plan, subject to the Equity Incentive Plan’s express terms and conditions. The Administrator will also set the terms and conditions of all awards under the Equity Incentive Plan, including any vesting and vesting acceleration conditions.

Share Reserve

The maximum aggregate number of shares of the Company’s common stock (the “Shares”) that may be issued under the Equity Incentive Plan is the sum of (A)      , plus (B) an increase commencing on January 1, 2026, and continuing annually on each anniversary thereof through and including January 1, 2035, equal to the lesser of (i)      % of the Shares outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of Shares as determined by the Board or the Committee.

Shares may be issued upon the exercise of incentive stock options.

Shares issuable under the Equity Incentive Plan may be authorized, but unissued, or reacquired shares. Shares underlying any awards under the Equity Incentive Plan that are settled in cash, forfeited, canceled, repurchased, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the Equity Incentive Plan, although shares shall not again become available for issuance as incentive stock options. Additionally, shares issued as “substitute awards” (as defined in the Equity Incentive Plan) will not count against the Equity Incentive Plan’s share limit, except substitute awards that are incentive stock options will count against the incentive stock option limit.

The share reserve described herein may be subject to certain adjustments in the event of certain changes in the capitalization of the Company (see Equitable Adjustments below).

Annual Limitation on Awards to Non-Employee Directors

The Equity Incentive Plan contains a limitation whereby the value of all awards under the 2025 Plan and all other cash compensation paid by the Company to any non-employee director may not exceed $750,000 for the first calendar year a non-employee director is initially appointed to the Board, and $500,000 in any other calendar year.

Types of Awards

The Equity Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent awards, and other stock- or cash-based awards (collectively, “awards”).

Stock Options.    The Equity Incentive Plan permits the granting of both options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and options that do not so qualify. Options granted under the 2025 Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Nonqualified options may be granted to any persons eligible to receive awards under the Equity Incentive Plan.

The exercise price of each option will be determined by the Administrator, but such exercise price may not be less than 100% of the fair market value of one Share on the date of grant or, in the case of an incentive stock option granted to a 10% or greater stockholder, 110% of such share’s fair market value. The term of each option will be set by the Administrator and may not exceed ten (10) years from the date of grant (or five (5) years for an incentive stock option granted to a 10% or greater stockholder). The Administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Stock Appreciation Rights.    The Administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to Shares or cash, equal to the value of the appreciation in the Company’s stock price over the exercise price, as set by the Administrator and which will be at least equal to the fair market value of a Share on the grant date. The term of each stock appreciation right will be set by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.

Restricted Stock.    A restricted stock award is an award of Shares that vests in accordance with the terms and conditions established by the Administrator. The Administrator will determine the persons to whom grants of restricted stock awards are made, the number of restricted shares to be awarded, the price (if any) to be paid for the restricted shares, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of restricted stock awards. Unless otherwise provided in the applicable award agreement, a participant generally will have the rights and privileges of a stockholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive cash dividends, if applicable.

Restricted Stock Units.    Restricted stock units are the right to receive Shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with the Company or its subsidiaries, the passage of time or other restrictions or conditions. The Administrator determines the persons to whom grants of restricted stock units are made, the number of restricted stock units to be awarded, the time or times within which awards of restricted stock units may be subject to forfeiture, the vesting schedule, and rights to acceleration thereof, and all other terms and conditions of the restricted stock unit awards. The value of the restricted stock units may be paid in Shares, cash, other securities, other property, or a combination of the foregoing, as determined by the Administrator.

The holders of restricted stock units will have no voting rights. Prior to settlement or forfeiture, restricted stock units awarded under the Equity Incentive Plan may, at the Administrator’s discretion, provide for a right to dividend equivalents.

Performance Awards.    The Administrator has the authority to grant stock options, stock appreciation rights, restricted stock, or restricted stock units as a performance award, which means that such awards vest at least in part upon the attainment of one or more specified performance criteria. For each performance period, the Administrator will have the sole authority to select the length of such performance period, the types of performance awards to be granted, the performance criteria that will be used to establish the performance goals, and the level(s) of performance which shall result in a performance award being earned. At any time, the Administrator may adjust or modify the calculation of a performance goal for a performance period, to appropriately reflect any circumstance or event that occurs during a performance period and that in the Administrator’s sole discretion, warrants adjustment or modification. Depending on the type of performance award granted, the previously discussed terms and conditions will also apply to a performance award.

Performance criteria for a performance award may be based on the attainment of specific levels of performance of the Company (and/or one or more subsidiaries, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more subsidiaries as a whole or any business unit(s) of the Company and/or one or more subsidiaries or any combination thereof, or any of the above performance criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Administrator deems appropriate, or as compared to various stock market indices.

Dividend Equivalents.    An award of dividend equivalents entitles the holder to be credited with an amount equal to all dividends paid on one Share while the holder’s tandem award is outstanding. Dividend equivalents may be paid currently or credited to an account for the participant, settled in cash or Shares, and subject to the same restriction on transferability and forfeitability as the award with respect to which the dividend equivalents are granted.

Other Stock- or Cash-Based Awards.    Other stock-based awards may be granted either alone, in addition to, or in tandem with, other awards granted under the Equity Incentive Plan and/or cash awards made outside of the Equity Incentive Plan. The Administrator shall have authority to determine the service providers to whom and the time or times at which other stock-based awards shall be made, the amount of such other stock-based awards, and all other conditions of the other stock-based awards including any dividend and/or voting rights. The Administrator may grant cash awards in such amounts and subject to such performance or other vesting criteria and terms and conditions as the Administrator may determine.

Repricing

Notwithstanding anything to the contrary in the Equity Incentive Plan, unless a repricing is approved by shareholders, in no case may the Administrator (i) amend an outstanding option or stock appreciation right to reduce the exercise price of the award, (ii) cancel, exchange, or surrender an outstanding option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (iii) cancel, exchange, or surrender an outstanding option or stock appreciation right in exchange for an option or stock appreciation right with an exercise price that is less than the exercise price of the original award.

Equitable Adjustments

In the event of a merger, consolidation, recapitalization, stock split, reverse stock split, reorganization, split-up, spin-off, combination, repurchase or other change in corporate structure affecting the Shares, the Administrator will adjust (i) the number and class of shares which may be delivered under the Equity Incentive Plan (or number and kind of other securities or other property); (ii) the number, class and price (including the exercise or strike price of options and stock appreciation rights) of shares subject to outstanding awards, (iii) any applicable performance criteria, performance period, and other terms and conditions of outstanding performance awards, and (iv) the Equity Incentive Plan’s numerical limits.

Change in Control

In the event of a change in control (as defined in the Equity Incentive Plan), each outstanding award shall be assumed or an equivalent award substituted by the acquiring or successor corporation or a parent of the acquiring or successor corporation. Unless determined otherwise by the Administrator, if a successor refuses to assume or substitute for the award, (A) the participant will fully vest in and have the right to exercise the award, (B) all applicable restrictions will lapse, and (C) all performance objectives and other vesting criteria will be deemed achieved at targeted levels.

Term

The Equity Incentive Plan will become effective when approved by our shareholders, and, unless terminated earlier, the Equity Incentive Plan will continue in effect for a term of ten (10) years.

Amendment and Termination

Our Board may amend, alter, suspend, or terminate the Equity Incentive Plan at any time. No amendment or termination of the Equity Incentive Plan will materially impair the rights of any participant, unless mutually agreed otherwise between the participant and the Company. Approval of the stockholders shall be required for any amendment, where required by applicable law, as well as (i) to increase the number of shares available for issuance under the Equity Incentive Plan and (ii) to change the persons or class of persons eligible to receive awards under the Equity Incentive Plan.

Recoupment Policy

All awards granted under the Equity Incentive Plan, all amounts paid under the Equity Incentive Plan, and all Shares issued under the Equity Incentive Plan shall be subject to reduction, recoupment, clawback, or recovery by the Company in accordance with applicable laws and with Company policy.

Form S-8

The Company intends to file with the SEC a registration statement on Form S-8 covering the Shares issuable under the Equity Incentive Plan.

Material United States Federal Income Tax Considerations

The following is a general summary under current law of the material U.S. federal income tax considerations related to awards and certain transactions under the Equity Incentive Plan, based upon the current provisions of the Code and regulations promulgated thereunder. This summary deals with the general federal income tax principles that apply and is provided only for general information. It does not describe all federal tax consequences under the Equity Incentive Plan, nor does it describe state, local, or foreign income tax consequences or federal employment tax consequences. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

The Equity Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Company’s ability to realize the benefit of any tax deductions described below depends on the Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Company’s tax reporting obligations.

Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If Shares issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such Shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither the Company nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If the Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Shares at exercise (or, if less, the amount realized on a sale of such Shares) over the option exercise price thereof, and (ii) the Company or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering Shares.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonqualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Nonqualified Options.    No income is generally realized by the optionee at the time a nonqualified option is granted. Generally, (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the Shares issued on the date of exercise, and the Company or its subsidiaries receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the Shares have been held. Special rules will apply where all or a portion of the exercise price of the nonqualified option is paid by tendering Shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value of the Shares over the exercise price of the option.

Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalent Awards and Other Stock- and Cash-Based Awards.    The current federal income tax consequences of other awards authorized under the Equity Incentive Plan generally follow certain basic patterns: (i) stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified options; (ii) nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the Shares over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); and (iii) restricted stock units, dividend equivalents, and other stock- or cash-based awards are generally subject to tax at the time of payment. The Company or its subsidiaries generally should be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes such income.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of Shares acquired from a stock appreciation right, restricted stock, restricted stock unit, dividend equivalent award, or other stock-based award will be the amount paid for such shares plus any ordinary income recognized when the shares were originally delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Performance Awards.    The tax consequences of performance awards will generally mirror those of the underlying award type, each of which is discussed above.

Parachute Payments.    The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either the Company or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award under the Equity Incentive Plan. In general, stock options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. Restricted stock awards are not generally subject to Section 409A. Restricted stock units are subject to Section 409A unless they are settled within two and one-half months after the end of the later of (1) the end of the Company’s fiscal year in which vesting occurs or (2) the end of the calendar year in which vesting occurs. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% federal tax and premium interest in addition to the federal income tax at the participant’s usual marginal rate for ordinary income.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

We do not currently have a written policy regarding the timing of equity awards, but we do not grant equity awards in anticipation of the release of material nonpublic information, nor do we time the release of material nonpublic information based on equity award grant dates.

Principal Stockholders

Based solely upon information made available to us, the following table sets forth information as of [•], 2025 regarding the beneficial ownership of our common stock:

•        each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•        each of our named executive officers and directors; and

•        all our executive officers and directors as a group.

The percentage ownership information shown in the table is based upon [•] shares of common stock outstanding as of the date hereof. In addition, the number of shares and percentage of shares beneficially owned after the offering gives effect to the issuance by us of [•] shares of common stock in this offering assuming an initial public offering price of $[•] per share (the mid-point of the price range set forth on the cover page of this prospectus). The percentage ownership information assumes no exercise of the underwriters’ over-allotment option.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of the date of this prospectus are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

The address of each holder listed below, except as otherwise indicated, is 45 Prospect Street, Cambridge, Massachusetts 02139.

Name of Beneficial Owner	Shares of Common Beneficially Stock Owned	Percent of Common Stock Beneficially Owned Before Offering(1)	Percent of Common Stock Beneficially Owned After Offering(1)
Named Executive Officers and Directors
Eddie Moradian	326,720	32.27%	[ ]	%
Dan Saltzman	440,000	43.46%	[ ]	%
Brent Lonson	—	—%	—%
Charles Garner	—	—%	—%
Luisa Ingargiola	—	—%	—%
David Schaffer	—	—%	—%
All directors and executive officers as a group (6 persons)	766,720	75.73%	[ ]	%
5% Stockholders
Alen Moradian(2)	68,640	6.78%	[ ]	%
Henry Shasha(3)	68,640	6.78%	[ ]	%
Dan Moradian(4)	66,000	6.52%	[ ]	%

____________

*        Less than 1%.

(1)      Percentage ownership is based on 1,011,250 shares of our common stock outstanding prior to this offering and [•] shares of our common stock outstanding after this offering.

(2)      Upon the closing of the Company’s initial public offering, Alan Moradian will receive an additional [•] shares of our common stock in connection with the conversion of 2021 SAFEs and 2025 SAFEs.

(3)      Upon the closing of the Company’s initial public offering, Henry Shasha will receive an additional [•] shares of our common stock in connection with the conversion of 2021 SAFEs.

(4)      Upon the closing of the Company’s initial public offering, Dan Moradian will receive an additional [•] shares of our common stock in connection with the conversion of 2021 SAFEs.

Certain Relationships and Related Party Transactions

On occasion we may engage in certain related party transactions. All prior related party transactions were approved by our Board of Directors and a majority of our issued and outstanding shares of capital stock. Upon the consummation of offering, our policy is that all related party transactions will be reviewed and approved by the Audit Committee of our Board of Directors prior to our entering into any related party transactions.

The Company has an arrangement with Blossom Medical LLC, d/b/a MD Biosciences Bioproducts, pursuant to which Blossom Medical LLC provides services to the Company including: manufacturing of Saltikva®, quality control and quality assurance of Saltikva®, dispensing, labeling and packaging, drug shipment services and logistics, controlled storage of the drug, inventory control and laboratory and storage space. Eddie Moradian, our co-founder, Executive Chairman and Chief Executive Officer, is the sole owner of all of the equity of Blossom Medical LLC.

Since our inception, Eddie Moradian, our founder and Chier Executive Officer, has been assisted by certain members of his immediate family in connection with our fundraising efforts. In connection with our private financing activities, Mr. Moradian’s immediate family members invested in the Company through SAFE agreements on terms identical to those provided to numerous unrelated third-party investors in the same financing rounds. Specifically, his siblings:

•        Henry Shasha, invested an aggregate amount of $20,000 pursuant to the 2021 SAFEs;

•        Alen Moradian, invested an aggregate amount of $20,000 pursuant to the 2021 SAFEs and $40,000 under the 2025 SAFEs; and

•        Dan Moradian, invested an aggregate amount of $20,000 pursuant to the 2021 SAFEs.

Each of the SAFEs described above provides for conversion of shares into the greater of: (1) the number of shares of stock equal to such holders purchase amount under the applicable SAFE instrument divided by the lowest price per share of the stock issued in the qualifying offering triggering conversion, or (2) the number of shares of stock equal to the purchase amount under the applicable SAFE divided by the SAFE Price. For further discussion of our SAFE instruments, see “Description of Capital Stock — SAFE.”

Statement of Policy

All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

To the best of our knowledge, during the past three fiscal years, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

Description of Capital Stock

General

Pursuant to our certificate of incorporation, our authorized capital stock consists of 5,000,000 shares of common stock. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

As of ____, 2025, 1,011,250 shares of common stock were issued and outstanding held by eight stockholders of record. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights.

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor, subject to any preferential distribution rights of third parties. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any indebtedness of our company.

Preferred Stock

None.

SAFE

A SAFE (Simple Agreement for Future Equity) is an agreement to provide an investor a future equity stake in the issuing company based on the amount invested if, and only if, a triggering event occurs, such as an additional round of financing or the sale of the company.

In 2021, the Company completed a financing round by issuing Simple Agreements for Future Equity (“SAFEs”) in an aggregate amount of $535,000 to eight accredited investors (the “2021 SAFEs”). The 2021 SAFEs included a valuation cap of $55,000,000, and entitled holders thereof, in the case of an equity financing prior to the termination of the 2021 SAFEs, to convert such holder’s 2021 SAFE into the greater of: (1) the number of shares of stock equal to such holders purchase amount under the 2021 SAFE divided by the lowest price per share of the stock issued in such offering or (2) the number of shares of stock equal to the purchase amount under the 2021 SAFE divided by the SAFE Price (as defined therein). In connection with and upon the consummation of the Company’s initial public offering, the Company will issue an aggregate of [•] shares to holders of the 2021 SAFEs.

In 2022, the Company completed a financing round by issuing SAFEs in an aggregate amount of $145,000 to three accredited investors (the “2022 SAFEs”). The 2022 SAFEs included a valuation cap of $55,000,000, and entitled holders thereof, in the case of an equity financing prior to the termination of the 2022 SAFEs, to convert such holder’s 2022 SAFE into the greater of: (1) the number of shares of stock equal to such holders purchase amount under the 2022 SAFE divided by the lowest price per share of the stock issued in such offering or (2) the number of shares of stock equal to the purchase amount under the 2022 SAFE divided by the SAFE Price (as defined therein). In connection with and upon the consummation of the Company’s initial public offering, the Company will issue an aggregate of [•] shares to holders of the 2022 SAFEs.

In 2023, the Company completed a financing round by issuing SAFEs in an aggregate amount of $150,000 to two accredited investors (the “2023 SAFEs”). The 2023 SAFEs included a valuation cap of $55,000,000, and entitled holders thereof, in the case of an equity financing prior to the termination of the 2023 SAFEs, to convert such holder’s 2023 SAFE into the greater of: (1) the number of shares of stock equal to such holders purchase amount under the 2023 SAFE divided by the lowest price per share of the stock issued in such offering or (2) the number of shares of stock equal to the purchase amount under the 2023 SAFE divided by the SAFE Price (as defined therein). In connection with and upon the consummation of the Company’s initial public offering, the Company will issue an aggregate of [•] shares to holders of the 2023 SAFEs.

In connection with the 2023 SAFEs, the holders of the 2023 SAFEs also entered into a Pro Rata Agreement with the Company, pursuant to which such holders shall have the right to purchase their pro rata share of standard preferred stock being sold in an equity financing. These agreements and the rights thereunder terminate automatically immediately prior to the closing of a liquidity event, which includes an initial public offering.

In 2024, the Company completed a financing round by issuing SAFEs in an aggregate amount of $50,000 to one accredited investor (the “2024 SAFEs”). The 2024 SAFEs included a valuation cap of $55,000,000, and entitled holders thereof, in the case of an equity financing prior to the termination of the 2024 SAFEs, to convert such holder’s 2024 SAFE into the greater of: (1) the number of shares of stock equal to such holder’s purchase amount under the 2024 SAFE divided by the lowest price per share of the stock issued in such offering or (2) the number of shares of stock equal to the purchase amount under the 2024 SAFE divided by the SAFE Price (as defined therein). In connection with and upon the consummation of the Company’s initial public offering, the Company will issue an aggregate of [•] shares to holders of the 2024 SAFEs.

In connection with the 2024 SAFEs, the holders of the 2024 SAFEs also entered into a Pro Rata Agreement with the Company, pursuant to which such holders shall have the right to purchase their pro rata share of standard preferred stock being sold in an equity financing. These agreements and the rights thereunder terminate automatically immediately prior to the closing of a liquidity event, which includes an initial public offering.

In 2025, the Company completed a financing round by issuing Simple Agreements for Future Equity (SAFE) in an aggregate amount of $1,310,000 to sixteen accredited investors (the “2025 SAFEs”). The 2025 SAFEs included a valuation cap of $55,000,000, and entitled holders thereof, in the case of an equity financing prior to the termination of the 2025 SAFEs, to convert such holder’s 2025 SAFE into the greater of: (1) the number of shares of stock equal to such holder’s purchase amount under the 2025 SAFE divided by the lowest price per share of the stock issued in such offering or (2) the number of shares of stock equal to the purchase amount under the 2025 SAFE divided by the SAFE Price (as defined therein). In connection with and upon the consummation of the Company’s initial public offering, the Company will issue an aggregate of [•] shares to holders of the 2025 SAFEs.

In connection with the 2025 SAFEs, the holders of the 2025 SAFEs also entered into a Pro Rata Agreement with the Company, pursuant to which such holders shall have the right to purchase their pro rata share of standard preferred stock being sold in an equity financing. These agreements and the rights thereunder terminate automatically immediately prior to the closing of a liquidity event, which includes an initial public offering.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is [•]

Representative’s Warrants

We have agreed to sell to the representative of the underwriters of this offering, or its permitted designees, for nominal consideration, warrants to purchase [___] shares of our common stock as additional consideration to the underwriters in this offering (assuming an initial public offering price of $[___] per share (the mid-point of the price range set forth on the cover page of this prospectus)). The representative’s warrants will have an exercise price equal to 125.0% of the public offering price in this offering and shall be exercisable during the five (5) year period commencing 180 days following the commencement of sales of the securities in this offering, which is also the effective date of the registration statement of which this prospectus is a part, and will contain customary “cashless” exercise and registration rights provisions. The warrants shall not be exercisable for a period of 180 days following the commencement of sale of the securities in this offering, which is also the date of effectiveness of the registration statement of which this prospectus forms a part. See “Underwriting — Representative’s Warrants.”

Delaware Law and Certain Charter and Bylaw Provisions

Delaware Anti-Takeover Law.    Upon the consummation of this offering, we will be subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•        prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•        at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•        any merger or consolidation involving the corporation and the interested stockholder;

•        any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•        subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•        subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•        the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•        the owner of 15% or more of the outstanding voting stock of the corporation;

•        an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•        the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

These provisions affect your rights as a stockholder since they permit our Board of Directors to make it more difficult for common stockholders to replace members of the Board or undertake other significant corporate actions. Because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace our current management team.

Elimination of Monetary Liability for Officers and Directors

Our certificate of incorporation incorporates certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of director’s duty of loyalty or acts or omissions, which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director’s duty of care. Moreover, these provisions do not apply to claims against a director for certain violations of law, including knowing violations of federal securities law. Our certificate of incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Indemnification of Officers and Directors

Our certificate of incorporation contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Listing

We have applied to have our common stock listed on Nasdaq under the symbol “TKVA.”

Shares Eligible For Future Sale

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

Based on the number of shares outstanding as of the date of this prospectus, upon the closing of this offering, approximately [___] shares of common stock will be outstanding, assuming an initial public offering price of $[___] per share (the mid-point of the price range set forth on the cover page of this prospectus), and further assuming no exercise of the underwriters’ over-allotment option. Of the shares to be outstanding immediately after completion of the offering, all [___] shares sold in this offering will be freely tradable unless held by an affiliate of ours. Of the remaining [___] shares of common stock outstanding after this offering, [___] shares are, or will be, freely tradable without restriction immediately after the consummation of this offering, approximately [___] of these shares, representing shares not held by our “affiliates,” generally may be resold under SEC Rule 144 beginning 90 days from the effectiveness of the registration statement of which this prospectus forms a part, subject to any lock-up agreements entered into between such stockholders and Kingswood Capital Partners, LLC, and [___] of these shares may be resold under SEC Rule 144 beginning 180 days from the effectiveness of the registration statement of which this prospectus forms a part, subject to any lock-up agreements entered into between such stockholders and Kingswood Capital Partners, LLC and subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not an affiliate of ours and has held their shares for at least six months, as measured by SEC rules, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, as measured by SEC rules, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, as measured by SEC rules, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

•        1% of the number of shares of our common stock then outstanding, which will equal approximately [•] shares immediately after this offering; and

•        the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement. Notwithstanding the availability of Rule 144, the holders of [•] of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Rule 701

Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold, by:

•        persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

•        our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Lock-up Agreements

We, all of our directors, officers, employees and the holders of 7.0% or more of the outstanding shares of our Common Stock as of the effective date of the registration statement of which this prospectus is a part have entered into lock-up agreements with respect to the disposition of their shares. See “Underwriting — Lock-Up Agreements” for additional information.

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock acquired in this offering by a “non-U.S. holder” (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or rising out of other non-income tax rules, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•        banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

•        persons subject to the alternative minimum tax or the tax on net investment income;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement;

•        tax-exempt organizations or governmental organizations;

•        pension plans and tax-qualified retirement plans;

•        controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnership for U.S. federal income tax purposes (and investors therein);

•        brokers or dealers in securities or currencies;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•        certain former citizens or long-term residents of the United States;

•        persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

•        persons who hold or receive our common stock pursuant to the exercise of any option or otherwise as compensation;

•        persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); and

•        persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership, entity or arrangement classified as a partnership or flow-through entity for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership or other entity. A partner in a partnership or other such entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other such entity, as applicable.

This summary is for informational purposes only and is not tax advice. Each non-U.S. holder is urged to consult its own tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is neither a “U.S. person” nor an entity (or arrangement) treated as a partnership. A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock, and we do not anticipate paying any dividend on our common stock following the completion of this offering. However, if we do make distributions of cash or property on our common stock to non-U.S. holders, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will first constitute a return of capital and will reduce each non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any additional excess will then be treated as capital gain from the sale of stock, as discussed under “Gain on Disposition of Common Stock.”

Subject to the discussions below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act, or FATCA, any dividend paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. In order to receive a reduced treaty rate, such non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced treaty rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If such non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. Each non-U.S. holder should consult its own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends received by a non-U.S. holder that are treated as effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussion below on backup withholding and FATCA withholding. To claim this exemption, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if a non-U.S. holder is a corporation, dividends such non-U.S. holder receives that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. Each non-U.S. holder should consult its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock, including any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA withholding, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•        the gain is effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•        such non-U.S. holder is an individual who is present in the United States for an aggregate 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

•        our common stock constitutes a United States real property interest, or USRPI, by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, your common stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

A non-U.S. holder described in the first bullet above will be required to pay U.S. federal income tax on the gain derived from the sale (net of certain deductions and credits) under regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a 30% rate on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items. A lower rate may be specified by an applicable income tax treaty.

A non-U.S. holder described in the second bullet above will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses of such non-U.S. holder for the taxable year, provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Each non-U.S. holder should consult its own tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Information Reporting and Backup Withholding

Generally, we or an applicable withholding agent must report annually to the IRS the amount of dividends paid to a non-U.S. holder, such non-U.S. holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to such non-U.S. holder. Pursuant to any applicable income tax treaty or other agreement, the IRS may make such report available to the tax authority in such non-U.S. holder’s country of residence.

Dividends paid by us (or our paying agent) to a non-U.S. holder may also be subject to backup withholding at a current rate of 24%.

Such information reporting and backup withholding requirements may be avoided, however, if such non-U.S. holder establishes an exemption by providing a properly executed, and applicable, IRS Form W-8, or otherwise establishes an exemption. Generally, such information reporting and backup withholding requirements will not apply to a non-U.S. holder where the transaction is effected outside the United States, through a non-U.S. office of a non-U.S. broker. Notwithstanding the foregoing, backup withholding and information reporting may apply, however, if the applicable withholding agent has actual knowledge, or reason to know, that such non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (FATCA)

Sections 1471 to 1474 of the Code, Treasury Regulations issued thereunder and related official IRS guidance, commonly referred to as FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on our common stock paid to a “foreign financial institution” (as defined under FATCA, and which may include banks, traditional financial institutions, investment funds, and certain holding companies), unless such institution enters into an agreement with the U.S. Department of the Treasury to, among other things, identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined under FATCA), report annually substantial information about such accounts, and withhold on certain payments to non-compliant foreign financial institutions and certain other account holders. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on our common stock paid to a “non-financial foreign entity” (as specially defined under FATCA), unless such entity provides identifying information regarding each of its direct or indirect “substantial United States owners” (as defined under FATCA), certifies that it does not have any substantial United States owners, or otherwise establishes an exemption. Accordingly, the institution or entity through which our common stock is held will affect the determination of whether such withholding is required.

The withholding obligations under FATCA generally apply to dividends on our common stock. Such withholding will apply regardless of whether the beneficial owner of the payment otherwise would be exempt from withholding pursuant to an applicable tax treaty with the United States, the Code, or other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

Under proposed regulations, FATCA withholding on payments of gross proceeds has been eliminated. These proposed regulations are subject to change.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors are encouraged to consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

Underwriting

Kingswood Capital Partners, LLC is acting as representative of the underwriters of this offering (the “Representative”). We have entered into an underwriting agreement dated [•], 2025 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock next to its name in the following table:

Underwriter	Number of Shares
Kingswood Capital Partners, LLC
Total

Under the terms of the underwriting agreement, the underwriters are committed to purchase all of the shares of common stock offered by this prospectus if the underwriters buy any of such shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the shares of common stock subject to prior sale, when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the common stock to the public at the public offering price set forth on the cover of the prospectus. After the shares of common stock are released for sale to the public, the underwriters may from time to time change the offering price and other selling terms.

Overallotment Option

We have granted a 45-day option to the Representative to purchase up to [•] additional shares of our common stock (15% of the shares sold in this offering), solely to cover overallotments, if any. If the Representative exercises all or part of this option, it will purchase shares covered by the option at the initial public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the gross proceeds from this offering will be $[•] and the total net proceeds, before expenses, to us will be $[•].

Discounts, Commissions and Reimbursement

The underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $             per share of common stock, of which up to $             may be re-allowed to other dealers. If all of the shares of common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

Total
	Per Share	Without Over-Allotment Option	With Over-Allotment Option
Assumed public offering price	$	$	$
Underwriting discount and commissions (7%)(1)	$	$	$
Proceeds, before expense, to us	$	$	$

____________

(1)      The underwriting discount for investors in the offering that are introduced by the Company and do not have a prior relationship with the underwriter will be 3.5%.

We have paid an expense deposit of $25,000 to the Representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

We have also agreed to pay certain of the Representative’s expenses relating to the offering, including: (a) all fees, expenses and disbursements relating to background checks of our senior management and board of directors; (b) fees associated with bound volumes of the offering materials as well as commemorative mementos and lucite tombstones; (c) fees and expenses of the underwriter’s legal counsel; and (d) the underwriters’ actual accountable “road show” expenses, in an aggregate amount not to exceed $200,000, including the expense deposit described above.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $[•].

Representative’s Warrants

Upon closing of this offering, we have agreed to issue the Representative warrants (the “Representative’s Warrants”) as compensation to purchase up to [•] shares of common stock (or [•] shares of common stock if the underwriters exercise their overallotment option in full), representing 3% of the aggregate number of shares of common stock sold in this offering, provided that, the Representative shall be entitled to Representative’s Warrants representing 1.5% of the aggregate number of shares of common stock sold in this offering to investors introduced by the Company. The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering. We are registering hereby the Representative’s Warrants and the shares of common stock issuable upon exercise of the Representative’s Warrants. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing 180 days from the commencement of sales of the shares of common stock in this offering.

The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The Representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering. In addition, the Representative’s Warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, and our executive officers and directors and certain beneficial owners of 7% or more of our common stock, have agreed, without the prior written consent of the Representative, not to, directly or indirectly, offer to sell, sell, pledge, or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 180 days from the date of this prospectus.

Right of First Refusal

Until six (6) months from the closing date of this offering, the Representative will have an irrevocable right of first refusal, in its sole discretion, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such six (6) month period, on terms customary to the Representative. The Representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation.

Tail Financing Payments

We have also agreed to pay the Representative a cash fee equal to 7% of the gross proceeds received from the sale of any equity, debt and/or equity derivative instruments to any investor who was contacted or introduced to us by the Representative during the term of its engagement, in connection with any public or private financing or capital raising transaction by us and such financing is consummated at any time during the engagement period with the Representative or within the 12-month period following the termination or expiration of our engagement agreement with the Representative.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of common stock offered hereby to any accounts over which they have discretionary authority.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the underwriters. Factors considered in determining the public offering price of the shares include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Listing

We have applied to list our common stock on the Nasdaq Stock Market under the proposed symbol “[•].” The listing of our common stock on the Nasdaq Stock Market or another securities exchange is a condition of this offering.

Other

From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock overallotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the overallotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in the overallotment option. To close out a short position, the underwriters may elect to exercise all or part of the overallotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some, or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus s made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area-Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•        to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•        to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•        to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining our prior consent or any underwriter for any such offer; or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•        to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•        in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•        in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comiss&abreve;o do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document, and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such securities, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Experts

Boulay PLLP, our independent registered public accounting firm, has audited our balance sheets as of December 31, 2024, and the related statements of operations, changes in stockholders’ deficit and cash flows for the fiscal year ended December 31, 2024, as set forth in their report. We have included our financial statements in this prospectus and in this registration statement in reliance on such report given on their authority as experts in accounting and auditing.

Legal Matters

Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel in connection with the registration of our common stock under the Securities Act, and as such, will pass upon the validity of the securities offered hereby. Certain matters are being passed on for the underwriters by Greenberg Traurig, LLP, New York, New York.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at salspera.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

SALSPERA, INC. AND SUBSIDIARY
CONTENTS
As of and for the Years Ended
December 31, 2024 and 2023

As of September 30, 2025 and December 31, 2024 and
for the Nine Months Ended September 30, 2025 and 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Salspera, Inc. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated financial statements of Salspera, Inc. (a Delaware corporation) and Subsidiary (collectively, the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the two years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.

Correction of Misstatements

As discussed in Note 2 to the consolidated financial statements, the consolidated financial statements have been restated to correct for misstatements related to the accounting for minimum fees owed under a license agreement with the University of Minnesota.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

We have served as the Company’s auditor since 2025.

Minneapolis, Minnesota

December 29, 2025

PCAOB ID: 542

SALSPERA, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

	Restated 2024	Restated 2023
Assets:
Current assets:
Cash	$150,870	$173,814
Prepaid expenses	463	5,500
Total current assets	151,333	179,314
Total assets	$151,333	$179,314

Liabilities and deficit:
Current liabilities:
Accounts payable	$124,282	$46,443
Accrued exepenses	76,685	54,816
Total current liabilities	200,967	101,259

Simple agreements for future equity	2,164,420	883,884
Total liabilities	2,365,387	985,143

Commitments and contingencies (Note 8)

Stockholders’ deficit:
Common stock, $0.0001 par value, 5,000,000 shares authorized; 1,011,250 shares issued and outstanding	101	101
Additional paid-in capital	51,781	51,781
Accumulated deficit	(2,259,718)	(857,736)
Total Salspera, Inc. stockholders’ deficit	(2,207,836)	(805,854)
Noncontrolling interest	(6,218)	25
Total stockholders’ deficit	(2,214,054)	(805,829)
Total liabilities and stockholders’ deficit	$151,333	$179,314

See accompanying notes to consolidated financial statements

SALSPERA, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31

	Restated 2024	Restated 2023
Operating expenses:
Research and development expenses	$(98,646)	$(133,218)
General and administrative expenses	(79,043)	(84,730)
Loss from operations	(177,689)	(217,948)

Other income (loss):
Change in fair value of simple agreements for future equity	(1,230,536)	(16,946)
Net loss before income taxes	(1,408,225)	(234,894)
Income tax expense (benefit)	—	—
Net loss before noncontrolling interest	(1,408,225)	(234,894)
Net loss attributable to noncontrolling interest	(6,243)	(1,562)
Net loss attributable to Salspera, Inc.	$(1,401,982)	$(233,332)
Net loss per share, basic and diluted	$(1.39)	$(0.23)
Weighted average common shares outstanding, basic and diluted	1,011,250	1,011,250

See accompanying notes to consolidated financial statements

SALSPERA, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
YEARS ENDED DECEMBER 31

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Salspera, Inc. Deficit	Noncontrolling Interest	Total Stockholders’ Deficit
	Shares	Amount
Balance, December 31, 2022 – Restated	1,011,250	$101	$51,781	$(624,404)	$(572,522)	$1,587	$(570,935)
Net loss				(233,332)	(233,332)	(1,562)	(234,894)
Balance, December 31, 2023 – Restated	1,011,250	101	51,781	(857,736)	(805,854)	25	(805,829)
Net loss				(1,401,982)	(1,401,982)	(6,243)	(1,408,225)
Balance, December 31, 2024 – Restated	1,011,250	$101	$51,781	$(2,259,718)	$(2,207,836)	$(6,218)	$(2,214,054)

See accompanying notes to consolidated financial statements

SALSPERA, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31

	Restated 2024	Restated 2023
Cash flows from operating activities:
Net loss including noncontrolling interest	$(1,408,225)	$(234,894)
Change in fair value of simple agreements for future equity	1,230,536	16,946
Change in operating assets and liabilities:
Prepaid expenses	5,037	(5,500)
Accounts payable	77,839	(49,346)
Accrued expenses	21,869	19,526
Net cash used in operating activities	(72,944)	(253,268)

Cash flows from financing activities:
Proceeds from issuance of SAFE agreements	50,000	150,000
Net cash provided by financing activities	50,000	150,000
Net change in cash	(22,944)	(103,268)
Cash, beginning	173,814	277,082
Cash, ending	$150,870	$173,814

See accompanying notes to consolidated financial statements

SALSPERA, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2024 AND 2023

1.      Summary of Significant Accounting Policies:

Nature of Business:

Salspera, Inc. is a clinical-stage biotechnology company committed to developing novel therapies for solid tumor cancers. Salspera, Inc. was first formed as a limited liability Company in July 2017 and incorporated as a Delaware corporation in November 2021.

Salspera, Inc. owns 92% of Salspera Technologies, Inc., a Delaware corporation (“STI”), with the University of Minnesota owning the remaining 8%. STI owns the license from the University of Minnesota to develop certain intellectual property. Collectively Salspera, Inc. and Salspera Technologies, Inc. are referred to as the “Company” herein.

Basis of Presentation and Principles of Consolidation:

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and include the accounts of the Salspera, Inc. and its majority-owned subsidiary, Salspera Technologies, Inc. All inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates:

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates. The Company evaluates its estimates, including the fair value of simple agreements for future equity (“SAFE Agreements”) and estimates and forecasts utilized in the Company’s going concern analysis, on an ongoing basis. These estimates, judgments, and assumptions are based on current and expected economic conditions, historical data, and experience available at the date of the accompanying consolidated financial statements, and various other factors that are believed to be reasonable, the results of which form the basis for making judgment about the carrying values of assets and liabilities.

Cash:

The Company maintains its accounts at one financial institution. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Risks and Uncertainties:

The Company is subject to risks common to companies in the development stage including, but not limited to, dependency on the clinical and commercial success of its initial novel therapy products, the ability to obtain regulatory approval for novel therapy products, the need for substantial additional financing to achieve its goals, uncertainty of broad adoption of its approved products, if any, by physicians and consumers, and significant competition.

Research and Development:

Research and development costs are expensed as incurred.

Clinical Trial Costs:

The Company relies on third parties to conduct certain aspects of clinical studies for novel therapies for solid tumor cancers. While there are alternative vendors that can perform these functions, any disruption or delay by the Company’s third parties in carrying out their contractual duties could delay the clinical trials. These costs can be a significant component of the Company’s research and development expenses.

SALSPERA, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2024 AND 2023

1.      Summary of Significant Accounting Policies: (cont.)

The Company primarily relies on a compilation of progress reports from third-party service providers, including the respective invoicing, to record actual expenses. To date, the Company believes utilization of third-party reports most accurately reflects expenses incurred.

Fair Value of Financial Instruments:

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•        Level 1 inputs:    Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•        Level 2 inputs:    Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•        Level 3 inputs:    Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Financial assets and liabilities held by the Company measured at fair value as of December 31, 2024 and 2023 include liability classified SAFE Agreements. The carrying amounts of cash and accounts payable approximate their fair value because of their short-term nature. The SAFE Agreements are measured at fair value using Level 3 inputs. The Company records subsequent adjustments to reflect the increase or decrease in estimated fair value at each reporting date within Other income (loss) in its Consolidated Statements of Operations.

Income Taxes:

Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax basis of assets and liabilities and are measured using the applicable enacted tax rates and laws that will be in effect when such differences are expected to reverse.

Deferred tax assets are reduced by a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. When evaluating the realizability of the deferred tax assets, all evidence, both positive and negative, is considered. Items considered when evaluating the need for a valuation allowance include historical book losses, future reversals of existing temporary differences, tax planning strategies and expectations of future earnings.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. For the years presented, the Company has not identified any uncertain tax positions.

Simple Agreements for Future Equity:

The Company accounts for SAFE Agreements as either equity-classified or liability-classified instruments based on an assessment of the instrument’s specific terms and applicable authoritative guidance. The assessment considers whether the SAFE Agreements are freestanding financial instruments and whether they meet the definition of a liability under ASC 480. The Company determined the SAFE Agreements to be free standing financial instruments and within the scope of ASC 480 and are accordingly classified as “liabilities” in the accompanying consolidated balance sheets and carried at estimated fair value.

SALSPERA, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2024 AND 2023

1.      Summary of Significant Accounting Policies: (cont.)

Recent Accounting Pronouncements Not Yet Adopted:

In December 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires enhanced income tax disclosures, including specific categories and disaggregation of information in the effective tax rate reconciliation, disaggregated information related to income taxes paid, income or loss from continuing operations before income tax expense or benefit, and income tax expense or benefit from continuing operations. This guidance is effective for annual periods beginning after December 15, 2024. The adoption of ASU 2023-09 is expected to have a disclosure only impact on the Company’s consolidated financial statements for the year ended December 31, 2025.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires more detailed disclosures about specified categories of expenses (including employee compensation, depreciation, and amortization) included in certain expense captions presented on the face of the consolidated statements of operations. This ASU is effective for fiscal years beginning years after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The amendments may be applied either (i) prospectively to consolidated financial statements issued for reporting periods after the effective date of this ASU or (ii) retrospectively to all prior periods presented in the consolidated financial statements. The Company is currently evaluating the impact of this pronouncement on the disclosures in its consolidated financial statements.

Recent Adopted Accounting Pronouncements

Segment Data

In November 2023, the FASB issued ASU 2023-07: Improvements to Reportable Segment Disclosures. This ASU, which amends Topic 280: Segment Reporting, improves disclosure requirements for reportable segments and enhances disclosures for companies with single reportable segments. The Company has a single reportable segment based on the nature of its operations. The nature of business and the accounting policies of the segment are the same as described throughout Note 1. The Company’s Chief Operating Decision Maker (“CODM”) is its Chief Executive Officer, who is also currently the Chief Financial Officer. The CODM assesses the reportable segment’s performance and allocates resources for the reportable segment based on net loss and total assets, which are the same amounts in all material respects as those reported on the statements of operations and balance sheets. The Company adopted the standard on January 1, 2024. The adoption did not have a material impact on the Company’s consolidated financial statements.

Subsequent Events:

The Company has evaluated subsequent events through December 29, 2025, the date which the financial statements were available to be issued.

2.      Restatement of Previously Issued Financial Statements:

The Company identified an error related to the accounting treatment of minimum fees owed under the license agreement with the University of Minnesota agreement as further discussed in Note 8. The resulting correction included accruing amounts under this agreement for the years ended December 31, 2024, 2023, and 2022. Development under this agreement has been delayed, however, there has not been an adjustment to the terms of the agreement. As a result, the Company corrected the consolidated financial statements for the years ended December 31, 2024, 2023, and 2022 as noted below.

Consolidated Balance Sheet	December 31, 2022
	As Previously Reported	Adjustments	As Restated
Accumulated deficit	$(591,937)	$(32,467)	$(624,404)
Non-controlling interest	4,410	(2,823)	1,587

SALSPERA, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2024 AND 2023

2.      Restatement of Previously Issued Financial Statements: (cont.)

Consolidated Balance Sheet	December 31, 2023
	As Previously Reported	Adjustments	As Restated
Accrued expenses	$—	$54,816	$54,816
Accumulated deficit	(807,305)	(50,431)	(857,736)
Non-controlling interest	4,410	(4,385)	25
Consolidated Balance Sheet	December 31, 2024
	As Previously Reported	Adjustments	As Restated
Accrued expenses	$—	$76,685	$76,685
Accumulated deficit	(2,189,168)	(70,550)	(2,259,718)
Non-controlling interest	(83)	(6,135)	(6,218)
Consolidated Statement of Operations	For the year ending December 31, 2023
	As Previously Reported	Adjustments	As Restated
Research and development expenses	$113,692	$19,526	$133,218
Net loss before noncontrolling interest	(215,368)	(19,526)	(234,894)
Net loss attributable to noncontrolling interest	—	(1,562)	(1,562)
Net loss attributable to Salspera, Inc.	(215,368)	(17,964)	(233,332)
Net loss per share, basic and diluted	(0.21)	(0.02)	(0.23)
Consolidated Statement of Operations	For the year ending December 31, 2024
	As Previously Reported	Adjustments	As Restated
Research and development expenses	$76,777	$21,869	$98,646
Net loss before noncontrolling interest	(1,386,356)	(21,869)	(1,408,225)
Net loss attributable to noncontrolling interest	(4,493)	(1,750)	(6,243)
Net loss attributable to Salspera, Inc.	(1,381,863)	(20,119)	(1,401,982)
Net loss per share, basic and diluted	(1.37)	(0.02)	(1.39)
Consolidated Statement of Cash Flows	For the year ending December 31, 2023
	As Previously Reported	Adjustments	As Restated
Net loss including non-controlling interest	$(215,368)	$(19,526)	$(234,894)
Accrued expenses	—	19,526	19,526
Net cash used in operating activities	(253,268)	—	(253,268)
Consolidated Statement of Cash Flows	For the year ending December 31, 2024
	As Previously Reported	Adjustments	As Restated
Net loss including non-controlling interest	$(1,386,356)	$(21,869)	$(1,408,225)
Accrued expenses	—	21,869	21,869
Net cash used in operating activities	(72,944)	—	(72,944)

SALSPERA, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2024 AND 2023

3.      Going Concern:

The Company is a clinical-stage biotechnology company and has not generated any revenue to date. Since inception, the Company has incurred significant operating losses and negative cash flows from operations. The Company has completed phase 1 and phase 2 clinical studies for the lead program, Saltikva, which has been shown to significantly impact cancer treatment by improving survival of terminal patients. The phase 2 results for Saltikva completed during 2024 were shown to dramatically reduce tumor markers, lower tumor burden, and increase the overall survival of terminal patients. The Company had an accumulated deficit of approximately $2,260,000 as of December 31, 2024. The Company had cash of approximately $151,000 and negative working capital of approximately $50,000 as of December 31, 2024. The Company believes that its operating losses and negative operating cash flows will continue into the foreseeable future. The Company has raised capital through SAFE Agreements, as described in Note 4, which are currently classified as liabilities, but may turn into permanent equity. The Company is pursuing raising additional equity capital through a public offering. There is no assurance that this will occur.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

4.      SAFE Agreements:

Between 2021 and 2024, the Company entered into SAFE Agreements totaling approximately $880,000 with investors, some of whom were family members of the Company’s founder and considered related parties. The SAFE Agreements were all issued under the same terms. For the years ended December 31, 2024 and 2023, the Company entered into SAFE Agreements totaling $50,000 and $150,000, respectively. Subsequent to December 31, 2024, the Company entered into additional SAFE Agreements totaling approximately $1,310,000, under the same terms as those previously issued. The SAFE Agreements provide the investors with the right to receive shares of the Company’s common stock or cash upon the occurrence of certain future events, including an equity financing, a liquidity event (such as an IPO or change in control), or a dissolution event, subject to the terms and conditions of the SAFE Agreements.

The SAFE Agreements include a post-money valuation cap of $55 million. Upon a qualified equity financing, the SAFE Agreements will convert into the greater of (i) the number of shares of standard common stock equal to the purchase amount divided by the lowest price per share of the standard common stock issued in the financing or (ii) the number of shares of SAFE common stock equal to the purchase amount divided by the “Safe Price,” which is defined as the post-money valuation cap divided by the Company’s capitalization immediately prior to the financing.

In the event of a liquidity event or dissolution prior to an equity financing, the investor is entitled to receive a cash-out amount equal to the original purchase amount or a conversion amount based on a deemed conversion into common stock, whichever is greater, subject to the liquidation priorities outlined in the SAFE Agreements.

SALSPERA, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2024 AND 2023

5.      Fair Value of Financial Instruments:

The following table sets forth the Company’s SAFE Agreements, which are measured at fair value on a recurring basis using an option pricing model. The fair value of the Company’s SAFE Agreements was based on significant inputs not observable in the market, which cause the instruments to be classified as a Level 3 measurement with the fair value hierarchy. The valuation used probabilities considering pay-offs under various scenarios including: (i) an equity financing where the SAFE Agreements will convert into certain preferred stock; (ii) a liquidity event (change of control, and initial public offering) where the SAFE holders may have an option to receive either a cash payment equal to the invested amount under such SAFE Agreements or similar liquidation preference payments in-lieu of conversion amounts; and (iii) dissolution event where the holders will be entitled to receive a cash payment equal to the invested amount, subject to certain liquidation preferences.

	December 31, 2024
	Level 1	Level 2	Level 3	Total
SAFE Agreements	$—	$—	$2,164,420	$2,164,420
	December 31, 2023
	Level 1	Level 2	Level 3	Total
SAFE Agreements	$—	$—	$883,884	$883,884

A summary of the significant unobservable inputs (Level 3 inputs) used in measuring the SAFE Agreements are as follows at December 31:

	2024	2023
Principal amount	$880,000	$830,000
Post-money valuation cap	$55,000,000	$55,000,000
Expected term	1 year	1.5 years
Discount rate	25.0%	25.0%
Risk-free rate	4.12%	4.38%
Volatility	117.8%	107.9%
Estimated fair market value of the Company’s common stock	$130,000,000	$43,073,000
Probability of successful exit event	97.5%	95.0%

The fair market value of the common stock was estimated using the market approach, specifically the subject company transaction method as adjusted for changes in Company and market performance, as of December 31, 2024. Significant unobservable valuation assumptions used include the Company’s phase of development and milestones achieved as the measurement date and management’s expectations regarding commercialization and future market share as adjusted cumulative probability of success. The increase in the estimated fair value of the Company’s common stock as of December 31, 2024 compared to December 31, 2023 is primarily due to the advancement of the Company’s clinical and research and development activities and an increased probability of a successful exit event.

Changes in the SAFE Agreements carrying amount is as follows as of December 31:

	2024	2023
Beginning balance	$883,884	$716,938
SAFE Agreements issued	50,000	150,000
Change in fair value	1,230,536	16,946
Ending balance	$2,164,420	$883,884

SALSPERA, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2024 AND 2023

6.      Net Loss Per Common Share:

Basic and diluted net loss per common share is determined by dividing net loss attributable to common shareholders by the weighted-average common shares outstanding during the period. Common shares that would be converted from SAFE agreements due to an equity financing at December 31, 2024 and 2023 of 16,443 and 15,495, respectively, have been excluded from the calculation because their effect would be anti-dilutive.

7.      Related Party Transactions:

The Company uses certain laboratory, quality control, and storage services from a company owned by one of its founders. The Company incurred expenses with related parties of approximately $3,000 and $8,000 for the years ended December 31, 2024 and 2023, where are recorded in general and administrative expenses on the consolidated statement of operations.

The Company raised funds through SAFE Agreements from related parties as described in Note 4.

8.      Commitments:

STI has an exclusive license agreement with the University of Minnesota to develop certain intellectual property. This intellectual property is separate and unrelated to the Company’s core intellectual property and current development activities. These technologies are believed to be complimentary to the therapeutics currently under development. The patent application for intellectual property under this agreement is still in process and therefore the amounts due under this agreement have been delayed.

Under this agreement, STI pays a license maintenance fee of $5,000 on or before each anniversary of the effective date. The agreement requires graduated royalties based on future sales of licensed technology whereby STI will pay 1.5% on sales over $1,000,000, 2.0% on sales over $100,000,000 and 2.5% on sales exceeding $500,000,000. STI has minimum royalties that range from $10,000 for 2022 to 2025, $25,000 for 2026 to 2030, and $50,000 thereafter. The Company recorded costs related to this agreement in 2024 and 2023 of approximately $22,000 and $20,000, respectively. As of December 31, 2024 and 2023, the Company had approximately $77,000 and $55,000, respectively, of fees recorded and included in accrued expenses on the consolidated balance sheets. The agreement also has performance milestone payments which include $100,000 upon commencement of a Phase III clinical study, $500,000 upon the first commercial sale, and $1,000,000 upon sales reaching $500,000,000. To date, the Company has determined that these performance milestones are not probable and as such no amounts have been recognized in the consolidated financial statements.

9.      Income Taxes:

Income tax expense (benefit) consisted of the following:

	2024	2023
Current	$—	$—
Deferred	296,000	49,000
Change in valuation allowance	(296,000)	(49,000)
Total income tax expense (benefit)	$—	$—

SALSPERA, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2024 AND 2023

9.      Income Taxes: (cont.)

Significant components of the Company’s deferred taxes are as follows at December 31:

	2024	2023
Deferred tax assets
Capitalized start-up expenses	$16,000	$13,000
Fair value of SAFE agreements	270,000	11,000
Accrued expenses	17,000	12,000
Research and development expenses	98,000	97,000
Federal net operating loss	76,000	48,000
Total deferred tax assets	477,000	181,000
Less valuation allowance	(477,000)	(181,000)
Deferred taxes, net	$—	$—

The net deferred tax asset generated by the loss carryforwards has been fully reserved.

As of December 31, 2024, the Company had cumulative federal net operating loss carryforwards for tax reporting purposes of approximately $363,000. There is no expiration on the federal net operating loss carryforwards.

The Company’s tax returns for the years ended December 31, 2024, 2023, and 2022, are open for examination under Federal statute of limitations.

The following is a reconciliation from the Company’s statutory tax rate to its effective tax rate:

	2024	2023
Federal statutory rate	21.0%	21.0%
State tax, net of federal benefit	0.0%	0.0%
Change in valuation allowance	(21.0)%	(21.0)%
Effective tax rate	0.0%	0.0%

SALSPERA, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	September 30, 2025	December 31, 2024
	(unaudited)	(audited)
Assets:
Current assets:
Cash	$901,634	$150,870
Prepaid expenses	—	463
Total current assets	901,634	151,333

Other assets:
Deferred offering costs	100,000	—
Total assets	$1,001,634	$151,333

Liabilities and deficit:
Current liabilities:
Accounts payable	$65,974	$124,282
Accrued expenses	97,382	76,685
Total current liabilities	163,356	200,967

Simple agreements for future equity	12,453,951	2,164,420
Total liabilities	12,617,307	2,365,387

Stockholders’ deficit:
Common stock, $0.0001 par value, 5,000,000 shares authorized;
1,011,250 shares issued and outstanding	101	101
Additional paid-in capital	51,781	51,781
Accumulated deficit	(11,659,681)	(2,259,718)
Total Salspera, Inc. stockholders’ deficit	(11,607,799)	(2,207,836)
Noncontrolling interest	(7,874)	(6,218)
Total stockholders’ deficit	(11,615,673)	(2,214,054)
Total liabilities and stockholders’ deficit	$1,001,634	$151,333

See accompanying notes to consolidated financial statements

SALSPERA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30

	2025	2024
Operating expenses:
Research and development expenses	$(63,336)	$(33,812)
General and administrative expenses	(358,752)	(20,270)
Loss from operations	(422,088)	(54,082)

Other income (loss):
Change in fair value of simple agreements for future equity	(8,979,531)	(29,861)
Net loss before income taxes	(9,401,619)	(83,943)
Income tax expense (benefit)	—	—
Net loss before noncontrolling interest	(9,401,619)	(83,943)
Net loss attributable to noncontrolling interest	1,656	1,313
Net loss attributable to Salspera, Inc.	$(9,399,963)	$(82,630)
Net loss per share, basic and diluted	$(9.30)	$(0.08)
Weighted average common shares outstanding, basic and diluted	1,011,250	1,011,250

See accompanying notes to consolidated financial statements

SALSPERA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Salspera, Inc. Deficit	Noncontrolling Interest	Total Stockholders’ Deficit
	Shares	Amount
Balance, December 31, 2024	1,011,250	$101	$51,781	$(2,259,718)	$(2,207,836)	$(6,218)	$(2,214,054)
Net loss				(9,399,963)	(9,399,963)	(1,656)	$(9,401,619)
Balance, September 30, 2025	1,011,250	$101	$51,781	$(11,659,681)	$(11,607,799)	$(7,874)	$(11,615,673)

SALSPERA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Salspera, Inc. Deficit	Noncontrolling Interest	Total Stockholders’ Deficit
	Shares	Amount
Balance, December 31, 2023	1,011,250	$101	$51,781	$(857,736)	$(805,854)	$25	$(805,829)
Net loss				(82,630)	(82,630)	(1,313)	$(83,943)
Balance, September 30, 2024	1,011,250	$101	$51,781	$(940,366)	$(888,484)	$(1,288)	$(889,772)

See accompanying notes to consolidated financial statements

SALSPERA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30

	2025	2024
Cash flows from operating activities:
Net loss including noncontrolling interest	$(9,401,619)	$(83,943)
Change in fair value of simple agreements for future equity	8,979,531	29,861
Change in operating assets and liabilities:
Prepaid expenses	463	—
Accounts payable	(58,308)	(1,850)
Accrued expenses	20,697	17,507
Net cash used in operating activities	(459,236)	(38,425)

Cash flows from financing activities:
Proceeds from issuance of SAFE agreements	1,310,000	—
Payments for deferred offering costs	(100,000)	—
Net cash provided by financing activities	1,210,000	—
Net change in cash	750,764	(38,425)
Cash, beginning	150,870	173,814
Cash, ending	$901,634	$135,389

See accompanying notes to consolidated financial statements

SALSPERA, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF SEPTEMBER 30, 2025 AND DECEMBER 31, 2024 AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

1.      Summary of Significant Accounting Policies:

Nature of Business:

Salspera, Inc. is a clinical-stage biotechnology company committed to developing novel therapies for solid tumor cancers. Salspera, Inc. was first formed as a limited liability Company in July 2017 and incorporated as a Delaware corporation in November 2021.

Salspera, Inc. owns 92% of Salspera Technologies, Inc., a Delaware corporation (“STI”), with the University of Minnesota owning the remaining 8%. STI owns the license from the University of Minnesota to develop certain intellectual property. Collectively Salspera, Inc. and Salspera Technologies, Inc. are referred to as the “Company” herein.

Basis of Presentation and Principles of Consolidation:

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and include the accounts of the Salspera, Inc. and its majority-owned subsidiary, Salspera Technologies, Inc. All inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates:

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates. The Company evaluates its estimates, including the fair value of simple agreements for future equity (“SAFE Agreements”) and estimates and forecasts utilized in the Company’s going concern analysis, on an ongoing basis. These estimates, judgments, and assumptions are based on current and expected economic conditions, historical data, and experience available at the date of the accompanying consolidated financial statements, and various other factors that are believed to be reasonable, the results of which form the basis for making judgment about the carrying values of assets and liabilities.

Cash:

The Company maintains its accounts at one financial institution. At times throughout the year, the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Risks and Uncertainties:

The Company is subject to risks common to companies in the development stage including, but not limited to, dependency on the clinical and commercial success of its initial novel therapy products, the ability to obtain regulatory approval for novel therapy products, the need for substantial additional financing to achieve its goals, uncertainty of broad adoption of its approved products, if any, by physicians and consumers, and significant competition.

Research and Development:

Research and development costs are expensed as incurred.

Clinical Trial Costs:

The Company relies on third parties to conduct certain aspects of clinical studies for our novel therapies for solid tumor cancers. While there are alternative vendors that can perform these functions, any disruption or delay by the Company’s third parties in carrying out their contractual duties could delay the clinical trials. These costs can be a

SALSPERA, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF SEPTEMBER 30, 2025 AND DECEMBER 31, 2024 AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

1.      Summary of Significant Accounting Policies: (cont.)

significant component of the Company’s research and development expenses. The Company primarily relies on a compilation of progress reports from third-party service providers, including the respective invoicing, to record actual expenses. To date, the Company believes utilization of third-party reports most accurately reflects expenses incurred.

Fair Value of Financial Instruments:

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•        Level 1 inputs:    Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•        Level 2 inputs:    Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•        Level 3 inputs:    Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Financial assets and liabilities held by the Company measured at fair value as September 30, 2025 and December 31, 2024 include liability classified SAFE Agreements. The carrying amounts of cash and accounts payable approximate their fair value because of their short-term nature. The SAFE Agreements are measured at fair value using Level 3 inputs. The Company records subsequent adjustments to reflect the increase or decrease in estimated fair value at each reporting date within Other income (loss) in its Consolidated Statements of Operations.

Deferred Offering Costs

The Company defers the costs incurred to raise equity financing until that financing costs occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received; or if the financing does not occur, they will be expensed.

Income Taxes:

Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax basis of assets and liabilities and are measured using the applicable enacted tax rates and laws that will be in effect when such differences are expected to reverse.

Deferred tax assets are reduced by a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. When evaluating the realizability of the deferred tax assets, all evidence, both positive and negative, is considered. Items considered when evaluating the need for a valuation allowance include historical book losses, future reversals of existing temporary differences, tax planning strategies and expectations of future earnings.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. For the years presented, the Company has not identified any uncertain tax positions.

SALSPERA, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF SEPTEMBER 30, 2025 AND DECEMBER 31, 2024 AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

1.      Summary of Significant Accounting Policies: (cont.)

Simple Agreements for Future Equity:

The Company accounts for SAFE Agreements as either equity-classified or liability-classified instruments based on an assessment of the instrument’s specific terms and applicable authoritative guidance. The assessment considers whether the SAFE Agreements are freestanding financial instruments and whether they meet the definition of a liability under ASC 480. The Company determined the SAFE Agreements to be free standing financial instruments and within the scope of ASC 480 and are accordingly classified as “liabilities” in the accompanying consolidated balance sheets and carried at estimated fair value.

Recent Accounting Pronouncements Not Yet Adopted:

In December 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires enhanced income tax disclosures, including specific categories and disaggregation of information in the effective tax rate reconciliation, disaggregated information related to income taxes paid, income or loss from continuing operations before income tax expense or benefit, and income tax expense or benefit from continuing operations. This guidance is effective for annual periods beginning after December 15, 2024. The adoption of ASU 2023-09 is expected to have a disclosure only impact on the Company’s consolidated financial statements for the year ended December 31, 2025.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires more detailed disclosures about specified categories of expenses (including employee compensation, depreciation, and amortization) included in certain expense captions presented on the face of the consolidated statements of operations. This ASU is effective for fiscal years beginning years after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The amendments may be applied either (i) prospectively to consolidated financial statements issued for reporting periods after the effective date of this ASU or (ii) retrospectively to all prior periods presented in the consolidated financial statements. The Company is currently evaluating the impact of this pronouncement on the disclosures in its consolidated financial statements.

Recently Adopted Accounting Pronouncements

Segment Data

In November 2023, the FASB issued ASU 2023-07: Improvements to Reportable Segment Disclosures. This ASU, which amends Topic 280: Segment Reporting, improves disclosure requirements for reportable segments and enhances disclosures for companies with single reportable segments. The Company has a single reportable segment based on the nature of its operations. The nature of business and the accounting policies of the segment are the same as described throughout Note 1. The Company’s Chief Operating Decision Maker (“CODM”) is its Chief Executive Officer, who is also currently the Chief Financial Officer. The CODM assesses the reportable segment’s performance and allocates resources for the reportable segment based on net loss and total assets, which are the same amounts in all material respects as those reported on the statements of operations and balance sheets. The Company adopted the standard on January 1, 2024. The adoption did not have a material impact on the Company’s financial statements.

Subsequent Events:

The Company has evaluated subsequent events through December 29, 2025, the date which the financial statements were available to be issued.

SALSPERA, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF SEPTEMBER 30, 2025 AND DECEMBER 31, 2024 AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

2.      Going Concern:

The Company is a clinical-stage biotechnology company and has not generated any revenue to date. Since inception, the Company has incurred significant operating losses and negative cash flows from operations. The Company has completed phase 1 and phase 2 clinical studies for our lead program, Saltikva, which has been shown to significantly impact cancer treatment by improving survival of terminal patients. Our phase 2 results for Saltikva completed during 2024 were shown to dramatically reduce tumor markers, lower tumor burden, and increase the overall survival of terminal patients. The Company had an accumulated deficit of approximately $11,660,000 as of September 30, 2025. The Company had cash of approximately $902,000 and working capital of approximately $738,000 as of September 30, 2025. The Company believes that its operating losses and negative operating cash flows will continue into the foreseeable future. The Company has raised capital through SAFE Agreements, as described in Note 3, which are currently classified as liabilities, but may turn into permanent equity. The Company is pursuing raising additional equity capital through a public offering. There is no assurance that this will occur.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

3.      SAFE Agreements:

Between 2021 and September 2025, the Company entered into SAFE Agreements totaling approximately $2,190,000 with investors, some of whom were family members of the Company’s founder and considered related parties. The SAFE Agreements were all issued under the same terms. The SAFE Agreements provide the investors with the right to receive shares of the Company’s common stock or cash upon the occurrence of certain future events, including an equity financing, a liquidity event (such as an IPO or change in control), or a dissolution event, subject to the terms and conditions of the SAFE Agreements.

The SAFE Agreements include a post-money valuation cap of $55 million. Upon a qualified equity financing, the SAFE Agreements will convert into the greater of (i) the number of shares of standard common stock equal to the purchase amount divided by the lowest price per share of the standard common stock issued in the financing or (ii) the number of shares of SAFE common stock equal to the purchase amount divided by the “Safe Price,” which is defined as the post-money valuation cap divided by the Company’s capitalization immediately prior to the financing.

In the event of a liquidity event or dissolution prior to an equity financing, the investor is entitled to receive a cash-out amount equal to the original purchase amount or a conversion amount based on a deemed conversion into common stock, whichever is greater, subject to the liquidation priorities outlined in the SAFE Agreements.

4.      Fair Value of Financial Instruments:

The following table sets forth the Company’s SAFE Agreements, which are measured at fair value on a recurring basis using an option pricing model. The fair value of the Company’s SAFE Agreements was based on significant inputs not observable in the market, which cause the instruments to be classified as a Level 3 measurement with the fair value hierarchy. The valuation used probabilities considering pay-offs under various scenarios including: (i) an equity financing where the SAFE Agreements will convert into certain preferred stock; (ii) a liquidity event (change of control, and initial public offering) where the SAFE holders may have an option to receive either a cash payment equal

SALSPERA, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF SEPTEMBER 30, 2025 AND DECEMBER 31, 2024 AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

4.      Fair Value of Financial Instruments: (cont.)

to the invested amount under such SAFE Agreements or similar liquidation preference payments in-lieu of conversion amounts; and (iii) dissolution event where the holders will be entitled to receive a cash payment equal to the invested amount, subject to certain liquidation preferences.

	September 30, 2025
	Level 1	Level 2	Level 3	Total
SAFE Agreements	$—	$—	$12,453,951	$12,453,951
	December 31, 2024
	Level 1	Level 2	Level 3	Total
SAFE Agreements	$—	$—	$2,164,420	$2,164,420

A summary of the significant unobservable inputs (Level 3 inputs) used in measuring the SAFE Agreements as of September 30, 2025 and December 31, 2024 are as follows:

	September 30, 2025	December 31, 2024
Principal amount	$2,190,000	$880,000
Post-money valuation cap	$55,000,000	$55,000,000
Expected term	0.5 years	1 year
Discount rate	20.0%	25.0%
Risk-free rate	3.79%	4.12%
Volatility	109.7%	117.8%
Estimated fair market value of the Company’s common stock	$307,775,000	$130,000,000
Probability of successful exit event	97.5%	97.5%

The fair market value of the common stock was estimated using the market approach, specifically the subject company transaction method as adjusted for changes in Company and market performance, as of December 31, 2024, and using the income and market approaches, specifically the discounted cash flow and guideline public company method, as of September 30, 2025. Significant unobservable valuation assumptions used include the Company’s phase of development and milestones achieved as of each measurement date, management’s expectations regarding commercialization and future market share as adjusted cumulative probability of success, and a discount rate reflecting time value of money and risks in achieving the forecasted milestones and cash flows from the perspective of a market participant. The increase in the estimated fair value of the Company’s common stock as of September 30, 2025 compared to December 31, 2024 is primarily due to the advancement of the Company’s clinical and research and development activities and an increased probability of a successful exit event.

Changes in the SAFE Agreements carrying amount for the nine months ended September 30 is as follows:

	2025	2024
Beginning balance	$2,164,420	$883,884
SAFE Agreements issued	1,310,000	—
Change in fair value	8,979,531	29,861
Ending balance	$12,453,951	$913,745

5.      Net Loss Per Common Share:

Basic and diluted net loss per common share is determined by dividing net loss attributable to common shareholders by the weighted-average common shares outstanding during the period. Common shares that would be converted from SAFE agreements due to an equity financing at September 30, 2025 and December 31, 2024 of 41,936 and 16,443, respectively, have been excluded from the calculation because their effect would be anti-dilutive.

SALSPERA, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF SEPTEMBER 30, 2025 AND DECEMBER 31, 2024 AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

6.      Related Party Transactions:

The Company uses certain laboratory, quality control, and storage services from a company owned by one of its founders. The Company incurred expenses with related parties of approximately $18,000 and $3,000 for the nine months ended September 30, 2025 and 2024, respectively, where are recorded in general and administrative expenses on the consolidated statement of operations.

The Company raised funds through SAFE Agreements from related parties as described in Note 3.

7.      Commitments:

STI has an exclusive license agreement with the University of Minnesota to develop certain intellectual property. This intellectual property is separate and unrelated to the Company’s core intellectual property and current development activities. These technologies are believed to be complimentary to the therapeutics currently under development. The patent application for intellectual property under this agreement is still in process and therefore the amounts due under this agreement have been delayed.

Under this agreement, STI pays a license maintenance fee of $5,000 on or before each anniversary of the effective date. The agreement requires graduated royalties based on future sales of licensed technology whereby STI will pay 1.5% on sales over $1,000,000, 2.0% on sales over $100,000,000 and 2.5% on sales exceeding $500,000,000. STI has minimum royalties that range from $10,000 for 2022 to 2025, $25,000 for 2026 to 2030, and $50,000 thereafter. The Company recorded costs related to this agreement for the nine month periods ended September 30, 2025 and 2024 of approximately $20,000 and $18,000, respectively. As of September 30, 2025 and December 31, 2024, the Company had approximately $97,000 and $77,000, respectively, of fees recorded and included in accrued expenses on the consolidated balance sheets.

The agreement also has performance milestone payments which include $100,000 upon commencement of a Phase III clinical study, $500,000 upon the first commercial sale, and $1,000,000 upon sales reaching $500,000,000. To date, the Company has determined that these performance milestones are not probable and as such no amounts have been recognized in the consolidated financial statements.

8.      Income Taxes:

Income tax expense (benefit) consisted of the following for the nine months ended September 30:

	2025	2024
Current	$—	$—
Deferred	1,994,000	18,000
Change in valuation allowance	(1,994,000)	(18,000)
Total income tax expense (benefit)	$—	$—

Significant components of the Company’s deferred taxes are as follows at September 30, 2025 and December 31, 2024:

	September 30, 2025	December 31, 2024
Deferred tax assets
Capitalized start-up expenses	$83,000	$16,000
Fair value of SAFE agreements	2,155,000	270,000
Accrued expenses	20,000	17,000
Research and development expenses	116,000	98,000
Federal net operating loss	97,000	76,000
Total deferred tax assets	2,471,000	477,000
Less valuation allowance	(2,471,000)	(477,000)
Deferred taxes, net	$—	$—

SALSPERA, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF SEPTEMBER 30, 2025 AND DECEMBER 31, 2024 AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

8.      Income Taxes: (cont.)

The net deferred tax asset generated by the loss carryforwards has been fully reserved.

As of September 30, 2025, the Company had cumulative federal net operating loss carryforwards for tax reporting purposes of approximately $464,000. There is no expiration on the federal net operating loss carryforwards.

The Company’s tax returns for the years ended December 31, 2024, 2023, and 2022, are open for examination under Federal statute of limitations.

The following is a reconciliation from the Company’s statutory tax rate to its effective tax rate for the nine months ended September 30:

	2025	2024
Federal statutory rate	21.0%	21.0%
State tax, net of federal benefit	0.0%	0.0%
Change in valuation allowance	(21.0)%	(21.0)%
Effective tax rate	0.0%	0.0%

[•] Shares of Common Stock

______________________________________________

PROSPECTUS

______________________________________________

            , 2026

Sole Book-Running Manager

Kingswood Capital Partners, LLC

Through and including            , 2026 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

Amount to be paid
SEC registration fee	$	[•]
FINRA filing fee		$2,000
The Nasdaq initial listing fee	$	[•]
Transfer agent and registrar fees	$	[•]
Accounting fees and expenses	$	[•]
Legal fees and expenses	$	[•]
Printing expenses	$	[•]
Total	$	[•]

____________

*        To be completed by amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide that, to the fullest extent permitted by law, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legal representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation includes this provision.

Additionally, our certificate of incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our amended and restated certificate of incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our bylaws.

Our obligation to provide indemnification under our bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our bylaws of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of our bylaws, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

Our bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this by-law is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We intend to obtain such insurance prior to the consummation of this transaction.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

During the last three years, the Company has not issued unregistered securities to any person, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the Company believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder regarding offshore offers and sales. All recipients had adequate access, through their relationships with the Company, to information about the Company.

In 2022, the Company completed a financing round by issuing SAFEs in an aggregate amount of $145,000 to three accredited investors (the “2022 SAFEs”). The 2022 SAFEs included a valuation cap of $55,000,000, and entitled holders thereof, in the case of an equity financing prior to the termination of the 2022 SAFEs, to convert such holder’s 2022 SAFE into the greater of: (1) the number of shares of stock equal to such holders purchase amount under the 2022 SAFE divided by the lowest price per share of the stock issued in such offering or (2) the number of shares of stock equal to the purchase amount under the 2022 SAFE divided by the SAFE Price (as defined therein). In connection with and upon the consummation of the Company’s initial public offering, the Company will issue an aggregate of [•] shares to holders of the 2022 SAFEs.

In 2023, the Company completed a financing round by issuing SAFEs in an aggregate amount of $150,000 to two accredited investors (the “2023 SAFEs”). The 2023 SAFEs included a valuation cap of $55,000,000, and entitled holders thereof, in the case of an equity financing prior to the termination of the 2023 SAFEs, to convert such holder’s 2023 SAFE into the greater of: (1) the number of shares of stock equal to such holders purchase amount under the 2023 SAFE divided by the lowest price per share of the stock issued in such offering or (2) the number of shares of stock equal to the purchase amount under the 2023 SAFE divided by the SAFE Price (as defined therein). In connection with and upon the consummation of the Company’s initial public offering, the Company will issue an aggregate of [•] shares to holders of the 2023 SAFEs.

In connection with the 2023 SAFEs, the holders of the 2023 SAFEs also entered into a Pro Rata Agreement with the Company, pursuant to which such holders shall have the right to purchase their pro rata share of standard preferred stock being sold in an equity financing. These agreements and the rights thereunder terminate automatically immediately prior to the closing of a liquidity event, which includes an initial public offering.

In 2024, the Company completed a financing round by issuing SAFEs in an aggregate amount of $50,000 to one accredited investor (the “2024 SAFEs”). The 2024 SAFEs included a valuation cap of $55,000,000, and entitled holders thereof, in the case of an equity financing prior to the termination of the 2024 SAFEs, to convert such holder’s 2024 SAFE into the greater of: (1) the number of shares of stock equal to such holder’s purchase amount under the 2024 SAFE divided by the lowest price per share of the stock issued in such offering or (2) the number of shares of stock equal to the purchase amount under the 2024 SAFE divided by the SAFE Price (as defined therein). In connection with and upon the consummation of the Company’s initial public offering, the Company will issue an aggregate of [•] shares to holders of the 2024 SAFEs.

In connection with the 2024 SAFEs, the holders of the 2024 SAFEs also entered into a Pro Rata Agreement with the Company, pursuant to which such holders shall have the right to purchase their pro rata share of standard preferred stock being sold in an equity financing. These agreements and the rights thereunder terminate automatically immediately prior to the closing of a liquidity event, which includes an initial public offering.

In 2025, the Company completed a financing round by issuing Simple Agreements for Future Equity (SAFE) in an aggregate amount of $1,210,000 to sixteen accredited investors (the “2025 SAFEs”). The 2025 SAFEs included a valuation cap of $55,000,000, and entitled holders thereof, in the case of an equity financing prior to the termination of the 2025 SAFEs, to convert such holder’s 2025 SAFE into the greater of: (1) the number of shares of stock equal to such holder’s purchase amount under the 2025 SAFE divided by the lowest price per share of the stock issued in such offering or (2) the number of shares of stock equal to the purchase amount under the 2025 SAFE divided by the SAFE Price (as defined therein). In connection with and upon the consummation of the Company’s initial public offering, the Company will issue an aggregate of [•] shares to holders of the 2025 SAFEs.

In connection with the 2025 SAFEs, the holders of the 2025 SAFEs also entered into a Pro Rata Agreement with the Company, pursuant to which such holders shall have the right to purchase their pro rata share of standard preferred stock being sold in an equity financing. These agreements and the rights thereunder terminate automatically immediately prior to the closing of a liquidity event, which includes an initial public offering.

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation of Salspera, Inc.*
3.2	Bylaws of Salspera, Inc.*
5.1	Opinion of Ellenoff Grossman & Schole LLP*
10.1	2025 Equity Incentive Plan of Salspera, Inc. (to be adopted upon the consummation of the offering)*
10.2	Form of SAFE*
10.3	Eddie Moradian Employment Agreement*
14.1	Form of Code of Ethics of Salspera, Inc.*
21.1	List of Subsidiaries*
23.1	Consent of Boulay PLLP, Independent Registered Public Accounting Firm
23.3	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)*
24.1	Powers of Attorney (included on signature page to Registration Statement)
99.1	Form of Audit Committee Charter*
99.2	Form of Compensation Committee Charter*
99.3	Form of Nominating and Corporate Governance Committee Charter*
99.4	Consent of Independent Director Charles Garner
99.5	Consent of Independent Director Luisa Ingargiola
99.6	Consent of Independent Director David Schaffer
107	Filing Fee Table

____________

*        To be filed by amendment.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts on February 2, 2026.

Salspera, Inc.
By:	/s/ Eddie Moradian
Name:	Eddie Moradian
Title:	Chief Executive Officer

KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Eddie Moradian as his true and lawful attorney-in-fact and agent, with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date
/s/ Eddie Moradian	Chief Executive Officer, Interim Principal Financial Officer and Director	February 2, 2026
Eddie Moradian
/s/ Daniel Saltzman	Chief Medical Officer and Director	February 2, 2026
Daniel Saltzman